Exhibit 10.1

Execution Version

CREDIT AGREEMENT

dated as of

August 9, 2012

among

INTERPOOL, INC.,
as Borrower

The other Loan Parties Party Hereto

The Lenders Party Hereto

and

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

___________________________

J.P. MORGAN SECURITIES LLC,

DVB BANK SE,
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
DEUTSCHE BANK SECURITIES INC.,

WELLS FARGO BANK, N.A.,

as Joint Lead Arrangers and Joint Bookrunners

BANK OF AMERICA, N.A.,

DVB BANK SE,

DEUTSCHE BANK SECURITIES INC.,

WELLS FARGO BANK, N.A.,

as Co-Syndication Agents

RBS CITIZENS BUSINESS CAPITAL, a division of RBS ASSET FINANCE, INC., a subsidiary of
RBS CITIZENS, N.A.,

ROYAL BANK OF CANADA,

UNION BANK, N.A.,

As Co-Documentation Agents

i

SCHEDULES:

Commitment Schedule
Schedule 1.01 — Unrestricted Subsidiaries
Schedule 3.06 -- Disclosed Matters
Schedule 3.14 -- Insurance
Schedule 3.15 — Capitalization and Subsidiaries
Schedule 6.01 -- Existing Indebtedness
Schedule 6.02 -- Existing Liens
Schedule 6.04 -- Existing Investments
Schedule 6.09 — Transactions with Affiliates
Schedule 6.10 -- Existing Restrictions

EXHIBITS:

Exhibit A -- Form of Assignment and Assumption
Exhibit B -- Form of Borrowing Base Certificate
Exhibit C -- Form of Intercreditor Agreement
Exhibit D -- Form of Compliance Certificate
Exhibit E -- Joinder Agreement
Exhibit F — Form of Pledge and Security Agreement
Exhibit G-1 — Form of Collateral Trust Agreement
Exhibit G-2 — Form of Collateral Trust Security Agreement
Exhibit H -- Form of U.S. Tax Certificate Form
Exhibit I — Form of Closing Certificate
Exhibit J — Form of Solvency Certificate
Exhibit K — Form of Borrowing Notice
Exhibit L — Form of Interest Election Notice

v

CREDIT AGREEMENT, dated as of August 9, 2012 (as it may be amended or modified from time to time, this “Agreement”) among INTERPOOL, INC., a corporation organized under the laws of the state of Delaware (the “Borrower”), the other Loan Parties party hereto, the Lenders party hereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

The parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01.     Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Account” means (a) an “account” as such term is defined in Article 9 of the UCC and (b) any other right to a monetary payment with respect to a Rental Fleet Asset evidenced by Chattel Paper, an Instrument or a General Intangible, and any and all supporting obligations in respect thereof.

“Account Debtor” means any Person obligated on an Account.

“Acquisition” means (a) the acquisition by a Loan Party or any of its Restricted Subsidiaries of all of the issued and outstanding Equity Interests of a Person, (b) the acquisition by a Loan Party or any of its Restricted Subsidiaries of all or substantially all of the assets of a Person or a line of business, business unit or division of a Person or (c) the merger or consolidation of a Loan Party or any of its Restricted Subsidiaries with a Person other than a Loan Party or a Person that was a Restricted Subsidiary of such Loan Party or such Restricted Subsidiary immediately prior to such merger. For the avoidance of doubt, the purchase or other acquisition consisting solely of Rental Fleet Assets or a fleet of Rental Fleet Assets (including the acquisition of Equity Interests of a Person whose assets are comprised only of Rental Fleet Assets) will not constitute an Acquisition and, with respect to any other purchase or acquisition, only that portion of any such purchase or other acquisition which is allocated to property other than Rental Fleet Assets will be included as an Acquisition.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period or for any ABR Borrowing, an interest rate per annum (rounded upwards, if necessary, to the next 1/100th of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in Control of, is Controlled by, or is under common Control with, such Person.

“Aggregate Revolving Exposure” means, at any time, the aggregate Revolving Exposure of all the Lenders.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate for a one month interest period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Applicable Collateral Agent” means, (a) with respect to Certificate of Title Collateral and any additional portion of the Collateral that is subject to a lien in favor of the Collateral Trustee for the benefit of the Secured Parties pursuant to the Collateral Documents, the Collateral Trustee, and (b) with respect to any other Collateral that is subject to a lien in favor of the Administrative Agent for the benefit of the Secured Parties pursuant to the Collateral Documents, the Administrative Agent.

“Applicable Commitment Fee Rate” means, for each day on which the Aggregate Revolving Exposure is less than or equal to 50% of the aggregate Total Revolving Commitments, 0.50% and, for each day on which the Aggregate Revolving Exposure exceeds 50% of the Total Revolving Commitment, 0.375%.

“Applicable Percentage” means, with respect to any Lender, a percentage equal to a fraction the numerator of which is such Lender’s Revolving Commitment and the denominator of which is the Total Revolving Commitment or, if the Revolving Commitments have terminated or  expired, the Applicable Percentages shall be determined based upon such Lender’s share of the Aggregate Revolving Exposures at that time; provided that, in accordance with Section 2.19, so long as any Lender shall be a Defaulting Lender, such Defaulting Lender’s Revolving Commitment shall be disregarded in the calculations above.

“Applicable Rate” means a percentage per annum equal to (a) in the case of ABR Loans, 1.75% and (b) in the case of Eurodollar Loans, 2.75%.

“Appraisal” means an appraisal in form and substance reasonably satisfactory to Administrative Agent prepared by the Appraiser and delivered to the Administrative Agent on or prior to the Effective Date and at such other dates as set forth in Section 5.10.

“Appraised Value” means, with respect to a Rental Fleet Asset, the value for such Rental Fleet Asset or for the like kind or type of Rental Fleet Asset set forth in the latest Appraisal delivered by the Appraiser to the Administrative Agent.

“Appraiser” means a qualified appraiser employed by the Administrative Agent or an independent third party qualified appraiser engaged by the Administrative Agent in its Permitted Discretion, at the Borrower’s expense.

“Approved Credit Support” means an Account is (a) supported by an irrevocable letter of credit satisfactory to the Administrative Agent, in its Permitted Discretion (as to form, substance, and issuer or domestic confirming bank), that has been delivered to the Administrative Agent and is directly drawable by the Administrative Agent, or (b) is covered by credit insurance in form, substance, and amount, but in no event shall the amount be required to be in excess of the amount of such Accounts that would otherwise be included as Eligible Accounts, and by an insurer, satisfactory to the Administrative Agent, in its Permitted Discretion.

“Approved Fund” has the meaning assigned to such term in Section 9.04(b).

“Asset Sale” has the meaning assigned to such term in Section 6.05.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Availability” means, at any time, an amount equal to (a) the lesser of (i) the Total Revolving Commitment and (ii) the Borrowing Base minus (b) the Aggregate Revolving Exposure.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Revolving Commitments.

“Available Revolving Commitment” means, at any time, the Total Revolving Commitment minus the Aggregate Revolving Exposure, provided that in calculating the Available Revolving Commitment for the purposes of Section 2.11(a), the aggregate principal amount of Swingline Loans shall be deemed to be zero.

“Banking Services” means each and any of the following bank services provided to any Loan Party by any Lender or any of its Affiliates: (a) credit cards for commercial customers (including, without limitation, “commercial credit cards” and purchasing cards), (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Banking Services Obligations” of the Loan Parties means any and all obligations of the Loan Parties whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business, appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event  shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such  ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality), to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning assigned to such term in the preamble hereto.

“Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, (b) a Swingline Loan and (c) a Protective Advance.

“Borrowing Base” means, as of any date of calculation, the amount calculated pursuant to the Borrowing Base Certificate most recently delivered to the Administrative Agent in accordance with Section 5.01(e), equal to, without duplication, the Dollar Equivalent Amount of the sum of:

(a)        the product of (i) the Loan Parties’ Eligible Accounts multiplied by (ii) eighty-five percent (85%), plus

(b)        the lesser of (i) the product of eighty-five percent (85%) multiplied by the Value of the Loan Parties’ Eligible Rental Fleet Assets and (ii) the product of eighty percent (80%) multiplied by the Net Orderly Liquidation Value In Place percentage identified in the most recent Appraisal ordered by the Administrative Agent multiplied by the Value of the Loan Parties’ Eligible Rental Fleet Assets, minus

(c)        without duplication, the amount of any other Reserves then established by the Administrative Agent in its Permitted Discretion against the Borrowing Base.

The Borrowing Base (and the Borrowing Base Certificate then most recently delivered) may be adjusted by the Administrative Agent to reflect any new or incremental Reserves required by the Administrative Agent in its Permitted Discretion; provided that no change in the amount of any Reserve shall be effective until the date occurring three Business Days after written notice thereof by the Administrative Agent to the Borrower after consultation with the Borrower.

“Borrowing Base Certificate” means a certificate, signed and certified as accurate and complete by a Responsible Officer of the Borrower, in substantially the form of Exhibit B or another form which is acceptable to the Administrative Agent in its reasonable discretion.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market and provided, further, that for purposes of Article II (other than with respect to 2.04), the term “Business Day” shall also exclude any day on which commercial banks in Frankfurt am Main, Germany, are authorized or required by law to remain closed.

“Canadian Dollars” refers to lawful money of Canada.

“Capital Expenditures” means, for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Restricted Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Restricted Subsidiaries (it being understood that “Capital Expenditures” shall not include any portion of the purchase price of a Permitted Acquisition that is allocated to property, plant or equipment other than Rental Fleet Assets acquired as part of such Permitted Acquisition).

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP, provided that any lease (or other arrangement conveying the right to use) entered into by Holdings or any Restricted Subsidiary after the fiscal quarter ending June 30, 2012 that is required to be classified and accounted for as a capital lease in accordance with GAAP solely because either the duration of the term of the lease (or other arrangement conveying the right to use) or the fact that the present value of the minimum lease payments of the real or personal property subject to such lease equals or exceeds 90.0% of the fair market value of such real or personal property, shall not be deemed to be Capital Lease Obligations after such date for purposes of (i) Sections 6.01 and 6.04 and (ii) the calculation of the Senior Secured Leverage Ratio, in each case so long as the Accounts owned by a Loan Party related to the operation of the real or personal property subject to such lease (or other arrangement conveying the right to use) are not subject to a Lien (other than Permitted Encumbrances) in favor of any Person (other than the Applicable Collateral Agent), it being understood that the related real or personal property subject to such lease (or other arrangement conveying the right to use) may be subject to a Permitted Lien.

“Cash Dominion Period” means (a) any period during which an Event of Default has occurred and is continuing or (b) any period (x) commencing on the first Business Day after the date on which Availability is less than the greater of (i) $87,500,000 and (ii) 12.5% of the Total Revolving Commitment for three consecutive Business Days and (y) ending on the first Business Day thereafter on which the Availability has been equal to or greater than such specified level for 30 consecutive days.

“Cash Equivalents” means  (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within two years from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of one year or less from the date of acquisition issued by any Lender or by any commercial bank organized under (i) the laws of the United States or any state thereof having combined capital and surplus of not less than $100,000,000 or (ii) any OECD country having a rating of at least A- by S&P or A3 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, or issued by a primary government securities dealer reporting to the Market Reports Division of the Federal Reserve Bank of New York; (c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, and maturing within one year from the date of acquisition; (d) repurchase obligations of any Lender, of any commercial bank, of any OECD country or primary government securities dealer satisfying the requirements of clause (b) of this definition; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A- by S&P or A3 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency; (f) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any Lender, any commercial bank, any OECD country or primary government securities dealer satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest at least 95% of their assets in assets satisfying the requirements of clauses (a) through (f) of this definition; (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated at least A- by S&P or A3 by Moody’s or carrying an equivalent rating by a nationally recognized rating agency and (iii) have portfolio assets of at least $1,000,000,000.

“Certificate of Title” means a certificate of title, certificate of ownership or other registration certificate issued or required to be issued for any asset under the certificate of title or similar laws of any jurisdiction.

“Certificate of Title Collateral” means any Chassis or other Rental Fleet Assets covered by a Certificate of Title with respect to which the creation or perfection of a security interest therein is governed by Certificate of Title law in the applicable jurisdiction and not by the UCC in such jurisdiction. For the avoidance of doubt, Canadian Chassis (as defined in the Collateral Trust Security Agreement) are not Certificate of Title Collateral.

“Change in Control” shall mean:

(a)        prior to an initial public offering of Holdings or any direct or indirect parent of Holdings, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”)), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of Equity Interests representing 50.0% or more of the voting power of the total outstanding Equity Interests of Holdings;

(b)        following an initial public offering of Holdings or any direct or indirect parent of Holdings, (i) any “person” or “group” (as defined in clause (a) above), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of Equity Interests representing 35.0% or more of the voting power of the total outstanding Equity Interests of Holdings and (ii) the Permitted Holders are not the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of Equity Interests representing at least as much of the voting power of the total outstanding Equity Interests of Holdings as such other “person” or “group” (as defined in clause (a) above); provided, however, that for purposes of determining “beneficial ownership” for purposes of this definition, no “person” or “group” will be attributed beneficial ownership of Holdings as a result of the ownership, directly or indirectly, of the Equity Interests or control of Seacastle Inc. following an initial public offering of a direct or indirect parent entity of Holdings (other than Seacastle Inc.);

(c)        all or substantially all of the assets of Holdings and its Restricted Subsidiaries, taken as a whole, are sold or otherwise transferred to any Person other than a wholly-owned Restricted Subsidiary or one or more Permitted Holders;

(d)        the Borrower ceases to be a wholly-owned subsidiary of Holdings; or

(e)        a “Change of Control” (as defined in the Senior Note Indenture) occurs.

For purposes of this definition, any direct or indirect holding company of Holdings shall not itself be considered a “person” or “group” for purposes of clause (a) or (b) above; provided that no “person” or “group” (other than the Permitted Holders) beneficially owns, directly or indirectly, more than 50.0% (in the case of clause (a)) or 35.0% (in the case of clause (b)) of the total voting power of the Equity Interests of such holding company.

“Change in Law” means (a) the adoption of any law, rule, regulation or treaty (including any rules or regulations issued under or implementing any existing law) after the date of this Agreement, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.14(b), by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Chassis” means the supporting frame of a non-automotive vehicle designed to be hauled by road exclusive of any Container or other housing attached thereon, together with all substitutions, repairs, replacements, non-severable appliances, instruments, accessories, furnishings, other equipment, additions, parts and improvements from time to time constituting a part thereof and all accessions thereto.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Swingline Loans or Protective Advances.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means any and all property owned by a Loan Party that is subject to a security interest by the Collateral Documents and any and all other property of any Loan Party, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of the Applicable Collateral Agent, in each case on behalf of itself and the Lenders and other holders of the Secured Obligations, to secure the Secured Obligations (excluding, for the avoidance of doubt, any and all such property that is excluded from such security interest pursuant to the terms of the Collateral Documents).

“Collateral Documents” means, collectively, the Security Agreement, the Collateral Trust Documents, the US Bank Lockbox Intercreditor Agreement, the Quebec Security Documents and any other documents pursuant to which a Person grants a Lien upon any real or personal property as security for payment of the Secured Obligations.

“Collateral Trust Agreement” means that certain Collateral Trust Agreement, substantially in the form of Exhibit G-1, dated as of the date hereof, among the Loan Parties, the Administrative Agent, Wells Fargo Bank, National Association, as representative on behalf of the holders of the Senior Notes, and the Collateral Trustee, as the same may be amended, restated or otherwise modified from time to time.

“Collateral Trust Documents” means the Collateral Trust Agreement, the Collateral Trust Security Agreement and any other documents pursuant to which a person grants a Lien to the Collateral Trustee upon the Collateral as security for payment of the Secured Obligations.

“Collateral Trust Security Agreement” means that certain Security Agreement, substantially in the form of Exhibit G-2, dated as of the date hereof, by the Loan Parties for the benefit of the Collateral Trustee and any other security agreement entered into after the date of this Agreement by any other Loan Party (as required by this Agreement or any other Loan Document) or any other Person in favor of the Collateral Trustee, as the same may be amended, restated or otherwise modified from time to time.

“Collateral Trustee” means Wilmington Trust, National Association, and any successor Collateral Trustee appointed with the consent of the Administrative Agent.

“Collection Account” has the meaning assigned to such term in the Security Agreement.

“Commitment Schedule” means the Schedule attached hereto identified as such.

“Common Stock” means common stock issued by Holdings or any parent entity thereof.

“Compliance Period” means any period (a) (i) for purposes of Section 5.01(e) hereof, commencing on the first Business Day after the date on which Availability is less than the greater of (x) $87,500,000 and (y) 12.5% of the Total Revolving Commitment for three consecutive Business Days and (ii) for purposes of Section 5.10 and 5.11 hereof, commencing on the first Business Day after the date on which Availability is less than the greater of (x) $245,000,000 and (y) 35% of the Total Revolving Commitment for three consecutive Business Days and (b) in each case, ending on the first Business Day thereafter on which the Availability has been equal to or greater than such specified level for 30 consecutive days.

“Components Available for Remanufacture” means Inventory of the Loan Parties consisting of axles and other components which upon remanufacturing and reassembling will constitute a Remanufactured Chassis.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period (excluding (a) extraordinary or non-recurring gains and losses, (b) gains or losses from discontinued operations, (c) gains or losses from a cumulative effect of a change in accounting principles and (d) any other items not classified as income or loss from continuing operations under GAAP) and without duplication (i) plus all Interest Expense, income tax expense (net of tax refunds), all depreciation and amortization, the effects of adjustments resulting from recapitalization accounting and purchase accounting occurring after the Effective Date, non-cash asset impairments, write offs or write downs, including goodwill, any non-cash compensation expense including expenses recorded from grants of stock appreciation or similar rights, stock options or restricted stock and any expenses paid or accounted prior to January 1, 2012 related to the use and maintenance of tires or rims that are used in the process of remanufacturing or refurbishment of Rental Fleet Assets, (ii) less gains or plus losses attributable to any sale of Rental Fleet Assets in such period, (iii) plus or minus any other non-cash charges which have been subtracted or added in calculating Consolidated Net Income, (iv) plus reasonable fees and expenses directly incurred in connection with the Transactions and the issuance of the Senior Notes (including, without limitation, reasonable professional, legal and other advisory fees, and other costs incurred in connection with the initial funding under this Agreement or in connection with the issuance of the Senior Notes) that are paid or otherwise accounted for within 360 days of the consummation of the Transactions and the issuance of the Senior Notes, (v) plus non-recurring fees, costs and expenses incurred in connection with any Permitted Acquisition that are set forth in reasonable detail in form acceptable to the Administrative Agent and (vi) plus the cash collection of principal balances due on Direct Finance Leases (but without duplication of amounts added to Consolidated EBITDA in any prior period); provided that

Consolidated EBITDA shall be deemed to be with respect to the fiscal quarter ending June 30, 2012, $35,503,000, with respect to the fiscal quarter ending March 31, 2012, $ 38,509,000, with respect to the fiscal quarter ending December 31, 2011, $38,970,559 and with respect to the fiscal quarter ending September 30, 2011, $33,352,687.

The calculation of Consolidated EBITDA shall also exclude non-cash income or charges resulting from mark-to-market accounting under FAS No. 52 relating to Indebtedness denominated in foreign currencies and any unrealized net gains and losses resulting from Swap Obligations (including, without limitation, the application of SFAS No. 133 and International Accounting Standard No. 39) and swap breakage charges related to the termination of the Existing Credit Agreements.

For the purposes of calculating Consolidated EBITDA for any period pursuant to any determination of the Fixed Charge Coverage Ratio or Senior Secured Leverage Ratio, (i) if at any time during such period Holdings or any Restricted Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period and (ii) if during such period Holdings or any Restricted Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such period shall be calculated on a Pro Forma Basis as if such Material Acquisition occurred on the first day of such period.  As used in this definition, “Material Acquisition” means any acquisition of property or series of related acquisitions of property that (a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (b) involves the payment of consideration by Holdings or any Restricted Subsidiary in excess of $5,000,000; and “Material Disposition” means any disposition of property or series of related dispositions of property that yields gross proceeds to Holdings or any of its Restricted Subsidiaries in excess of $5,000,000, provided dispositions of property pursuant to the terms of Customer Leasing Arrangements, including, without limitation, Direct Finance Leases, in the ordinary course of business shall not constitute a Material Disposition regardless of the amount of proceeds received therefrom.

“Consolidated Fixed Charges” means, for any period, without duplication, cash Interest Expense, plus scheduled principal payments on Indebtedness and principal payments (or their equivalent) on Capital Lease Obligations actually made (excluding payments made pursuant to the Existing Credit Agreements and all optional prepayments and related termination costs related to any Capital Lease Obligations), plus expense for taxes paid in cash, plus Restricted Payments under Section 6.08(a) paid in cash (other than cash payments in connection with Section 6.08(a)(vii) so long as such cash payments are contributed on a substantially concurrent basis to a Loan Party), all calculated for Holdings and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP, provided that Consolidated Fixed Charges shall be deemed to be with respect to the fiscal quarter ending June 30, 2012, $24,569,802, with respect to the fiscal quarter ending March 31, 2012, $24,569,965 with respect to the fiscal quarter ending December 31, 2011, $23,785,876 and with respect to the fiscal quarter ending September 30, 2011, $23,832,518.

“Consolidated Net Income” means, for any period, the consolidated net income (or loss) of Holdings and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with Holdings or any of its Restricted Subsidiaries, (b) the income (or deficit) of any Person (other than a Restricted Subsidiary) in which Holdings or any of its Restricted Subsidiaries has an ownership interest, except to the extent that any such income is actually received by Holdings or such Restricted Subsidiary in the form of dividends or similar distributions, (c) the undistributed earnings of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Loan Document) or Requirement of Law applicable to such Restricted Subsidiary.

“Consolidated Senior Secured Debt” means, at any date, the aggregate principal amount of all Indebtedness of Holdings and its Restricted Subsidiaries that is secured by a Lien other than the Senior Notes, determined on a consolidated basis in accordance with GAAP.

“Containers” means any dry cargo steel or aluminum container, together with all substitutions, repairs, replacements, non-severable appliances, instruments, accessories, furnishings, other equipment, additions, parts and improvements from time to time constituting a part thereof and all accessions thereto.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Party” means the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender.

“Customer Leasing Arrangement” means any arrangement, including true leases, Direct Finance Leases and other leasing arrangements such as equipment use and interchange agreements, entered into in the ordinary course of business providing for the lease or rental by a customer of Holdings or any Restricted Subsidiary, as the case may be, from Holdings or any such Restricted Subsidiary, as lessor, of one or more Rental Fleet Assets, as amended, restated or otherwise modified from time to time.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulted Direct Finance Lease” means, as of any date, any Direct Finance Lease for which the related outstanding Accounts (or portion more than 5% thereof) owing thereunder does not constitute an Eligible Account as of such date (other than as a result of clauses (f), (o), (q), (r), (v), (w) or (x) of the definition thereof), and for so long as such Account does not constitute an Eligible Account.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent  to funding (specifically identified and including the particular Default, if any) has not been satisfied; (b) has notified the Borrower or any Credit Party in writing, or has made a public statement, to the effect that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent to funding a Loan under this Agreement (specifically identified and including the particular Default, if any) cannot be satisfied), (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.

“Deposit Account” shall mean a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization.

“Deposit Account Control Agreement” has the meaning assigned to such term in the Security Agreement.

“Direct Finance Lease” means any lease (other than the Mexico Head Lease) of Rental Fleet Assets which provides the lessee with the right or option to purchase such Rental Fleet Assets at the expiration of the term of the lease for a nominal price or which otherwise satisfies the criteria for classifications as a “direct financing lease”, as determined in accordance with GAAP, on the books and records of the applicable Loan Party.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“Disqualified Institution” means the entities specified in that certain letter from the Borrower to the Administrative Agent dated as of August 9, 2012.

“Disqualified Stock” means, with respect to any Person, any Equity Interests of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable, other than as a result of a change of control or asset sale, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, other than as a result of a change of control or asset sale, in whole or in part, in each case, prior to the date 91 days after the Maturity Date; provided, however, that if such Equity Interest is issued to any plan for the benefit of employees of Holdings or its Subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute Disqualified Stock solely because it may be required to be repurchased by Holdings or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations; provided further, that any Equity Interest held by any current or former employee, director, officer or consultant pursuant to any stock subscription or shareholders’ agreement, management equity plan or stock option plan or any other management or employee benefit plan or agreement shall not constitute Disqualified Stock solely because it may be required to be repurchased by Holdings or its Subsidiaries.

“Dollar Equivalent Amount” of any currency means (a) the amount of such currency if such currency is dollars or (b) the equivalent amount in dollars of such amount of any other currency, if such currency is any currency other than dollars, by reference to the spot selling rate set forth in the Wall Street Journal on such date.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” of any Person shall mean any Subsidiary of such Person incorporated or organized in the United States or any State thereof or the District of Columbia.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Eligible Accounts” means those Accounts created by a Loan Party (or, with respect to SUBI Collateral, the Titling Trust but only prior to the Required Perfection Date and any additional time permitted, in accordance with Section 5.16(c), by the Titling Defect Grace Period) that arise in the ordinary course of its business out of its sale, lease (including Customer Leasing Arrangements) or rental of goods or rendition of services with respect to the Rental Fleet Assets (including, for the avoidance of doubt, Accounts of a Loan Party arising from the invoicing of amounts due as a result of damages made by customers to Rental Fleet Assets and other related payments with respect to Rental Fleet Assets due from customers in the ordinary course of business pursuant to Customer Leasing Arrangements) that comply in all material respects with each of the representations and warranties with respect to Eligible Accounts made in the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below. The Administrative Agent shall have the right to establish or modify Reserves against Eligible Accounts from time to time in its Permitted Discretion on three Business Days’ prior written notice to the Borrower after consultation with the Borrower. In determining the amount to be included, Eligible Accounts shall be the face amount of such Eligible Accounts and shall be calculated net of unearned revenue, charge-backs, unapplied cash, bonding subrogation rights to the extent not cash collateralized, any and all returns, rebates, discounts (which may, at the Administrative Agent’s option, be calculated on shortest terms), service charges, customer deposits, credits, allowances or excise taxes of any nature at any time issued, owing, claimed by Account Debtors, granted, outstanding or payable in connection with such Accounts at such time.  Without limiting the generality of the foregoing, no Account or portion of an Account, as specified below, shall be an Eligible Account if:

(a)        it arises out of a lease, sale or other provision of equipment, sale made or services rendered by a Loan Party to the Borrower, a Restricted Subsidiary of the Borrower or an Affiliate of the Borrower or to a Person controlled by an Affiliate of the Borrower; or

(b)        it is an Account that has payment terms longer than 60 days from the date of the invoice; or

(c)        it remains unpaid more than 90 days after the original invoice date; or

(d)        it is owed by an Account Debtor and the total unpaid Accounts of such Account Debtor exceed 15% of the net amount of all Eligible Accounts, but only to the extent of such excess; or

(e)        any material covenant, representation or warranty contained in this Agreement or any Collateral Document with respect to such Account has been breached; or

(f)        (1) the Account Debtor is also a creditor or supplier of the applicable Loan Party or any other Subsidiary of the Borrower, or the Account Debtor has disputed such Account (other than customary ordinary course dealings or disputes in accordance with past practice as reasonably determined in good faith by a Responsible Officer), or the Account otherwise is subject to right of setoff by the Account Debtor, provided, that to the extent the amount of the Account exceeds the amount of any such contract, dispute, claim, setoff or similar right, such Account shall be eligible in the amount of such excess; or (2) it is a portion (and only such portion) of any Account that constitutes late fees or finance charges; or

(g)        the Account Debtor has commenced a voluntary case under the federal or other bankruptcy or insolvency laws, as now constituted or hereafter amended, or otherwise voluntarily submitted to insolvency, bankruptcy, arrangement, liquidation or equivalent proceedings in any jurisdiction or made an assignment for the benefit of creditors, or a decree or order for relief has been entered by a court having jurisdiction in the premises in respect of the Account Debtor in an involuntary case under the federal or other similar bankruptcy, receivership, reorganization, arrangement, liquidation or insolvency laws, as now constituted or hereafter amended, or any other petition, procedure or other application for relief under the federal or other similar bankruptcy, receivership, reorganization or insolvency laws of any jurisdiction, as now constituted or hereafter amended, has been filed against the Account Debtor, declared a moratorium on any indebtedness or is the subject of a voluntary scheme of arrangement or if the Account Debtor has suspended business or payments, ceased to be Solvent, or consented to or suffered a receiver, receiver manager, trustee, administrator, liquidator, compulsory manager, monitor or custodian to be appointed for it or for all or a significant portion of its assets or affairs; or

(h)        (1) it is owed by an Account Debtor that is located outside of the United States and does not maintain a principal place of business or an office from which substantial business is conducted in the United States, unless the sale, lease or service rendered is either (a) to an Account Debtor located in a province in Canada in which the PPSA has been adopted or the Civil Code of Quebec applies or (b) up to the amount of such Account that is subject to Approved Credit Support or (2) the Account Debtor is the government of any country or sovereign state other than the United States or Canada, or of any state, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless the Account is subject to Approved Credit Support; or

(i)         it arises from a sale to the Account Debtor on a bill-and-hold or, consignment basis or in any other transaction wherein goods are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, or any other terms by reason of which the payment by the Account Debtor may be conditional (other than, for the avoidance of doubt, on a rental or lease basis or a Direct Finance Lease, in each case in the ordinary course of business); or

(j)         the Account Debtor is the United States of America or any political subdivision or department, agency or instrumentality thereof, unless either (i) the applicable Loan Party, assigns its right to payment of such Account to the Applicable Collateral Agent, in a manner satisfactory to the Administrative Agent, in its Permitted Discretion, so as to comply with the Assignment of Claims Act of 1940 (31 USC. §203 et seq., as amended) or complies with any similar applicable state or local law as the Administrative Agent may require or (ii) the aggregate of all such Accounts included as Eligible Accounts does not exceed $1,000,000; or

(k)        the Account Debtor is the federal government of Canada or any province or territory of Canada which has legislation which restricts the collateral assignment of Crown obligations which are Accounts or, in each case, of any department, agency or instrumentality thereof, unless the applicable Loan Party complies with the requirements of Part VII of the Financial Administration Act (Canada) or any similar applicable provincial or territorial law, so that such Loan Party may assign its right to payment of such Account to the Applicable Collateral Agent, in a manner satisfactory to the Administrative Agent, in its Permitted Discretion; or

(l)         it is not at all times subject to the Applicable Collateral Agent’s duly perfected, First Priority security interest and to no other Lien that is not a Permitted Encumbrance or a Lien permitted under Section 6.02(i) (it being understood that if a Lien affects more than one Account, the affected Accounts shall only be excluded to the extent of the aggregate amount of such Lien and not each Account individually); or

(m)       the goods giving rise to such Account have not been delivered to and accepted by the Account Debtor or the services giving rise to such Account have not been performed by the applicable Loan Party and accepted by the Account Debtor or the Account otherwise does not represent a final sale, provided that this clause (m) shall not exclude (i) Accounts arising from invoices to customers for repairs or damages regardless of whether such repairs or damages have been made to the extent that such customers are contractually obligated to pay for such repairs or damages (whether or not the repair is actually performed) and (ii) Accounts arising from Customer Leasing Arrangements that are billed in advance in the ordinary course of business so long as the goods or the services giving rise to such Account are delivered or performed within 31 days of such billing; or

(n)        the Account is evidenced by chattel paper if the applicable Loan Party is not in possession of the original copy of such chattel paper (or, to the extent required by the Collateral Documents, has not been delivered to the Applicable Collateral Agent) or an instrument of any kind that, to the extent required by the Collateral Documents, has not been delivered to the Applicable Collateral Agent, or has been reduced to judgment; or

(o)        the applicable Loan Party has made any agreement with the Account Debtor for any deduction therefrom, except for discounts or allowances which are made in the ordinary course of business for prompt payment and which discounts or allowances are reflected in the calculation of the face value of each invoice related to such Account, provided, the Account shall be excluded only to the extent of such deduction and the remaining portion of such Account shall be an Eligible Account to the extent it satisfies the other requirements of this definition; or

(p)        more than 50% of the Accounts owing from the Account Debtor and its Affiliates (solely to the extent the Loan Party has knowledge that such Person is an Affiliate of the Account Debtor), are not Eligible Accounts hereunder as a result of subsections (c), (g), (i), (n) or (o) of this definition; or

(q)        the Account is subject to any progress payment or other similar advance made by or for the benefit of the applicable Account Debtor; or

(r)        the Account represents amounts which have not yet been billed to the applicable Account Debtor; or

(s)        except as provided in clause (j) or (k) above, with respect to which either the perfection, enforceability, or validity of the Applicable Collateral Agent’s Liens in such Account, or the Applicable Collateral Agent’s right or ability to obtain direct payment to the US Bank Lockbox Account or the Applicable Collateral Agent of the proceeds of such Account, is governed by any national, federal, state, provincial, territorial or local statutory requirements other than those of the UCC or with respect to an Account Debtor located in Canada, a PPSA, the UCC or by the Civil Code of Quebec; or

(t)         is not payable in Dollars or Canadian Dollars; or

(u)        to the extent such Account arises from a Customer Leasing Arrangement, (A) such Customer Leasing Arrangement does not contain provisions requiring the lessee to pay all sales, use, excise, rental, property or similar taxes imposed on or with respect to the related Rental Fleet Assets leased by such lessee and to assume all risk of loss, damage, or destruction of such Rental Fleet Assets other than (1) any taxes that are paid by such Loan Party and not apportioned to individual Customer Leasing Arrangements or Rental Fleet Assets in the ordinary course of business of such Loan Party, and (2) reasonable wear and tear or each such lease does not require the lessee to return the related Rental Fleet Assets in good and workable order or pay for such repairs and to either obtain and maintain, on such Rental Fleet Assets, liability insurance, physical damage insurance and, to the extent applicable, automobile liability insurance or to the extent permitted by the Loan Party in the ordinary course of its business and consistent with adopted credit policies, to self-insure such risks; provided, if any Customer Leasing Arrangement does not meet the requirements of this clause (u), then the Account shall be reduced by a reserve for such expenses calculated by such Loan Party based on its past experiences and reasonable estimate of such expenses and (B) such Customer Leasing Arrangement does not include provisions requiring that upon an Event of Loss with respect to such Rental Fleet Asset, the lessee must take one of the following actions: (i) restore, repair or pay for the repair of the affected Rental Fleet Asset to good condition and working order, (ii) replace the Rental Fleet Asset with like equipment of the same or later model in good condition and working order, (iii) make a lump sum payment in an amount that is not less than the value of such Rental Fleet Asset or (iv) continue to make rental payments on its regularly scheduled basis despite the damage or loss to the Rental Fleet Asset; or

(v)        any portion of such Account covered by a customer deposit, but only with respect to the amount of such customer deposit; or

(w)       constitutes a lease payment that arises from the lease of Rental Fleet Assets to Account Debtors to the extent that such lease payment has already been included in the calculation of Eligible Rental Fleet Assets, but only with respect to the amount already included in such calculation; or

(x)        arises out of Rental Fleet Assets that do not constitute Collateral, provided that for purposes of calculating the Borrowing Base during the period commencing on the Effective Date and ending 180 days thereafter, the Accounts arising from Rental Fleet Assets constituting Collateral shall be calculated by multiplying the aggregate amount of all Accounts of the Loan Parties related to the Rental Fleet Assets by the Estimated Rental Fleet Percentage.

provided, compliance with clause (l) above with respect to ownership by a Loan Party and perfection of the Applicable Collateral Agent’s security interest in such Accounts is hereby waived for the period of time from the date on which the related Certificate of Title Collateral is pledged to the Applicable Collateral Agent (by allocation to the SUBI Certificate or otherwise) to the Required Perfection Date and any additional time permitted, in accordance with Section 5.16(c), by the Titling Defect Grace Period), and any such Account shall be an Eligible Account for such period to the extent it satisfies the other requirements of this definition.

“Eligible Direct Lease Asset” means a Direct Finance Lease pursuant to which a Loan Party (or, with respect to SUBI Collateral, the Titling Trust but only prior to the Required Perfection Date and any additional time permitted, in accordance with Section 5.16(c), by the Titling Defect Grace Period)  is the lessor, that comply in all material respects with each of the representations and warranties with respect to such Rental Fleet Assets made in the Loan Documents, and that are not excluded as ineligible by one or more of the excluding criteria set forth below. The Administrative Agent shall have the right to establish or modify Reserves against Eligible Direct Lease Assets from time to time in its Permitted Discretion on three Business Days’ prior written notice to the Borrower after consultation with the Borrower. No Direct Finance Lease shall be an Eligible Direct Lease Asset if:

(a)        (i) is a Defaulted Direct Finance Lease or (ii) is not the legal, valid and binding full recourse payment obligation of the related lessee enforceable in accordance with its terms (except as may be limited by applicable insolvency, bankruptcy, moratorium, reorganization, or other similar laws affecting enforceability of creditors’ rights generally and the availability of equitable remedies) or is not in full force and effect or has been satisfied or rescinded; or

(b)        the related Rental Fleet Asset is not owned solely by a Loan Party (or, as provided in the proviso at the end of this definition for the period of time set forth therein, the Titling Trust) or a Loan Party does not have good, valid and marketable title thereto (subject to the purchase option interest of the related lessee and the proviso in (e) below), provided that, for the avoidance of doubt, Rental Fleet Assets subject to a Direct Finance Lease will comply with this clause (b) to the extent that a Loan Party is noted on the related Certificate of Title as owner for the related Rental Fleet Assets notwithstanding that such Rental Fleet Assets may be accounted as property by any other Person in compliance with GAAP or other applicable accounting rules or interpretations; or

(c)        the related Rental Fleet Asset is not located in the United States or Canada (it being understood that, with respect to Rental Fleet Assets located in Canada, such Rental Fleet Assets must be subject to a valid and perfected First Priority Lien in favor of the Applicable Collateral Agent and supported by such additional Collateral Documents and opinions of counsel as the Administrative Agent may reasonably request), provided that an amount not to exceed, together with any amount added to the Borrowing Base pursuant to clause (b) of the definition of “Eligible Owned Rental Fleet Asset”, $15,000,000 may be added to the Borrowing Base calculation with respect to Rental Fleet Assets of the Loan Parties operated in Mexico that would otherwise constitute Eligible Direct Lease Assets; or

(d)        the Direct Finance Lease and the related Rental Fleet Asset is not subject to a valid and perfected First Priority security interest in favor of the Applicable Collateral Agent (other than Rental Fleet Assets without Certificates of Title subject to the proviso in (e) below, if and to the extent a title registration is required for perfection, and subject to the proviso in clause (b) above with respect to ownership of a Rental Fleet Asset by a Loan Party), and to no other Lien that is not a Permitted Encumbrance or a Lien permitted under Section 6.02(i); or

(e)        with respect to related Rental Fleet Assets that are Certificate of Title Collateral, the Certificate of Title issued for such Rental Fleet Asset shall not reflect a Loan Party as the sole owner of such Rental Fleet Asset and the Collateral Trustee as the sole secured party with respect to such Rental Fleet Asset, provided that an amount not to exceed, together with any amount added to the Borrowing Base pursuant to clause (d) of the definition of “Eligible Owned Rental Fleet Asset,” $12,500,000 (but in any event not more than 2,500 Chassis) may be added to the Borrowing Base calculation with respect to Untitled Chassis that do not have Certificates of Title due to documentation having been permanently lost or otherwise incapable of being re-titled to reflect a Lien in favor of the Collateral Trustee, that would otherwise constitute Eligible Owned Rental Fleet Assets; or

(f)        the related Rental Fleet Asset does not substantially conform to the standard specifications used by the Loan Parties for Rental Fleet Assets purchased for their own account for that category of Rental Fleet Assets and applicable industry standards; or

(g)        other than with respect to remanufactured and refurbished Rental Fleet Assets (which shall be valued at the Appraised Value for the like type of Rental Fleet Assets in the most recent Appraisal), it has not been included in the latest Appraisal delivered to the Administrative Agent, provided that Rental Fleet Assets of like kind or type of Rental Fleet Asset that have been appraised that have been acquired by the Loan Parties or that have otherwise become part of the Collateral after the date of the latest Appraisal delivered to the Administrative Agent shall constitute Eligible Direct Lease Assets until the date on which the next Appraisal is due pursuant to Section 5.10 so long as (x) such additional Rental Fleet Assets satisfy the other eligibility criteria set forth in this definition and (y) the amount of such Rental Fleet Assets, together with any amount pursuant to clause (h) of the definition of “Eligible Owned Rental Fleet Asset”, valued at the lower of its acquired costs and the Appraised Value for Rental Fleet Assets of like kind or type in the latest Appraisal, shall not exceed $50,000,000 in the aggregate; or

(h)        (A) the related Customer Leasing Arrangement does not contain provisions requiring the lessee to pay all sales, use, excise, rental, property or similar taxes imposed on or with respect to such Rental Fleet Asset and to assume all risk of loss, damage, or destruction of such Rental Fleet Asset (reasonable wear and tear excepted), or each such lease does not require the lessee to return the related Rental Fleet Asset in good and workable order or pay for such repairs and either to obtain and maintain, on such Rental Fleet Asset, liability insurance, physical damage insurance and, to the extent applicable, automobile liability insurance or to the extent permitted by the Loan Party in the ordinary course of its business and consistent with adopted credit policies, to self-insure such risks and (B) such Customer Leasing Arrangement does not provide that upon an Event of Loss with respect to such Rental Fleet Asset, the lessee must take one of the following actions: (i) restore, repair or pay for repairs of the affected Rental Fleet Asset to good condition and working order, (ii) replace the Rental Fleet Asset with like equipment of the same or later model in good condition and working order, (iii) make a lump sum payment in an amount that is not less than the value of such Rental Fleet Asset or (iv) continue to make rental payments on its regularly scheduled basis despite the damage or loss to the Rental Fleet Asset.

provided, compliance with clauses (b), (d) and (e) above, with respect to ownership by a Loan Party and perfection of the Applicable Collateral Agent’s security interest in the related Rental Fleet Assets, is hereby waived for the period of time from the date on which the related Certificate of Title Collateral is pledged to the Applicable Collateral Agent (by allocation to the SUBI Certificate or otherwise) to the Required Perfection Date and any additional time permitted, in accordance with Section 5.16(c), by the Titling Defect Grace Period), and any such Direct Finance Lease shall be an Eligible Direct Lease Asset for such period to the extent it satisfies the other requirements of this definition.

“Eligible Owned Rental Fleet Assets” means Rental Fleet Assets owned by a Loan Party (or, with respect to SUBI Collateral, the Titling Trust but only prior to the Required Perfection Date and any additional time permitted, in accordance with Section 5.16(c), by the Titling Defect Grace Period and subject to the proviso in clause (a) of this definition)  that comply in all material respects with each of the representations and warranties with respect to such Rental Fleet Assets made in the Loan Documents, and that are not excluded as ineligible by one or more of the excluding criteria set forth below. The Administrative Agent shall have the right to establish or modify Reserves against Eligible Owned Rental Fleet Assets from time to time in its Permitted Discretion on three Business Days’ prior written notice to the Borrower after consultation with the Borrower.  No Rental Fleet Asset shall be an Eligible Owned Rental Fleet Asset if:

(a)        it is not owned solely by a Loan Party or a Loan Party does not have good, valid and marketable title thereto (subject to the second proviso in (d) below), provided that, for the avoidance of doubt, Rental Fleet Assets subject to the Mexico Head Lease will comply with this clause (a) to the extent that a Loan Party is noted on the related Certificate of Title as owner for the related Rental Fleet Assets notwithstanding that such Rental Fleet Assets may be accounted as property by any other Person in compliance with GAAP or any applicable accounting rules or interpretations; or

(b)        it is not located in the United States or Canada (it being understood that, with respect to Rental Fleet Assets located in Canada, such Rental Fleet Assets must be subject to a valid and perfected First Priority Lien in favor of the Applicable Collateral Agent and supported by such additional Collateral Documents and opinions of counsel as the Administrative Agent may reasonably request), provided that an amount not to exceed, together with any amount added to the Borrowing Base pursuant to clause (c) of the definition of “Eligible Direct Lease Asset”, $15,000,000 may be added to the Borrowing Base calculation with respect to Rental Fleet Assets operated in Mexico that would otherwise constitute Eligible Owned Rental Fleet Assets; or

(c)        it is not subject to a valid and perfected First Priority security interest in favor of the Applicable Collateral Agent (other than Rental Fleet Assets without Certificates of Title subject to the proviso in (d) below, if and to the extent a title registration is required for perfection, and subject to the proviso in clause (a) above with respect to ownership by a Loan Party of Rental Fleet Assets subject to the Mexico Head Lease), and to no other Lien that is not a Permitted Encumbrance or a Lien permitted under Section 6.02(i); or

(d)        with respect to Rental Fleet Assets that are Certificate of Title Collateral, the Certificate of Title issued for any such Rental Fleet Asset shall not reflect a Loan Party as the sole owner of such Rental Fleet Asset and the Collateral Trustee as the sole secured party with respect to such Rental Fleet Asset, provided that an amount not to exceed, together with any amount added to the Borrowing Base pursuant to clause (e) of the definition of “Eligible Direct Lease Asset,” $12,500,000 (but in any event not more than 2,500 Chassis) may be added to the Borrowing Base calculation with respect to Untitled Chassis that do not have Certificates of Title due to documentation having been permanently lost or otherwise incapable of being re-titled to reflect a Lien in favor of the Applicable Collateral Agent, that would otherwise constitute Eligible Owned Rental Fleet Assets; or

(e)        it does not substantially conform to the standard specifications used by the Loan Parties for Rental Fleet Assets purchased for their own account for that category of Rental Fleet Assets and applicable industry standards; or

(f)        it cannot be located at the time of the Loan Party’s physical inventory (other than Rental Fleet Assets on lease with a customer in the ordinary course of business); or

(g)        the applicable Loan Party has knowledge that such Rental Fleet Asset has suffered an Event of Loss; or

(h)        other than with respect to remanufactured and refurbished Rental Fleet Assets (which shall be valued at the Appraised Value for same type of Rental Fleet Assets in the most recent Appraisal), it has not been included in the latest Appraisal delivered to the Administrative Agent, provided that Rental Fleet Assets of like kind or type of Rental Fleet Asset that have been appraised that have been acquired by the Loan Parties or that have otherwise become part of the Collateral after the date of the latest Appraisal delivered to the Administrative Agent shall constitute Eligible Owned Rental Assets until the date on which the next Appraisal is due pursuant to Section 5.10 so long as (x) such additional Rental Fleet Assets satisfy the other eligibility criteria set forth in this definition and (y) the amount of such Rental Fleet Assets, together with any amount pursuant to clause (h) of the definition of “Eligible Direct Lease Asset”, valued at the lower of its acquired costs and the Appraised Value for Rental Fleet Assets of like kind or type in the latest Appraisal, shall not exceed $50,000,000 in the aggregate; or

(i)         such Rental Fleet Asset is subject to a Direct Finance Lease; or

(j)         to the extent such Rental Fleet Asset is subject to a Customer Leasing Arrangement, (A) such Customer Leasing Arrangement does not contain provisions requiring the lessee to pay all sales, use, excise, rental, property or similar taxes imposed on or with respect to such Rental Fleet Asset and to assume all risk of loss, damage, or destruction of such Rental Fleet Asset (reasonable wear and tear excepted), or each such lease does not require the lessee to return the related Rental Fleet Asset in good and workable order or pay for such repairs and either to obtain and maintain, on such Rental Fleet Asset, liability insurance, physical damage insurance and, to the extent applicable, automobile liability insurance or to the extent permitted by the Loan Party in the ordinary course of its business and consistent with adopted credit policies, to self-insure such risks and (B) such Customer Leasing Arrangement does not provide that upon an Event of Loss with respect to such Rental Fleet Asset, the lessee must take one of the following actions: (i) restore, repair or pay for repairs of the affected Rental Fleet Asset to good condition and working order, (ii) replace the Rental Fleet Asset with like equipment of the same or later model in good condition and working order, (iii) make a lump sum payment in an amount that is not less than the value of such Rental Fleet Asset or (iv) continue to make rental payments on its regularly scheduled basis despite the damage or loss to the Rental Fleet Asset.

provided that, compliance with clauses (a), (c) and (d) above, with respect to ownership by a Loan Party and perfection of the Applicable Collateral Agent’s security interest in those Rental Fleet Assets, is hereby waived for the period of time from the date on which the related Certificate of Title Collateral is pledged to the Applicable Collateral Agent (by allocation to the SUBI Certificate or otherwise) to the Required Perfection Date and any additional time permitted, in accordance with Section 5.16(c), by the Titling Defect Grace Period), and any such Rental Fleet Asset shall be an Eligible Owned Rental Fleet Asset for such period to the extent it satisfies the other requirements of this definition.

“Eligible Rental Fleet Assets” means Eligible Owned Rental Fleet Assets and Eligible Direct Lease Assets, as applicable.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Holdings or any Restricted Subsidiary directly or indirectly resulting from or based upon (a) any violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) any exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or that, together with the Borrower, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” shall mean (a) any Reportable Event with respect to a Single Employer Plan; (b) the failure of the Borrower or any ERISA Affiliate to make by its due date a required installment under Section 430(j) of the Code with respect to any Single Employer Plan or any failure by any Single Employer Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived; (c) the filing pursuant to Section 412 of the Code or Section 302 of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Single Employer Plan or the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan; (e) the receipt by the Borrower or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Single Employer Plan or Single Employer Plans or to appoint a trustee to administer any Single Employer Plan; (f) a determination that any Single Employer Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (g) the receipt by the Borrower or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from the Borrower or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, Insolvent, in Reorganization, in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA), or terminated (within the meaning of Section 4041A of ERISA); (h) the occurrence of a “prohibited transaction” with respect to which any ERISA Affiliate or any ERISA Affiliate is a “disqualified person” (within the meaning of Section 4975 of the Code) or with respect to which any ERISA Affiliate or ERISA Affiliate could otherwise be liable; or (i) any other event or condition with respect to a Plan or Multiemployer Plan that could result in liability of the Borrower or any ERISA Affiliate.

“Estimated Rental Fleet Percentage” means a percentage equal to a fraction the numerator of which is the aggregate Accounts of the Loan Parties estimated to arise from Rental Fleet Assets constituting Collateral and the denominator of which is the aggregate Accounts of the Loan Parties arising from Rental Fleet Assets (whether or not constituting Collateral), calculated pursuant to the latest

Borrowing Base Certificate most recently delivered to the Administrative Agent in accordance with Section 5.01(e).

“Eurodollar” means, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Event of Loss” means, as of any date of determination, any of the following events or conditions with respect to any Rental Fleet Assets: (a) total loss or destruction of such Rental Fleet Asset; (b) theft or disappearance of such Rental Fleet Asset; (c) damage rendering such Rental Fleet Asset unfit for normal use and beyond repair at reasonable cost as determined by such Loan Party; (d) any condemnation, seizure, forced sale or other taking of title to or use of any such Rental Fleet Asset or (e) if such Rental Fleet Asset is then subject to a Customer Leasing Arrangement, such Rental Fleet Asset shall have been deemed under the terms of such Customer Leasing Arrangement to have suffered an Event of Loss (or an equivalent term).

“Excluded Deposit Accounts” has the meaning assigned to such term in the Security Agreement.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Credit Party or required to be withheld or deducted from a payment to a Credit Party, (a) Taxes imposed on or measured by net or gross income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Credit Party being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.18(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.16, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Credit Party’s failure to comply with Section 2.16(f), (d) any U.S. Federal withholding Taxes imposed under FATCA and (e) backup withholding Taxes imposed under Section 3406 of the Code.

“Existing Credit Agreements” means (a) the Credit and Security Agreement, dated as of July 10, 2008, among the Borrower, Fortis Capital Corp., as agent, and the other agents and parties from time to time party thereto and (b) the Credit and Security Agreement, dated as of March 31, 2011, among the Borrower, DVB Bank SE, as agent, and ING Bank N.V.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable) and any current or future regulations or official interpretations thereof.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding

Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Payment Date”:  (a) the first Business Day following the last day of each March, June, September and December and (b) the last day of the Availability Period.

“Filing Agent” means (a) a registered Maine titling agent or (b) the department of motor vehicles or a registered titling agent under the motor vehicle laws of any other state, both of which titling agents are to the satisfaction of the Administrative Agent in its Permitted Discretion.

“First Priority” means, with respect to any Lien purported to be created on any Collateral pursuant to any Collateral Document, that such Lien is prior in right to any other Lien thereon, other than any Permitted Liens applicable to such Collateral which as a matter of law have priority over the respective Liens on such Collateral created pursuant to the relevant Collateral Document.

“Fixed Charge Coverage Ratio” means, for any period, the ratio of (a) Consolidated EBITDA minus the greater of (x) $20,000,000 and (y) the Maintenance Capital Expenditures paid in cash by Holdings and its Restricted Subsidiaries during such period (other than those financed with Indebtedness (other than Loans)) to (b) Consolidated Fixed Charges, all calculated for Holdings and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP.

“Foreign Subsidiary” means any Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Funding Account” has the meaning assigned to such term in Section 4.01(h).

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state, provincial, territorial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Growth Capital Expenditures” means, for any period, with respect to any Person, the aggregate Capital Expenditures by such Person and its Restricted Subsidiaries for the purchase, remanufacture or refurbishment of Chassis or Containers.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guaranteed Obligations” has the meaning assigned to such term in Section 10.01.

“Hazardous Materials”  means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Holdings” means Trac Intermodal LLC, a limited liability company organized under the laws of the State of Delaware.

“Indebtedness” of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all mandatorily redeemable Disqualified Stock of such Person, (h) all Guarantees by such Person in respect of obligations of others of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien (excluding rights of setoff and statutory Liens) on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation and (j) all Synthetic Leases of such Person.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor or if such obligations are limited recourse, only the portion such Person is liable for shall be included herein.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a) above, Other Taxes.

“Insolvent” means with respect to any Multiemployer Plan, the condition that such plan is insolvent within the meaning of Section 4245 of ERISA.

“Intercreditor Agreement” means the Intercreditor Agreement, substantially in the form of Exhibit C, between the Administrative Agent, on behalf of the Secured Parties, and the trustee under the Senior Note Documents, on behalf of the secured parties thereunder, as in effect on the date hereof, and as amended, modified, restated or supplemented from time to time.

“Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.07.

“Interest Expense” means, for any period, total interest expense (including that attributable to Capital Lease Obligations) of Holdings and its Restricted Subsidiaries for such period with respect to all outstanding Indebtedness of Holdings and its Restricted Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptances and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP), calculated on a consolidated basis for Holdings and its Restricted Subsidiaries for such period in accordance with GAAP.

“Interest Payment Date” means (a) as to any ABR Loan (other than any Swingline Loan), the last day of each March, June, September and December (or, if an Event of Default is in existence, the last day of each calendar month) to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months (to the extent such longer period has been agreed by all Lenders), each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period, (d) as to any Loan (other than any Revolving Loan that is an ABR Loan and any Swingline Loan), the date of any repayment or prepayment made in respect thereof and (e) as to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period” as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one or three months thereafter (or such other periods agreed by all Lenders), as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 11:00 A.M., New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)                                  if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)                              the Borrower may not select an Interest Period that would extend beyond the Maturity Date;

(iii)                          any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(iv)                          the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.

“Inventory” means “inventory” as such term is defined in Article 9 of the UCC.

“Investments” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to another Person, Guarantee or assumption of the Indebtedness of, or purchase or other acquisition of any other Indebtedness or equity participation or interest in another Person, including any partnership or joint venture interest in such other Person, or (c) the consummation of an Acquisition.  For the avoidance of doubt, (x) the purchase or other acquisition consisting solely of Rental Fleet Assets or a fleet of Rental Fleet Assets will not constitute an Investment and, with respect to any other purchase or acquisition, only that portion of any such purchase or other acquisition which is allocated to property other than Rental Fleet Assets will be included as an Investment and (y) the remanufacture or refurbishment of Rental Fleet Assets in the ordinary course of business shall not constitute an Investment. For purposes of covenant compliance under Section 6.04, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment (other than adjustments for all additions thereto and for the repayment of, or the refund of capital with respect to, the original principal amount of any such Investment).

“IRS” means the United States Internal Revenue Service.

“Issuing Bank” means JPMorgan Chase Bank, in its capacity as the issuer of Letters of Credit, and its successors in such capacity as provided in Section 2.05(i).  The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Joinder Agreement” means a Joinder Agreement in substantially the form of Exhibit E.

“JPMorgan Chase Bank” means JPMorgan Chase Bank, N.A., a national banking association, in its individual capacity, and its successors.

“LC Collateral Account” has the meaning assigned to such term in Section 2.05(j).

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the total L/C Obligations.  The L/C Exposure of any Lender at any time shall be its Applicable Percentage of the total L/C Exposure at such time.

“L/C Obligations” means, at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed by the Borrower.

“Lenders” means the Persons listed on the Commitment Schedule and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.  Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Lenders Presentation” means the Lenders Presentation dated July 2012 relating to the Borrower and the Transactions.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period.  In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means this Agreement, the Collateral Documents, the Intercreditor Agreement, any promissory notes issued pursuant to this Agreement and any amendment, waiver, supplement or other modification to any of the foregoing.

“Loan Guarantor” means each Loan Party (other than the Borrower).

“Loan Guaranty” means Article X of this Agreement.

“Loan Parties”  means Holdings, the Borrower, Trac Intermodal Corp., Trac Lease, Inc. and any other Person who becomes a party to this Agreement as required by Section 5.15 pursuant to a Joinder Agreement and their respective successors and assigns.

“Loans” means the loans and advances made by the Lenders pursuant to this Agreement, including Swingline Loans and Protective Advances.

“Long Term Leases” means leases with an original term greater than one year (excluding interchange agreements and equipment user agreements) entered into in the ordinary course of business of any Loan Party that require a lessee, upon a casualty to any Rental Fleet Asset leased thereunder, to (a) restore or repair the affected Rental Fleet Asset to good condition and working order, (b) replace or pay for the repair of the Rental Fleet Asset with like equipment of the same or later model in good condition and working order, (c) make a lump sum payment in an amount that is not less than the value of such Rental Fleet Asset or (d) continue to make rental payments on its regularly scheduled basis despite the damage or loss to the Rental Fleet Asset.

“Maintenance Capital Expenditures” means, for any period, with respect to any Person, the aggregate Capital Expenditures by such Person and its Restricted Subsidiaries other than Growth Capital Expenditures, including Capital Expenditures for the remanufacture of marine Chassis.

“Management Group” means at any time, the Chairman of the Board, any President, any Executive Vice President, Senior Vice President or Vice President, any Managing Director, Director, any Treasurer and any Secretary or other executive officer or any member of any board of directors or similar governing body of any direct or indirect parent entity of Holdings, Holdings or any Restricted Subsidiary of any such company at such time.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, or financial condition of Holdings and the Subsidiaries taken as a whole, (b) the ability of any Loan Party to perform its obligations in any material respect under the Loan Documents to which it is a party, (c) the Collateral, taken as a whole, or the Applicable Collateral Agent’s Liens (on behalf of itself and the Secured Parties) on Collateral or the priority of such Liens, taken as a whole, or (d) the ability of the Administrative Agent, the Collateral Trustee, the Issuing Bank or the Lenders to enforce the Secured Obligations or to realize upon the Collateral, taken as a whole.

“Material Acquisition” has the meaning assigned to such term in the definition of “Consolidated EBITDA” contained herein.

“Material Disposition” has the meaning assigned to such term in the definition of “Consolidated EBITDA” contained herein.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of Holdings and its Restricted Subsidiaries in an aggregate principal amount exceeding $50,000,000.  For purposes of determining Material Indebtedness, the “obligations” of Holdings or any Restricted Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Holdings or such Restricted Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Subsidiary” means, at any date of determination, a Subsidiary (a) whose total assets at the date of the most recent consolidated balance sheet included in the financial statements delivered pursuant to Section 5.01 were equal to or greater than 5% of the consolidated total assets of Holdings and its Subsidiaries at such date or (b) whose gross revenues for the most recent fiscal period covered in the consolidated statement of income included in the financial statements delivered pursuant to Section 5.01 were equal to or greater than 5% of the consolidated gross revenues of Holdings and its Subsidiaries for such period, in each case determined in accordance with GAAP; provided that “Material Subsidiary” shall also include any of the Restricted Subsidiaries selected by the Borrower, to the extent necessary to comply with the following, that is required to ensure that all Material Subsidiaries have in aggregate (i) total assets at  the date of the most recent consolidated balance sheet included in the financial statements delivered pursuant to Section 5.01 that were equal to or greater than 95% of the consolidated total assets of Holdings and the Restricted Subsidiaries at such date and (ii) gross revenues for the most recent fiscal period covered in the consolidated statement of income included in the financial statements delivered pursuant to Section 5.01 that were equal to or greater than 95% of the consolidated gross revenues of Holdings and the Restricted Subsidiaries, in each case determined in accordance with GAAP.

“Maturity Date” means August 9, 2017 or any earlier date on which the Revolving Commitments are reduced to zero or otherwise terminated pursuant to the terms hereof.

“Maximum Liability” has the meaning assigned to such term in Section 10.09.

“Mexico Head Lease” means each master equipment lease agreement among the Titling Trust or any Loan Party, as lessor, and Trac Lease de Mexico S. de R.L. de C.V., as lessee, in each case, to the extent, but only to the extent of each Rental Fleet Asset.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Orderly Liquidation Value In Place” means the orderly liquidation in place value of the Loan Parties’ Eligible Rental Fleet Assets that is estimated to be recoverable in an orderly liquidation of such Eligible Rental Fleet Assets, with such value determined from time to time by reference to the most recent Appraisal completed by the Appraiser delivered to the Administrative Agent, net of all costs of liquidation thereof.

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(d).

“Non-Guarantor Subsidiary” means any Restricted Subsidiary of Holdings that is a Domestic Subsidiary newly formed or acquired after the Effective Date and that has been designated as a “Non-Guarantor Subsidiary” at the time of its formation or acquisition pursuant to Section 5.17(b).

“Non-U.S. Lender” means a Lender that is not a U.S. Person.

“Non-Paying Guarantor” has the meaning assigned to such term in Section 10.10.

“Notice of Registered Pledge” has the meaning assigned to such term in the Titling Trust Agreement.

“Obligated Party” has the meaning assigned to such term in Section 10.02.

“Obligations” means all unpaid principal of and accrued and unpaid interest on (including interest accruing after the maturity of the Loans and reimbursement obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to any Loan Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Loan Parties to the Lenders or to any Lender, the Administrative Agent, the  Issuing Bank or any indemnified party arising under the Loan Documents.

“OFAC” shall have the meaning provided thereto in Section 3.21.

“Original Chassis” means a Chassis that is newly manufactured when acquired or that has not been remanufactured or assembled through the use of Components Available for Remanufacture.

“Other Connection Taxes” means, with respect to any Credit Party, Taxes imposed as a result of a present or former connection between such Credit Party and the jurisdiction imposing such Tax (other than connections arising solely from such Credit Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document).

“Other Taxes” means all present or future stamp, court, or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except Excluded Taxes or any such Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.18(b)).

“Parent” means, with respect to any Lender, the Person as to which such Lender is, directly or indirectly, a subsidiary.

“Participant” has the meaning assigned to such term in Section 9.04(c).

“Participant Register” has the meaning assigned to such term in Section 9.04(c).

“Patriot Act” has the meaning assigned to such term in Section 3.21.

“Paying Guarantor” has the meaning assigned to such term in Section 10.10.

“Payment Conditions” means with respect to any Permitted Acquisition, any Investment pursuant to Section 6.04(w), any Asset Sale pursuant to Section 6.05(w), any Restricted Payment pursuant to Section 6.08(a)(xii) or any prepayment of Indebtedness pursuant to Section 6.08(b)(xi), each of the following conditions shall be satisfied immediately after giving effect to such event:

(a)                               no Default or Event of Default exists or would result therefrom and either (i) Availability calculated immediately before and immediately after giving effect thereto on a Pro Forma Basis shall be greater than 32.5% of the Total Revolving Commitment or (ii)(x) Availability calculated immediately before and immediately after giving effect thereto on a Pro Forma Basis shall be greater than 22.5% of the Total Revolving Commitment and (y) immediately before and immediately after giving effect thereto, the Fixed Charge Coverage Ratio for the Test Period then in effect is at least 1.1 to 1.0, calculated on a Pro Forma Basis for the most recently ended fiscal quarter for which the financial statements in Section 5.01(a) or (b) have been delivered to the Administrative Agent; and

(b)                              the Administrative Agent shall receive a certificate of the Borrower, with supporting detail reasonably acceptable to Administrative Agent certifying that on the date on which such event shall occur, the Borrower has satisfied the conditions set forth in clause (a) above.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor thereto).

“Permitted Acquisition” means an Acquisition that satisfies each of the following:

(a)                               such Acquisition shall be consensual and, if required under state law, shall have been approved by the board of directors or other governing body of the Person to be acquired (if there is such a governing body);

(b)                              both immediately before and immediately after giving effect to such Acquisition, all representations and warranties of the Loan Parties contained in any Loan Document are true and correct in all material respects on such date as if made as of such date (it being understood and agreed that (i) any representations and warranties stated to relate to a specific earlier date shall have been true and correct in all material respects as of such earlier date and (ii) any representations and warranties qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects at such time, subject to such qualifier) and no Default or Event of Default shall have occurred and be continuing, and Administrative Agent shall receive a certificate of the Borrower to such effect on the date on which such Acquisition is consummated;

(c)                               both immediately before and immediately after giving effect to such Acquisition and the incurrence of Indebtedness in connection therewith, Holdings and its Restricted Subsidiaries (including any Restricted Subsidiary acquired in such Acquisition) on a consolidated basis shall be Solvent;

(d)                              no Default or Event of Default shall have occurred and be continuing or shall be created thereby and either (i) the sum of consideration paid and assumed Indebtedness in connection with such Acquisition, together with all prior Acquisitions made pursuant to this clause (i) and Investments made pursuant to Section 6.04(t), does not exceed $100,000,000 in the aggregate at any time outstanding, provided that if substantially all of the assets acquired in an Acquisition are Rental Fleet Assets (notwithstanding anything to the contrary in the last sentence of the definition of Acquisition), the sum of consideration paid and assumed Indebtedness in connection with the portion of such assets related to such Acquisition that do not constitute Rental Fleet Assets, together with the portion of assets that did not constitute Rental Fleet Assets in all prior Acquisitions in which substantially all of the assets acquired in such Acquisition were Rental Fleet Assets made pursuant to this clause (i), shall not exceed $25,000,000 in the aggregate at any time outstanding or (ii) the Payment Conditions shall have been satisfied on a Pro Forma Basis after giving effect to such payments and any Indebtedness incurred in connection therewith, and the Administrative Agent shall receive a certificate of the Borrower to such effect on the date on which such Acquisition is consummated;

(e)                               if a Revolving Loan is to be made in connection with such Acquisition, the Administrative Agent shall have received a Borrowing Request and, if the Borrower desires to include the assets to be acquired in the Borrowing Base for such Revolving Loan, a Borrowing Base Certificate;

(f)                                as soon as reasonably practicable following consummation of the Acquisition, the applicable Loan Party shall have complied with Section 5.15 pursuant to the terms thereof;

(g)                               all new Subsidiaries formed or acquired in such Permitted Acquisition shall be Subsidiaries, directly or indirectly, of the Borrower;

(h)                              the business and assets to be acquired in such Acquisition shall be acquired free and clear of all Liens (other than Permitted Liens);

(i)                                  prior to inclusion in the Borrowing Base of any assets acquired in connection with one or more Acquisitions which, together with any other assets acquired after the date of the most recent Appraisal delivered or required to be delivered to the Administrative Agent, individually or in aggregate, exceed $50,000,000 in Value, the Administrative Agent shall have received an Appraisal, in form and substance reasonably satisfactory to the Administrative Agent pursuant to Section 5.10(b), of all Rental Fleet Assets to be included in the Borrowing Base and shall have completed such review of Accounts as it reasonably deems necessary or desirable for inclusion in the applicable Borrowing Base;

(j)                                  the Person or business to be acquired is engaged in the business conducted by Holdings or any of its Restricted Subsidiaries immediately prior to the Effective Date or similar activities related, complimentary, ancillary or incidental thereto, including without limitation a drayage business; and

(k)                              the Administrative Agent shall have received copies of acquisition documents related thereto and certificates, and other documents and instruments delivered in connection with such acquisition reasonably requested by the Administrative Agent.

“Permitted Discretion” means the commercially reasonable judgment of the Administrative Agent exercised in good faith in accordance with customary business practices for comparable asset-based lending transactions, as to any factor which the Administrative Agent reasonably determines: (a) will or reasonably could be expected to adversely affect in any material respect the value of any Eligible Accounts or Eligible Rental Fleet Assets; the enforceability or priority of the Applicable Collateral Agent’s liens on the Collateral (in each case, solely with respect to such affected Collateral); or the amount which the secured parties would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of such Eligible Accounts and Eligible Rental Fleet Assets; or (b) is evidence that any collateral report or financial information delivered to the Administrative Agent by any person on behalf of the Loan Parties is incomplete, inaccurate or misleading in any material adverse respect. In exercising such judgment, the Administrative Agent may consider, without duplication, such factors already included in or tested by the definition of Eligible Accounts or Eligible Rental Fleet Assets, as well as any of the following: (i) changes after the Effective Date in any material respect in demand for or rental fees pricing of the Rental Fleet Assets; (ii) changes after the Effective Date in any material respect in any concentration of risk with respect to Eligible Accounts; and (iii) any other factors arising after the Effective Date that change in any material respect the credit risk of lending to the Borrower based on the security of the Eligible Accounts and Eligible Rental Fleet Assets.

“Permitted Encumbrance” means:

(a)                               Liens for Taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings and, in the case of Collateral, such proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(b)                              Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case, for sums not yet overdue for a period of more than 30 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review and, in the case of Collateral, such proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(c)                               pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws, old-age pensions, other social security benefits or other insurance related obligations (including, but not limited to, in respect of deductibles, self insured retention amounts and premiums and adjustments thereto) or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case, incurred in the ordinary course of business;

(d)                              Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(e)                               minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental, to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(f)                                Liens arising from precautionary Uniform Commercial Code, PPSA or similar state or provincial law financing statement filings regarding operating leases entered into by Holdings and the Restricted Subsidiaries in the ordinary course of business;

(g)                               Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(h)                              the standard and customary rights granted to lessees in Customer Leasing Arrangements in the ordinary course of business of Holdings or the Restricted Subsidiaries, including without limitation rights related to quiet enjoyment and purchase rights at the end of such Customer Leasing Arrangement;

(i)                                  Liens granted pursuant to the Mexico Head Lease and, for a period of 120 days after the Effective Date (as such period may be extended by the Administrative Agent), Liens granted pursuant to the Titling Trust Agreement and related transfer agreements;

(j)                                  Liens arising out of any judgment or award against any Account Debtor or sublessee of any Collateral and judgment liens securing judgments that do not constitute an Event of Default under clause (k) of Article VII, provided that such Liens are being contested in good faith in appropriate proceedings and as to which adequate reserves in accordance with GAAP shall have been established, but only so long as enforcement of any such Lien has been stayed and so long as such proceedings could not reasonably subject the Loan Party or the Applicable Collateral Agent to any civil or criminal penalty or liability or involve any material loss of value of, or risk of loss, sale or forfeiture of, any of the Collateral; and

(k)                              salvage rights of insurers.

“Permitted Holders” means the collective reference to the Sponsor, its Affiliates, one or more investment funds managed or Controlled by the Sponsor and the Management Group.

“Permitted Liens” has the meaning assigned to such term in Section 6.02.

“Permitted Senior Notes Refinancing” means, in respect of any one or more series of Senior Notes being extended, renewed or refinanced, any Indebtedness that extends, renews or refinances such Senior Notes (or any Permitted Senior Notes Refinancing in respect thereof); provided that:

(a)                               the maturity of such Permitted Senior Notes Refinancing shall not be earlier, and the weighted average life to maturity of such Permitted Senior Notes Refinancing shall not be shorter, than the maturity date or the remaining weighted average life to maturity of such Senior Notes being extended, renewed or refinanced;

(b)                              such Permitted Senior Notes Refinancing shall not be required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (except, in each case, upon the occurrence of an event of default, a sale of assets or a change in control or as and to the extent such repayment, prepayment, redemption, repurchase or defeasance would have been required pursuant to the terms of any Senior Notes outstanding immediately prior to the incurrence of any such Permitted Senior Notes Refinancing) prior to the maturity of such Senior Notes being extended, renewed or refinanced;

(c)                               such Permitted Senior Notes Refinancing shall not constitute an obligation (including pursuant to a guarantee) of any Restricted Subsidiary of Holdings that shall not have been (or, in the case of after-acquired Subsidiaries, shall not have been required to become) an obligor in respect of any Senior Notes outstanding immediately prior to the incurrence of any such Permitted Senior Notes Refinancing, and shall not constitute an obligation of any holding company of Holdings if such Person shall not have been an obligor in respect of any Senior Notes outstanding immediately prior to the incurrence of any such Permitted Senior Notes Refinancing, and, in each case, shall constitute an obligation of such Restricted Subsidiary or of any holding company of Holdings only to the extent of their obligations in respect of any Senior Notes outstanding immediately prior to the incurrence of any such Permitted Senior Notes Refinancing;

(d)                              such Permitted Senior Notes Refinancing shall not be secured by any Lien on any material asset that did not secure either the Senior Notes outstanding immediately prior to the incurrence of any such Permitted Senior Notes Refinancing (with the same or subordinated lien priority) or the Secured Obligations (provided such Liens will be subordinated to the Secured Obligations on the same basis as the Senior Notes outstanding on the Effective Date);

(e)                               the covenants and events of default set forth in such Permitted Senior Notes Refinancing shall be, individually and in the aggregate, not materially more restrictive than those contained herein (it being understood and agreed that the covenants and events of default set forth in the Senior Notes as of the Effective Date satisfy such requirement); and

(f)                                the principal amount of such Permitted Senior Notes Refinancing shall not exceed the principal amount of such Senior Notes being extended, renewed or refinanced, except by reasonable amounts related to reasonable finance and transaction costs and any prepayment premium and accrued interest.

“Permitted Senior Notes Refinancing Indenture” means any one or more indentures, dated the date any Permitted Senior Notes Refinancing is incurred, by and among Holdings and TRAC Intermodal Corp., as co-issuers, any guarantors party thereto, and the trustee party thereto, relating to the Permitted Senior Notes Refinancing incurred thereunder in accordance with Section 6.01(t) hereof, as modified, supplemented, amended or restated (including any amendment and restatement thereof) in accordance with Section 6.11.

“Permitted Warehousing Transaction” means any transaction designated as such pursuant to an officer’s certificate executed by a Responsible Officer of a Loan Party entered into by a Loan Party or any Restricted Subsidiary with another Person on an arm’s length basis in which a Loan Party or any Restricted Subsidiary acquires Rental Fleet Assets over rolling periods with the intent to transfer such Rental Fleet Assets to such Person, which Person shall then engage such Loan Party or Restricted Subsidiary to manage, lease or enter into similar arrangements with regard to such Rental Fleet Assets, provided no Rental Fleet Asset may be owned by such Loan Party or such Restricted Subsidiary and included in such warehousing arrangement (without transferring such Rental Fleet Assets to such Person) for more than 180 consecutive days. For the avoidance of doubt, the management, lease or similar arrangement with respect to a Permitted Warehousing Transaction will not constitute Indebtedness.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“PPSA” means the Personal Property Security Act (Ontario) and other personal property security legislation of the applicable Canadian province or provinces in respect of the Loan Parties or the Collateral (including the Civil Code of Quebec and the regulation respecting the registration of personal and movable real rights promulgated thereunder) as all such legislation now exists or may from time to time hereafter be amended, modified, recodified, supplemented or replaced, together with all rules, regulations and interpretations thereunder or related thereto.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank as its prime rate at its offices at 270 Park Avenue in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Pro Forma Basis” means, with respect to any test hereunder in connection with any event, that such test shall be calculated after giving effect on a pro forma basis for the period of such calculation to (i) such event as if it happened on the first day of such period, (ii) the incurrence of any Indebtedness by Holdings or any of its Restricted Subsidiaries and any incurrence, repayment, issuance or redemption of other Indebtedness of Holding or any such Restricted Subsidiary occurring at any time subsequent to the last day of the Test Period and on or prior to the date of determination, as if such incurrence, repayment, issuance or redemption, as the case may be, occurred on the first day of the Test Period, and (iii) any Material Disposition or Material Acquisition of a Person or a line of business occurring at any time subsequent to the last day of the Test Period and on or prior to the date of determination, as if such disposition or acquisition occurred on the first day of the Test Period (it being understood that any such adjustments shall be permitted solely to the extent that they arise out of events which are factually supportable and are expected to have a continuing impact, in each case as determined on a basis consistent with Article 11 of Regulation S-X of the Securities Act of 1933, as amended, as interpreted by the SEC, and as certified by a Responsible Officer of the Borrower).  For the avoidance of doubt, the exclusion of Rental Fleet Assets or a fleet of Rental Fleet Assets from the definition of Acquisition shall not exclude such assets (or the related liabilities) from calculations made on a Pro Forma Basis, including adjustments for Material Acquisitions.

“Protective Advance” has the meaning assigned to such term in Section 2.04(d).

“Qualified Equity Interests” means Equity Interests that are not Disqualified Stock, designated as Qualified Equity Interests pursuant to an officer’s certificate executed by a Responsible Officer of Holdings on the date such Equity Interests are issued.

“Quebec Security Documents” means the security granted by any Loan Party from time to time pursuant to the laws of the Province of Québec, including (i) any deed of hypothec between any one or more Loan Parties and either the Administrative Agent or the Collateral Trustee, in each case as fondé de pouvoir, (ii) any debenture issued and secured under any such deed of hypothec, and (iii) any pledge of debenture agreement relating to any such debenture granted by any such Loan Party in favor of the Administrative Agent or the Collateral Trustee, as applicable, and the other pledgees thereunder, as security for the Secured Obligations or the First Priority Secured Obligations (as defined in the Collateral Trust Agreement), as applicable.

“Recipient” means, as applicable, (a) the Administrative Agent, (b) any Lender and (c) the Issuing Bank.

“Refinancing Notes” shall mean the notes evidencing any Permitted Senior Notes Refinancing incurred in accordance with Section 6.01(t) hereof, as modified, supplemented, amended or restated (including any amendment and restatement thereof) in accordance with Section 6.11.

“Register” has the meaning assigned to such term in Section 9.04(b)(iv).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person.

“Remanufactured Chassis” means a Chassis that has been remanufactured and/or reassembled through the use of axles and other components from one or more Original Chassis that were put out of service by the applicable Loan Party.

“Rental Fleet Assets” means (a) Original Chassis, (b) Remanufactured Chassis, (c) Containers and (d) Components Available for Remanufacture, as applicable.

“Rental Fleet Assets Reserves” means reserves against Rental Fleet Assets equal to the sum of the following:

(a)                               a reserve for rust and shrink with respect to Components Available for Remanufacture (without duplication of any reserve already reducing net book value);

(b)                              a reserve for Rental Fleet Assets that have been identified as scrap for general ledger purposes but not yet written down by the applicable Loan Party (without duplication of any reserve already reducing net book value); and

(c)                               a reserve for other write-downs and adjustments with respect to Rental Fleet Assets that have not been recorded in the financial statements of the applicable Loan Party (without duplication of any reserve already reducing net book value).

“Reorganization” means, with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Report” means reports prepared by the Administrative Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the assets of the Loan Parties from information furnished by or on behalf of the Borrower, after the Administrative Agent has exercised its rights of inspection pursuant to this Agreement, which Reports shall be distributed to the Lenders by the Administrative Agent.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.

“Required Lenders” means, at any time, Lenders (other than Defaulting Lenders) having Revolving Exposure and unused Revolving Commitments representing more than 50% of the sum of the Aggregate Revolving Exposure and unused Revolving Commitments of all Lenders.

“Required Perfection Date” means, with respect to Certificate of Title Collateral that is (a) SUBI Collateral, 120 days after the Effective Date (as such period may be extended by the Administrative Agent), (b) owned as of the Effective Date by any Loan Party and has been pledged to the Collateral Agent as Trust Collateral on the Effective Date, 30 days after the Effective Date (as such period may be extended by the Administrative Agent) and (c) acquired by a Loan Party after the Effective Date and has been pledged to the Collateral Agent as Trust Collateral after the Effective Date, 30 days after the date on which such Certificate of Title Collateral is pledged to the Collateral Agent (as such period may be extended by the Administrative Agent).

“Requirement of Law” means, as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserves” means Rental Fleet Assets Reserves and any other reserves (without duplication) which the Administrative Agent deems necessary, in its Permitted Discretion, to maintain with respect to the Collateral or any Loan Party.

“Responsible Officer” means, with respect to any Person, the chief executive officer, president, chief accounting officer, chief financial officer, a financial vice president, treasurer, general counsel or controller of such Person.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in Holdings or any Restricted Subsidiary, or any

payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in Holdings or any Restricted Subsidiary or any option, warrant or other right to acquire any such Equity Interests in Holdings or any Restricted Subsidiary, or any other payment on account of any such Equity Interests that has a substantially similar effect to any of the foregoing.

“Restricted Subsidiary” means each Subsidiary of Holdings existing as of the Effective Date (other than an Unrestricted Subsidiary) and any other Subsidiary of Holdings newly formed or acquired after the Effective Date that has not been designated as an “Unrestricted Subsidiary” pursuant to Section 5.17(a).

“Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit, Swingline Loans and Protective Advances hereunder, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Revolving Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to (a) Section 2.08 and (b) assignments by or to such Lender pursuant to Section 9.04.  The initial amount of each Lender’s Revolving Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable.

“Revolving Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans, LC Exposure and Swingline Exposure plus an amount equal to its Applicable Percentage, if any, of the aggregate principal amount of Protective Advances outstanding.

“Revolving Loan” means a Loan made pursuant to Section 2.01.

“S&P” means Standard & Poor’s Financial Services LLC.

“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any or all of the functions of said Commission.

“Secured Obligations” means all Obligations, together with all (a) Banking Services Obligations and (b) Secured Swap Obligations owing to one or more Lenders or their respective Affiliates.

“Secured Parties” has the meaning assigned to such term in the Security Agreement.

“Secured Swap Obligations” means the Swap Obligations of a Loan Party in connection with any Swap Agreement of which the Administrative Agent has received the notice required pursuant to Section 2.20.

“Security Agreement” means that certain Pledge and Security Agreement, substantially in the form of Exhibit F, dated as of the date hereof, between the Loan Parties and the Administrative Agent, for the benefit of the Secured Parties, and any other pledge or security agreement entered into, after the date of this Agreement by any other Loan Party (as required by this Agreement or any other Loan Document) or any other Person in favor of the Administrative Agent, as the same may be amended, restated or otherwise modified from time to time.

“Senior Note Documents” means, collectively, (a) the Trac 2019 Indenture, the Trac 2019 Senior Notes and all other agreements, instruments, and documents delivered by Holdings or any of its Subsidiaries in connection therewith; and (b) if and to the extent any Permitted Senior Notes Refinancing thereof is incurred in accordance with Section 6.01(t) hereof after the Effective Date, the Permitted Senior Notes Refinancing Indenture, the Refinancing Notes and all other agreements, instruments, and documents delivered by Holdings or any of its Subsidiaries in connection therewith.

“Senior Notes” means the Trac 2019 Senior Notes and the Refinancing Notes.

“Senior Secured Leverage Ratio” means, for any period, the ratio of (a) Consolidated Senior Secured Debt to (b) Consolidated EBITDA for such period.

“Settlement” has the meaning assigned to such term in Section 2.04(c).

“Settlement Date” has the meaning assigned to such term in Section 2.04(c).

“Single Employer Plan” means any Plan that is subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, but that is not a Multiemployer Plan.

“Solvent”  when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature.  For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Sponsor” means Fortress Investment Group LLC or any of its successors.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“SUBI Certificate” means the SUBI Certificate (as defined in the Titling Trust Agreement) issued pursuant to the Titling Trust Supplement to which a portion of the Eligible Rental Fleet Assets have been allocated prior to the Effective Date in accordance with the Titling Trust Agreement.

“SUBI Collateral” means all Certificate of Title Collateral allocated to the SUBI Certificate on the Effective Date.

“Subordinated Indebtedness” of a Person means Indebtedness of such Person the payment of which is subordinated to payment of the Secured Obligations.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any direct or indirect subsidiary of Holdings or a Loan Party, as applicable.

“Supermajority Revolving Lenders” means, at any time, Lenders (other than Defaulting Lenders) having Revolving Exposure and unused Revolving Commitments representing at least 75% of the sum of the Aggregate Revolving Exposure and unused Revolving Commitments.

“Swap Agreement” means any agreement with respect to any swap, forward, spot, future, credit default or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Restricted Subsidiaries shall be a Swap Agreement.

“Swap Obligations” of a Loan Party means any and all obligations of such Loan Party, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction.

“Swingline Exposure” means, at any time, the sum of the aggregate amount of all outstanding Swingline Loans.  The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the aggregate Swingline Exposure.

“Swingline Lender” means JPMorgan Chase Bank, in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a loan made pursuant to Section 2.04(a).

“Synthetic Lease” means a lease transaction under which the parties intend that (a) the lease will be treated as an “operating lease” by the lessee and (b) the lessee will be entitled to tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.

“Taxes” means any present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholdings), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Test Period” means, at any time, the most recent period of four consecutive fiscal quarters of Holdings ended on or prior to such time (taken as one accounting period) in respect of which financial statements for each fiscal quarter or fiscal year in such period have been (or were required to have been) delivered pursuant to Section 5.01(a) or (b), as applicable.

“Titling Defect Grace Period” means, with respect to Certificate of Title Collateral that has been returned or rejected by the applicable Governmental Authority that is (a) SUBI Collateral, 120 days (as such period may be extended by the Administrative Agent), or (b) (i) owned by any Loan Party and pledged to the Collateral Agent as Trust Collateral on the Effective Date or (ii) acquired by a Loan Party and pledged to the Collateral Agent as Trust Collateral after the Effective Date, 30 days (as such period may be extended by the Administrative Agent).

“Titling Trust” means Interpool Titling Trust, a Delaware statutory trust, created pursuant to the Titling Trust Agreement, and its successors.

“Titling Trust Agreement” means the Second Amended and Restated Trust Agreement, dated as of June 1, 2000, as amended and restated as of March 1, 2002 and as further amended and restated as of July 10, 2008, among the Borrower, as settlor, Interpool Chassis Funding, L.L.C., as initial beneficiary, and U.S. Bank Trust National Association, as “UTI Trustee” and “Delaware Trustee”, as the same may be amended, modified, supplemented or restated from time to time.

“Titling Trust Supplement” means the Supplement to the Titling Trust Agreement pursuant to which the SUBI Certificate was issued.

“Total Revolving Commitment” means the aggregate Revolving Commitment of all Lenders. The initial Total Revolving Commitment is $725,000,000.

“Trac 2019 Indenture” means the Indenture, dated August 9, 2012 by and among Holdings and Trac Intermodal Corp., as co-issuers, any guarantors party thereto, and Wells Fargo Bank, National Association, as trustee, relating to the 11% Senior Notes due 2019, as modified, supplemented, amended or restated (including any amendment and restatement thereof) in accordance with Section 6.11.

“Trac 2019 Senior Notes” shall mean Holdings’ senior secured notes in the aggregate principal amount of $300,000,000 due 2019 issued pursuant to the Trac 2019 Indenture, as modified, supplemented, amended or restated (including any amendment and restatement thereof) in accordance with Section 6.11.

“Transactions” means the execution, delivery and performance by the Loan Parties of the Loan Documents, the borrowing of Loans and other credit extensions, the use of the proceeds thereof, the repayment and termination of the Existing Credit Agreements and the issuance of Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“Unliquidated Obligations” means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated, including any Secured Obligation that is: (i) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (ii) any other obligation (including any guarantee) that is contingent in nature; or (iii) an obligation to provide collateral to secure any of the foregoing types of obligations.

“Unrestricted Subsidiary” means each Subsidiary that is not a Restricted Subsidiary and any Subsidiary of an Unrestricted Subsidiary. Schedule 1.01 sets forth the Unrestricted Subsidiaries existing on the Effective Date, provided that no default with respect to any Indebtedness of any such Unrestricted Subsidiary (including any right which the holders thereof may have to take enforcement action against any such Unrestricted Subsidiary), shall permit solely as a result of such Indebtedness being in default or accelerated (upon notice, lapse of time or both) any holder of any Indebtedness of Holdings or its Restricted Subsidiaries to declare a default on such Indebtedness of Holdings or its Restricted Subsidiaries (or cause such Indebtedness or the payment thereof to be accelerated, payable or subject to repurchase prior to its final scheduled maturity).

“Untitled Chassis” has the meaning assigned to such term in the Security Agreement.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate”: as defined in Section 2.16(f)(ii)(B)(3).

“US Bank Lockbox Account” has the meaning assigned to the term “Lockbox Account” in the US Bank Intercreditor Agreement.

“US Bank Lockbox Intercreditor Agreement” means that certain Amended and Restated Intercreditor and Lockbox Administration Agreement, dated as of March 28, 2002 and amended and restated as of July 10, 2008, entered into among the Borrower, U.S. Bank National Association and the other parties identified therein (including various “Joined Parties” thereunder, including the Administrative Agent), as such agreement may be amended, modified, supplemented or restated from time to time.

“Value” means (a) with respect to each Rental Fleet Asset not subject to a Direct Finance Lease, its net book GAAP depreciated value and (b) with respect to each Rental Fleet Asset subject to a Direct Finance Lease, the net investment in such Direct Finance Lease in accordance with GAAP.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02.                     Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”).  Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

SECTION 1.03.                     Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference in any definition to the phrase “at any time” or “for any period” shall refer to the same time or period for all calculations or determinations within such definition, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.  Capitalized terms used herein and not otherwise defined herein shall have the meaning provided therefor in the UCC.  As used herein, references to “in each twelve month period” and similar phrases shall refer to a period commencing on the Effective Date and continuing until the first anniversary of the Effective Date with the next successive period running from the day after the first anniversary of the Effective Date through the second anniversary of the Effective Date with additional periods continuing in the same manner thereafter.

SECTION 1.04.                     Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP (provided that all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made without giving effect to (a) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of Holdings or any Restricted Subsidiary at “fair value”, as defined therein and (b) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof), as in effect from time to time; provided that, if after the date hereof there occurs any change in GAAP or in the application thereof on the operation of any provision hereof and the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of such change  in GAAP or in the application thereof  (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then the Administrative Agent and the Borrower shall negotiate in good faith and within a reasonably prompt period of time to amend (subject to Section 9.02)  this Agreement to preserve the original intent thereof in light of such change in GAAP, and such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. In the event that historical accounting practices, systems or reserves relating to the components of the Borrowing Base are modified in a manner that is adverse to the Lenders in any material respect, the Borrower will agree to maintain such additional reserves (for purposes of computing the Borrowing Base) in respect of the components of the Borrowing Base and make such other adjustments (which may include maintaining additional reserves, modifying the advance rates or modifying the eligibility criteria for the components of the Borrowing Base).

SECTION 1.05.                     Quebec Interpretation. For purposes of any assets, liabilities or entities located in the Province of Québec and for all other purposes pursuant to which the interpretation or construction of this Agreement may be subject to the laws of the Province of Québec or a court or tribunal exercising jurisdiction in the Province of Québec, (i) “personal property” shall be deemed to include “movable property”, (ii) “real property” shall be deemed to include “immovable property”, (iii) “tangible property” shall be deemed to include “corporeal property”, (iv) “intangible property” shall be deemed to include “incorporeal property”, (v) “security interest”, “mortgage” and “lien” shall be deemed to include a “hypothec”, “prior claim”, “reservation of ownership” and a “resolutory clause”, (vi) all references to filing, registering or recording under the UCC or PPSA shall be deemed to include publication under the Civil Code of Québec, (vii) all references to “perfection” of or “perfected” liens or security interest shall be deemed to include a reference to an “opposable” or “set up” hypothec as against third parties, (viii) any “right of offset”, “right of setoff” or similar expression shall be deemed to include a “right of compensation”, (ix) “goods” shall be deemed to include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (x) an “agent” shall be deemed to include a “mandatary”, (xi) “construction liens” shall be deemed to include “legal hypothecs in favour of persons having taken part in the construction or renovation of an immovable”; (xii) “joint and several” shall be deemed to include “solidary”; (xiii) “gross negligence or willful misconduct” shall be deemed to be “intentional or gross fault”; (xiv) “beneficial ownership” shall be deemed to include “ownership”; (xv) “legal title” shall be deemed to include “holding title on behalf of an owner as mandatary or prête-nom”; (xvi) “easement” shall be deemed to include “servitude”; (xvii) “priority” shall be deemed to include “rank” or “prior claim”, as applicable; (xviii) “survey” shall be deemed to include “certificate of location and plan”; (xix) “state” shall be deemed to include “province”; (xx) “fee simple title” shall be deemed to include “ownership” (including ownership under a right of superficies); (xi) “ground lease” shall be deemed to include “emphyteusis” or a “lease with a right of superficies”, as applicable; (xii) “leasehold interest” shall be deemed to include “a valid lease”; and (xiii) “lease” shall be deemed to include a “leasing contract”.  The parties hereto confirm that it is their wish that this Agreement and any other document executed in connection with the transactions contemplated herein be drawn up in the English language only and that all other documents contemplated thereunder or relating thereto, including notices, may also be drawn up in the English language only.  Les parties aux présentes confirment que c’est leur volonté que cette convention et les autres documents de crédit soient rédigés en langue anglaise seulement et que tous les documents, y compris tous avis, envisagés par cette convention et les autres documents peuvent être rédigés, en la langue anglaise seulement.

ARTICLE II

THE CREDITS

SECTION 2.01.                     Revolving Commitments.  Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans to the Borrower from time to time during the

Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment or (b) the Aggregate Revolving Exposure exceeding the lesser of (i) the Total Revolving Commitment and (ii) the Borrowing Base, subject to the Administrative Agent’s authority, in its reasonable discretion, to make Protective Advances pursuant to the terms of Section 2.04(d).  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

SECTION 2.02.                     Loans and Borrowings.  (a)  Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Revolving Commitments of the applicable Class.  Any Protective Advance and any Swingline Loan shall be made in accordance with the procedures set forth in Section 2.04.

(b)                              Subject to Section 2.13, each Revolving Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith, provided that all Borrowings made on the Effective Date must be made as ABR Borrowings, unless the Borrower has provided a funding indemnity letter or similar document in form and substance acceptable to the Administrative Agent, but may be converted into Eurodollar Borrowings in accordance with Section 2.07. Each Swingline Loan shall be an ABR Loan.  Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)                               At the commencement of each Interest Period for any Eurodollar Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $3,000,000.  At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Total Revolving Commitment or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e).  Each Swingline Loan shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000.  Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of twelve (12) Eurodollar Borrowings outstanding.

(d)                              Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03.                     Requests for Revolving Borrowings.  To request a Revolving Borrowing, the Borrower shall notify the Administrative Agent of such request either in writing (which writing may be delivered by hand, facsimile or e-mail) substantially in the form of Exhibit K and signed by the Borrower or by telephone not later than (a) in the case of a Eurodollar Borrowing, 2:00 p.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, noon, New York City time, one Business Day before the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e) may be given not later than 11:00 a.m., New York City time, one Business Day before the date of the proposed Borrowing.  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, facsimile or email to the Administrative

Agent of a written Borrowing Request substantially in the form of Exhibit K and signed by the Borrower.  Each such telephonic and written Borrowing Request shall specify the following information:

(i)                                  the aggregate amount of the requested Borrowing and a breakdown of the separate wires comprising such Borrowing;

(ii)                              the date of such Borrowing, which shall be a Business Day;

(iii)                          whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)                          in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period.”

If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04.                     Swingline Loans; Protective Advances.  (a)  Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (a) the aggregate principal amount of outstanding Swingline Loans exceeding $50,000,000 or (b) the Aggregate Revolving Exposures exceeding the lesser of (i) the Total Revolving Commitment and (ii) the Borrowing Base; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.  To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by facsimile or e-mail), not later than 11:00 a.m., New York City time, on the day of a proposed Swingline Loan.  Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan.  The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower.  The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), by remittance to the Issuing Bank, and in the case of repayment of another Loan or fees or expenses as provided by Section 2.17(c), by remittance to the Administrative Agent to be distributed to the Lenders) by 2:00 p.m., New York City time, on the requested date of such Swingline Loan.

(b)                              Upon the making of a Swingline Loan (whether before or after the occurrence of a Default and regardless of whether a Settlement has been requested with respect to such Swingline Loan), each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Swingline Lender, without recourse or warranty, an undivided interest and participation in such Swingline Loan in proportion to its Applicable Percentage of the Total Revolving Commitments.  The Swingline Lender may, at any time, require the Lenders to fund their participations.  From and after the date, if any, on which any Lender is required to fund its participation in any Swingline Loan purchased hereunder, the Administrative Agent shall promptly distribute to such

Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Loan.

(c)                               The Administrative Agent, on behalf of the Swingline Lender, shall request settlement (a “Settlement”) with the Lenders on at least a weekly basis or on any date that the Administrative Agent elects, by notifying the Lenders of such requested Settlement by facsimile, telephone, or e-mail no later than 12:00 noon New York City time one Business Day prior to the date of such requested Settlement (the “Settlement Date”).  Each Lender (other than the Swingline Lender, in the case of the Swingline Loans) shall transfer the amount of such Lender’s Applicable Percentage of the outstanding principal amount of the applicable Loan with respect to which Settlement is requested to the Administrative Agent, to such account of the Administrative Agent as the Administrative Agent may designate, not later than 2:00 p.m., New York City time, on such Settlement Date.  Settlements may occur during the existence of a Default and whether or not the applicable conditions precedent set forth in Section 4.02 have then been satisfied.  Such amounts transferred to the Administrative Agent shall be applied against the amounts of the Swingline Lender’s Swingline Loans and, together with Swingline Lender’s Applicable Percentage of such Swingline Loan, shall constitute Revolving Loans of such Lenders, respectively.  If any such amount is not transferred to the Administrative Agent by any Lender on such Settlement Date, the Swingline Lender shall be entitled to recover from such  Lender on demand such amount, together with interest thereon, as specified in Section 2.06.

(d)                              Subject to the limitations set forth below, the Administrative Agent is authorized by the Borrower and the Lenders, from time to time in the Administrative Agent’s sole discretion (but shall have absolutely no obligation to), to make Loans to the Borrower, on behalf of all Lenders, which the Administrative Agent, in its Permitted Discretion, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (iii) to pay any other amount chargeable to or required to be paid by the Borrower pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees, and expenses as described in Section 9.03) and other sums payable under the Loan Documents (any of such Loans are herein referred to as “Protective Advances”); provided that, the aggregate amount of Protective Advances outstanding at any time shall not at any time exceed 5% of the Revolving Commitment and the Protective Advances shall not remain outstanding for more than forty-five (45) consecutive Business Days; provided further that, the Aggregate Revolving Exposure shall not exceed the Total Revolving Commitment.  Protective Advances may be made even if the conditions precedent set forth in Section 4.02 have not been satisfied.  The Protective Advances shall be secured by the Liens in favor of the Administrative Agent in and to the Collateral and shall constitute Obligations hereunder.  All Protective Advances shall be ABR Borrowings.  The Administrative Agent’s authorization to make Protective Advances may be revoked at any time by the Required Lenders.  Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof.  At any time that there is sufficient Availability and the conditions precedent set forth in Section 4.02 have been satisfied, the Administrative Agent may request the Lenders to make a Revolving Loan to repay a Protective Advance.  At any other time the Administrative Agent may require the Lenders to fund their risk participations described in Section 2.04(c).

(e)                               Upon the making of a Protective Advance by the Administrative Agent (whether before or after the occurrence of a Default), each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Administrative Agent, without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to its Applicable Percentage.  From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Protective Advance.

SECTION 2.05.                     Letters of Credit. (a)  Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b)                              To request the issuance of a Letter of Credit or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall deliver by hand or facsimile or transmit by e-mail to the Issuing Bank and the Administrative Agent prior to 2:00 pm, New York City time, at least three Business Days prior to the requested date of issuance, amendment, renewal or extension a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit.  If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit.  A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (a) the LC Exposure shall not exceed $25,000,000 and (b) the Aggregate Revolving Exposures shall not exceed the lesser of (i) the Total Revolving Commitment and (ii) the Borrowing Base.

(c)                               Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date.

(d)                              By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason.  Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)                               If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement by 3:00 p.m., New York City time, if the Borrower shall have received notice of such LC Disbursement prior to 9:00 a.m. on a Business Day and, if such notice is received or deemed received later than 9:00 a.m. on a Business Day, then by 3:00 p.m., New York City time, on the next Business Day; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan.  If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof.  Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s Applicable Percentage, and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders.  Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear.  Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

Unless the Administrative Agent shall have received notice from a Revolving Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing or payment due from the Borrower with respect to the LC Disbursement, the Administrative Agent may assume that such Revolving Lender has made such share available on such date in accordance with clause (d) of this Section 2.05.  In such event, if a Revolving Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent, to the extent such is not duplicative, forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is advanced to repay the LC Disbursement to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Revolving Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans.  If such Revolving Lender pays such amount to the Administrative Agent, then such amount shall constitute such Revolving Lender’s Loan included in such Borrowing.

(f)                                The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein or herein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.  Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)                               The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by facsimile or e-mail) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h)                              If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.12(d) shall apply.  Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)                                  The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank.  The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank.  At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.11(b).  From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require.  After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j)                                  If any Event of Default shall occur and be continuing (or as otherwise provided in this Agreement with respect to Letters of Credit outstanding after the Revolving Commitments have been expired or been terminated), on the Business Day following the Business Day when the Borrower receives notice from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders (the “LC Collateral Account”), an amount in cash equal to 103% of the LC Exposure as of such date plus accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VII.  Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the LC Collateral Account and the Borrower hereby grants the Administrative Agent a security interest in the LC Collateral Account.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in the LC Collateral Account.  Moneys in the LC Collateral Account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders), be applied to satisfy other Secured Obligations.  If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all such Events of Default have been cured or waived as confirmed in writing by the Administrative Agent.

SECTION 2.06.                     Funding of Borrowings.  (a)  Each Lender shall make each Loan to be made by such Lender hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s Applicable Percentage; provided that Swingline Loans shall be made as provided in Section 2.04.  The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to the Funding Account; provided that ABR Revolving Loans made to finance the reimbursement of (i) an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the Issuing Bank and (ii) a Protective Advance shall be retained by the Administrative Agent.

(b)                              Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a

Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.07.                     Interest Elections.  (a)  Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.  This Section shall not apply to Swingline Borrowings or Protective Advances, which may not be converted or continued.

(b)                              To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, facsimile or e-mail to the Administrative Agent of a written Interest Election Request substantially in the form of Exhibit L and signed by the Borrower.

(c)                               Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)                                  the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)                              the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)                          whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)                          if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)                              Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)                               If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing, (i) no outstanding Revolving Loan may be converted to or continued as a Eurodollar Loan and (ii) unless repaid, each Eurodollar Revolving Loan shall be converted to an ABR Loan at the end of the Interest Period applicable thereto.

SECTION 2.08.                     Termination and Reduction of Commitments; Increase in Revolving Commitments.  (a)  Unless previously terminated, all Revolving Commitments shall terminate on the Maturity Date; provided, the Borrower may extend the Revolving Commitments of Lenders that consent to such extension solely, for the avoidance of doubt, with the consent of the Borrower, the Administrative Agent and each of those Lenders for which the Revolving Commitments shall be extended (with the understanding that the Obligations with respect to Lenders not consenting to such extension shall be paid in full, and the related Revolving Commitments of such non-extending Lenders shall be terminated, on the Maturity Date).

(b)                              The Borrower may at any time terminate the Revolving Commitments upon (i) the payment in full of all outstanding Loans, together with accrued and unpaid interest thereon and on any Letters of Credit, (ii) the cancellation and return of all outstanding Letters of Credit (or alternatively, with respect to each such Letter of Credit, the furnishing to the Administrative Agent of a cash deposit (or at the discretion of the Administrative Agent a back up standby letter of credit satisfactory to the Administrative Agent) equal to 103% of the LC Exposure as of such date), (iii) the payment in full of the accrued and unpaid fees, and (iv) the payment in full of all reimbursable expenses and other Obligations, together with accrued and unpaid interest thereon.

(c)                               The Borrower may from time to time reduce the Revolving Commitments; provided that (i) each reduction of the Revolving Commitments shall be in an amount that is an integral multiple of $5,000,000 and not less than $10,000,000 and (ii) the Borrower shall not reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.09, the Aggregate Revolving Exposure would exceed the lesser of the Total Revolving Commitment and the Borrowing Base.

(d)                              The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Commitments under paragraph (b) or (c) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any termination or reduction of the Revolving Commitments shall be permanent.  Each reduction of the Revolving Commitments shall be made ratably among the Lenders in accordance with their respective Revolving Commitments.

(e)                               The Borrower shall have the right to increase the Revolving Commitments by obtaining additional Revolving Commitments (the “Incremental Revolving Facility”), either from one or more of the Lenders or another lending institution, provided that (i) no such increase shall be permitted if, immediately after giving effect thereto, the Total Revolving Commitment shall be greater than $825,000,000, (ii) the Administrative Agent has approved any such new Lender, such approval not to be unreasonably withheld or delayed, (iii) any such new Lender assumes all of the rights and obligations of a “Lender” hereunder, and (iv) the procedures described in Section 2.08(f) have been satisfied.

(f)                                Any amendment (the “Incremental Facility Amendment”) to give effect to the Incremental Revolving Facility shall be in form and substance satisfactory to the Administrative Agent and shall only require the written signatures of the Administrative Agent, the Borrower and each Lender being added or increasing its Revolving Commitment.  Any Incremental Revolving Facility shall have the same terms and conditions as the existing Revolving Commitments, except as to commitment, arrangement, upfront or similar fees as to which the Borrower, the Administrative Agent and the Lenders providing the Incremental Revolving Facility may agree. As a condition precedent to such an increase, Borrower shall deliver to the Administrative Agent a certificate of each Loan Party (in sufficient copies for each Lender) signed by an authorized officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (ii) in the case of the Borrower, certifying that, immediately before and immediately after giving effect to such increase, (A) the representations and warranties contained in Article III and the other Loan Documents are true and correct in all material respects (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date, and that any representation or warranty which is subject to any materiality qualifier or “Material Adverse Effect” shall be required to be true and correct in all respects), and (B) no Default exists.

(g)                               Within a reasonable time after the effective date of any increase, the Administrative Agent shall, and is hereby authorized and directed to, revise the Commitment Schedule to reflect such increase and shall distribute such revised Commitment Schedule to each of the Lenders and the Borrower, whereupon such revised Commitment Schedule shall replace the old Commitment Schedule and become part of this Agreement.  On the Business Day following any such increase, all outstanding ABR Advances shall be reallocated among the Lenders (including any newly added Lenders) in accordance with the Lenders’ respective revised Applicable Percentages and the Lenders shall make adjustments among themselves with respect to the Advances then outstanding and amounts of principal, interest, commitment fees and other amounts paid or payable with respect thereto as shall be necessary, in the opinion of the Administrative Agent, in order to effect such reallocation.  Eurodollar Advances shall not be reallocated among the Lenders until the expiration of the applicable Interest Period in effect at the time of any such increase, at which time any such Eurodollar Advances being continued shall be reallocated, and any such Eurodollar Advances being converted to ABR Advances shall be converted and allocated, among the Lenders (including the newly added Lenders) at such time.

SECTION 2.09.                     Repayment and Amortization of Loans; Evidence of Debt.  (a)  The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date, (ii) to the Administrative Agent the then unpaid amount of each Protective Advance on the earlier of the Maturity Date and demand by the Administrative Agent, and (iii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the date that is the seventh day (or if such day is not a Business Day, the next succeeding Business Day), after such Swingline Loan is made;

provided that on each date that a Revolving Loan is made, the Borrower shall repay all Swingline Loans then outstanding.

(b)                              At all times during a Cash Dominion Period, subject to Section 2.19, on each Business Day, the Administrative Agent shall apply all funds credited to the Collection Account as of 10:00 a.m., New York City time, on such Business Day (whether or not immediately available), first, to prepay any Protective Advances, second, to prepay the Swingline Loans, third, to prepay the Revolving Loans (other than Swingline Loans) and fourth, to cash collateralize outstanding LC Exposure, without a corresponding reduction in the Revolving Commitments. For the avoidance of doubt, when a Cash Dominion Period is no longer in effect, the Administrative Agent shall return to the Borrower cash collateral provided in accordance with this Section 2.09(b).

(c)                               Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d)                              The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(e)                               The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(f)                                Any Lender may request that Loans made by it be evidenced by a promissory note.  In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.10.                     Prepayment of Loans.  (a)  The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (c) of this Section.

(b)                              In the event and on such occasion that the Aggregate Revolving Exposure exceeds the lesser of (i) the Total Revolving Commitment and (ii) the Borrowing Base, the Borrower shall prepay the Revolving Loans and/or Swingline Loans (and/or provide cash collateral for LC Exposure as specified in Section 2.05(j)) in an aggregate amount equal to such excess.

(c)                               The Borrower shall notify the Administrative  Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by facsimile or e-mail) of any prepayment hereunder not later than (i) 10:00 a.m., New York City time, (A) in the case of prepayment of a Eurodollar Revolving Borrowing, three Business Days before the date of prepayment, or (B) in the case of prepayment of an ABR Revolving Borrowing, one Business Day before the date of prepayment or (ii) 11:00 a.m., New York City time, on the date of prepayment, in the case of prepayment of a Swingline Loan.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08.  Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof.   Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02.  Each prepayment of a Revolving Borrowing shall be applied ratably to the Revolving Loans included in the prepaid Borrowing.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12.

SECTION 2.11.                     Fees.  (a)  The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Commitment Fee Rate on the average daily amount of the Available Revolving Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which the Lenders’ Revolving Commitments terminate.  Accrued commitment fees shall be payable in arrears on each Fee Payment Date and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof.  All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed.

(b)                              The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurodollar Revolving Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Participation fees and fronting fees accrued through and including the last day of each calendar month shall be payable on each Fee Payment Date following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand.  Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand.  All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed.

(c)                               The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d)                              All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders.  Fees paid shall not be refundable unless paid in error.

SECTION 2.12.                     Interest.  (a)  The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)                              The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)                               Each Protective Advance shall bear interest at the Alternate Base Rate plus the Applicable Rate for Revolving Loans.

(d)                              Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the  rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(e)                               Accrued interest on each Loan (for ABR Loans, accrued through the last day of the prior calendar month) shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(f)                                All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed.  The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent demonstrable error.

SECTION 2.13.                     Alternate Rate of Interest.  If, prior to the commencement of any Interest Period for a Eurodollar Borrowing, the Administrative Agent determines in good faith (which determination shall be conclusive absent demonstrable error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period, then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, facsimile or e-mail as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Revolving Borrowing, such Borrowing shall be made as an ABR Borrowing. Any determination by the Administrative Agent that adequate and reasonable methods do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate shall be made in good faith and the

Administrative Agent shall be required to make additional determinations de novo for each subsequent Interest Period.

SECTION 2.14.                     Increased Costs.  (a)  If any Change in Law shall:

(i)                                  impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank;

(ii)                              impose on any Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein; or

(iii)                          shall subject any Credit Party to any Taxes (other than (A) Indemnified Taxes and (B) Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Eurodollar Loan) or to increase the cost to such Lender, the Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, the Issuing Bank or such other Recipient hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender, the Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, the Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)                              If any Lender or the Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company would have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy and liquidity), and such Lender or the Issuing Bank is seeking similar reimbursement related to such Change in Law from any of its customers, then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered, provided that such additional amounts must be commensurate with changes imposed on similarly situated borrowers.

(c)                               A certificate of a Lender or the Issuing Bank signed by an officer of such Lender or such Issuing Bank, as applicable, setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, including setting forth in reasonable detail the basis for and calculation of such amounts, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent demonstrable error.  The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)                              Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.15.                     Break Funding Payments.  In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.08 and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.18, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.  In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Eurodollar Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Eurodollar Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Eurodollar Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent demonstrable error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.16.                     Taxes.  (a)  Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that, after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.16), the amounts received with respect to this agreement equal the sum which would have been received had no deduction or withholding for Indemnified Taxes been made.

(b)                              The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(c)                               As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.16, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)                              The Loan Parties shall jointly and severally indemnify each Credit Party, within 10 Business Days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Credit Party or required to be withheld or deducted from a payment to such Credit Party and any reasonable expenses arising therefrom or with respect thereto (excluding expenses, interest and penalties resulting from the gross negligence or willful misconduct of such Credit Party), whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate signed by an officer of such Credit Party as to the amount of such payment or liability, including setting forth in reasonable detail the basis for and calculation of such amounts, shall be delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, and shall be conclusive absent demonstrable error.

(e)                               Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so) and (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register, in either case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent demonstrable error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)                                (i)  Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.16(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense.

(ii)                              Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A)                           any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), properly completed and executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B)                            any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

1)                                   in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, properly completed and executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, properly completed and executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

2)                                   properly completed and executed originals of IRS Form W-8ECI;

3)                                   in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) properly completed and executed originals of IRS Form W-8BEN; or

4)                                   to the extent a Non-U.S. Lender is not the beneficial owner, properly completed and executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(C)                            any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), properly completed and executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)                           if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)                               If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.16 (including by the payment of additional amounts pursuant to this Section 2.16), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)                              Each party’s obligations under this Section 2.16 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under the Loan Documents.

(i)                                  For purposes of this Section 2.16, the term “Lender” includes the Issuing Bank and the Swingline Lender.

SECTION 2.17.                     Payments Generally; Allocation of Proceeds; Sharing of Set-offs.  (a)  The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.14, 2.15 or 2.16, or otherwise) prior to 2:00 p.m., New York City time, on the date when due, in immediately available funds in Dollars, without set-off or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.14, 2.15, 2.16 and 9.03 shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder shall be made in dollars.

(b)                              Any proceeds of Collateral received by the Administrative Agent (i) not constituting either (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrower), (B) a mandatory prepayment (which shall be applied in accordance with Section 2.10(b)) (C) amounts to be used to cash collateralize LC Exposures or (D) amounts to be applied from the Collection Account when a Cash Dominion Period is in effect (which shall be applied in accordance with Section 2.09(b)) and (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, such funds shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agent and the Issuing Bank from the Borrower (other than in connection with Banking Services or Secured Swap Obligations), second, to pay any fees, indemnities or expense reimbursements then due to the Lenders from the Borrower (other than in connection with Banking Services or Secured Swap Obligations), third, to pay interest due in respect of the Protective Advances, fourth, to pay the principal of the Protective Advances, fifth, to pay interest then due and payable on the Loans (other than Protective Advances) ratably, sixth, to prepay principal on the Loans (other than Protective Advances) and unreimbursed LC Disbursements ratably, seventh, to pay an amount to the Administrative Agent equal to one hundred three percent (103%) of the aggregate LC Exposure, to be held as cash collateral for such Obligations, eighth, to payment of any amounts owing with respect to Banking Services and Secured Swap Obligations up to and including the amount most recently provided to the Administrative Agent pursuant to Section 2.20, and ninth, to the payment of any other Secured

Obligation due to the Administrative Agent, the Collateral Trustee or any Lender by the Borrower. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower, or unless an Event of Default is in existence, neither the Administrative Agent nor any Lender shall apply any payment which it receives to any Eurodollar Loan of a Class, except (a) on the expiration date of the Interest Period applicable thereto or (b) in the event, and only to the extent, that there are no outstanding ABR Loans of the same Class and, in any such event, the Borrower shall pay the break funding payment required in accordance with Section 2.15. The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations.

(c)                               At the election of the Administrative Agent and upon at least a Business Day’s notice to the Borrower, all payments of principal, interest, LC Disbursements, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees and expenses pursuant to Section 9.03), and other sums payable under the Loan Documents, may be paid from the proceeds of Borrowings made hereunder whether made following a request by the Borrower pursuant to Section 2.03 or a deemed request as provided in this Section.  The Borrower hereby irrevocably authorizes (i) the Administrative Agent to make a Borrowing for the purpose of paying each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents and agrees that all such amounts charged shall constitute Loans (including Swingline Loan) and that all such Borrowings shall be deemed to have been requested pursuant to Sections 2.03, 2.04 or 2.05, as applicable, and (ii) the Administrative Agent to charge any Deposit Account of the Borrower maintained with the Administrative Agent for each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents.

(d)                              If, except as otherwise expressly provided herein, any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other similarly situated Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by all such Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered,  such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Restricted Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(e)                               Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f)                                If any Lender shall fail to make any payment required to be made by it hereunder, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations hereunder until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender hereunder; application of amounts pursuant to (i) and (ii) above shall be made in such order as may be determined by the Administrative Agent in its discretion.

SECTION 2.18.                     Mitigation Obligations; Replacement of Lenders.

(a)                               If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)                              If any Lender or any Participant of a Lender requests compensation under Sections 2.14 or 2.16, or if the Borrower is required to pay any additional amount to any Lender, any Participant of a Lender or any Governmental Authority for the account of any Lender or Participant of any Lender pursuant to Sections 2.14 or 2.16, or if any Lender becomes a Defaulting Lender or if any Lender is a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and if a Revolving Commitment is being assigned, the Issuing Bank), which consent shall not unreasonably be withheld or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and funded participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.19.                     Defaulting Lenders.

Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)                               fees shall cease to accrue on the unfunded portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.11(a);

(b)                              such Defaulting Lender shall not have the right to vote on any issue on which voting is required (other than to the extent expressly provided in Section 9.02(b)) and the Revolving Commitment and Revolving Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders or the Supermajority Lenders have taken or may take any action hereunder;

(c)                               if any Swingline Exposure or LC Exposure exists at the time a Lender becomes a Defaulting Lender then:

(i)                                  all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent the sum of all non-Defaulting Lenders’ Revolving Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders’ Revolving Commitments;

(ii)                              if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure of the Defaulting Lender and (y) second, cash collateralize only so long as such Lender is a Defaulting Lender and the related Letter of Credit remains outstanding, for the benefit of the Issuing Bank, the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.05(j) for so long as such LC Exposure is outstanding;

(iii)                          if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.11(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv)                          if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Sections 2.11(a) and 2.11(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v)                              if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Bank or any Lender hereunder, all letter of credit fees payable under Section 2.11(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until such LC Exposure is reallocated and/or cash collateralized; and

(d)                              so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.19(c), and participating interests in any such newly made Swingline Loan or newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.19(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event with respect to the Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit and the Swingline Lender shall not be required to fund any Swingline Loan, unless the Issuing Bank or the Swingline Lender, as the case may be, shall have entered into arrangements with the Borrower or such Lender, satisfactory to the Issuing Bank or the Swingline Lender, as the case may be, to defease any risk  in respect of such Lender hereunder.

In the event that each of the Administrative Agent, the Borrower, the Issuing Bank and the Swingline Lender agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on the date of such readjustment such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

SECTION 2.20.                     Banking Services and Swap Agreements.   Each Lender or Affiliate thereof providing Banking Services for, or having Swap Agreements with, any Loan Party shall deliver to the Administrative Agent, promptly after entering into such Banking Services or Swap Agreements, written notice setting forth the aggregate amount of all Banking Services Obligations and Swap Obligations of such Loan Party to such Lender or Affiliate (whether matured or unmatured, absolute or contingent).  In furtherance of that requirement, each such Lender or Affiliate thereof shall furnish the Administrative Agent, from time to time after a significant change therein or upon a request therefor, a summary of the amounts due or to become due in respect of such Banking Services Obligations and Swap Obligations.  The most recent information provided to the Administrative Agent shall be used in determining which tier of the waterfall, contained in Section 2.17(b), such Banking Services Obligations and/or Secured Swap Obligations will be placed.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Lenders that:

SECTION 3.01.                     Organization; Powers.  Each Loan Party and its Restricted Subsidiaries is duly organized, validly existing and, to the extent applicable, in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02.                     Authorization; Enforceability.  The Transactions are within each Loan Party’s organizational powers and have been duly authorized by all necessary organizational actions and, if required, actions by equity holders.  The Loan Documents to which each Loan Party is a party have been duly executed and delivered by such Loan Party and constitute a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03.                     Governmental Approvals; No Conflicts.  The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for filings necessary to perfect Liens created pursuant to the Loan Documents, (b) will not violate any Requirement of Law applicable to any Loan Party or any of its Restricted Subsidiaries, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party or any of its Restricted Subsidiaries or the assets of any Loan Party or any of its Restricted Subsidiaries, or give rise to a right thereunder to require any payment to be made by any Loan Party or any of its Restricted Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party or any of its Restricted Subsidiaries, except Liens created pursuant to the Loan Documents; except, in each case other than with respect to the creation of Liens, to the extent that any such violation, default or right, or any failure to obtain such consent or approval or to take such action, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.04.                     Financial Condition; No Material Adverse Change.   (a)  The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended December 31, 2011, reported on by Ernst & Young LLP, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended March 31, 2012.  Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Restricted Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b)                              No event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect, since December 31, 2011.

SECTION 3.05.                     Properties.  (a)  Each lease and sublease of real property leased by a Loan Party is valid and enforceable in accordance with its terms and is in full force and effect, and no default by any party to any such lease or sublease exists except as to such defaults which could not reasonably be expected to result in a Material Adverse Effect.  Each of the Loan Parties and its Restricted Subsidiaries has good and indefeasible title to, or valid leasehold interests in, all of its real and personal property other than minor defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes or where the failure to have such good and indefeasible title could not reasonably be expected to have a Material Adverse Effect.  Such real and personal property is owned, free of all Liens other than Permitted Liens.

(b)                              Each Loan Party and its Restricted Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property necessary to its business as currently conducted and the use thereof by each Loan Party and its Restricted Subsidiaries does not infringe the rights of any other Person, except infringements or failures to own or license trademarks, tradenames, copyrights, patents and other intellectual property, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06.                     Litigation and Environmental Matters.  (a)  There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Loan Party, threatened against or affecting any Loan Party or any of its Restricted Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that challenge the enforceability of the Loan Documents or the Transactions.

(b)                              Except for the Disclosed Matters and except for such claims or liabilities that could not be reasonably expected to, individually or in the aggregate, to result in a Material Adverse Effect, (i) no Loan Party or any of its Restricted Subsidiaries has received notice of any claim with respect to any Environmental Liability or knows of any basis for any Environmental Liability, and (ii) no Loan Party nor any of its Restricted Subsidiaries (1) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law or (2) has become subject to any Environmental Liability.

(c)                               Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in a Material Adverse Effect.

SECTION 3.07.                     Compliance with Laws and Agreements.  Each Loan Party and its Restricted Subsidiaries is in compliance with all Requirements of Law applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  No Default has occurred and is continuing.

SECTION 3.08.                     Investment Company Status.  No Loan Party or any of its Restricted Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09.                     Taxes.  Except where the failure to comply, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, each Loan Party and its Restricted Subsidiaries has filed or caused to be filed all Federal and state income and other material Tax returns that are required to be filed and has paid all Federal and state income and other material Taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other material Taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Loan Party or Restricted Subsidiary); no Tax lien has been filed, and, to the knowledge of Holdings and the Borrower, no claim is being asserted, with respect to any such Tax, fee or other charge unless such is being contested in good faith and adequate reserves shall have been taken therefor to the extent required by GAAP.

SECTION 3.10.                     ERISA.  During the 5-year period prior to the date on which this representation is made or deemed to be made with respect to any Single Employer Plan (or, with respect to (vi) and (viii) below, as of the date such representation is made or deemed made), none of the following events or conditions, either individually or in the aggregate, has resulted or is reasonably likely to result in a liability to the Borrower or any ERISA Affiliate which would reasonably be expected to have a Material Adverse Effect:  (i) a Reportable Event; (ii) a failure to satisfy “minimum funding standards” (within the meaning of Section 412 of the Code or Section 302 of ERISA); (iii) any material non-compliance with the applicable provisions of ERISA and the Code; (iv) any termination of a Single Employer Plan (other than a standard termination pursuant to Section 4041(b) of ERISA); (v) a Lien in favor of the PBGC or a Single Employer Plan; (vi) an excess of accrued benefits under a Single Employer Plan over the value of the assets of such Single Employer Plan allocable to such accrued benefits (determined in both cases using the assumptions applicable under Section 430 of the Code); (vii) a complete or partial withdrawal from any  Multiemployer Plan by the Borrower or any ERISA Affiliate; (viii) any liability of the Borrower or any ERISA Affiliate under ERISA if the Borrower or any such ERISA Affiliate were to withdraw completely from all Multiemployer Plans as of the annual valuation date most closely preceding the date on which this representation is made or deemed made; or (ix) the Reorganization or Insolvency of any Multiemployer Plan.

SECTION 3.11.                     Disclosure.  As of the Effective Date, each Loan Party has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Restricted Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  As of the Effective Date, neither the Lenders Presentation nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document (as modified or supplemented by other information so furnished, when evaluated with the offering memorandum, dated July 27, 2012, distributed in connection with the Trac 2019 Senior Notes) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time delivered and, if such projected financial information was delivered prior to the Effective Date, as of the Effective Date.

SECTION 3.12.                     Material Agreements.  Except where the failure to comply, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, no Loan Party is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any material agreement to which it is a party or (ii) any agreement or instrument evidencing or governing Indebtedness.

SECTION 3.13.                     Solvency.  On and as of the Effective Date, and after giving effect to the Transactions and to all Indebtedness (including the Loans) being incurred and Liens created by the Loan Parties in connection therewith on the Effective Date, Holdings and its Restricted Subsidiaries on a consolidated basis are Solvent.

SECTION 3.14.                     Insurance.  Schedule 3.14 sets forth a description of all insurance, excluding health, medical, dental, life, disability and any similar policies and any other policies that cover individuals and not the Loan Parties, maintained by or on behalf of the Loan Parties and the Restricted Subsidiaries as of the Effective Date.  As of the Effective Date, all premiums in respect of such insurance have been paid.  The Borrower believes that the insurance maintained by or on behalf of the Borrower and the Restricted Subsidiaries is adequate.

SECTION 3.15.                     Capitalization and Subsidiaries.  As of the Effective Date, Schedule 3.15 sets forth (a) a correct and complete list of the name and relationship to Holdings of each Subsidiary of Holdings, (b) a true and complete listing of each class of each of Holdings’ authorized Equity Interests, of which all of such issued shares are validly issued, outstanding, fully paid and non-assessable, and owned beneficially and of record by the Persons identified on Schedule 3.15, and (c) the type of entity of Holdings and each of its Subsidiaries.  All of the issued and outstanding Equity Interests owned by any Loan Party has been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and is fully paid and non-assessable.

SECTION 3.16.                     Accounts.  The Administrative Agent may rely, in determining which Accounts are Eligible Accounts, on written statements and representations made by a Responsible Officer of the Borrower with respect to which Accounts of a Loan Party meet the criteria for Eligible Accounts. With respect to each of such Accounts reported in any Borrowing Base Certificate as an Eligible Account, unless otherwise disclosed to the Administrative Agent in writing:

(a)                               It is genuine and in all respects what it purports to be, and it is not evidenced by a judgment;

(b)                              It arises out of a lease, provision of equipment, sale made or services rendered by a Loan Party (or, for the period of 120 days after the Effective Date or such greater period as permitted by Section 5.16, the Titling Trust) in the ordinary course of its business and in accordance with the terms and conditions of all purchase orders, leases, pooling agreements, contracts, other documents or other agreements relating thereto and forming a part of the contract between the applicable Loan Party (or, for the period of 120 days after the Effective Date or such greater period as permitted by Section 5.16, the Titling Trust) and the Account Debtor and the Account Debtor is not an Affiliate of a Loan Party;

(c)                               It is for a liquidated amount or an amount scheduled pursuant to leasing, pooling or similar arrangements maturing as stated in the invoice covering such sale or rendition of services; and

(d)                              To the Borrower’s knowledge, the Account Debtor thereunder (1) had the capacity to contract at the time any contract or other document giving rise to the Account was executed and (2) such Account Debtor is Solvent.

All Accounts included as “Eligible Accounts” in the most recent Borrowing Base Certificate delivered to the Administrative Agent satisfy, as of the date of such Borrowing Base Certificate, the eligibility criteria set forth in the definition of “Eligible Accounts.”

SECTION 3.17.                     Rental Fleet Assets.  The Administrative Agent may rely, in determining which Rental Fleet Assets are Eligible Rental Fleet Assets, on all statements and representations made by a Responsible Officer of the Borrower with respect to any Rental Fleet Asset or Rental Fleet Assets of a Loan Party. All Rental Fleet Assets included as “Eligible Rental Fleet Assets” in the most recent Borrowing Base Certificate delivered to the Administrative Agent satisfy, as of the date of such Borrowing Base Certificate, the eligibility criteria set forth in the definition of “Eligible Owned Rental Fleet Assets” or “Eligible Direct Lease Assets”, as applicable.

SECTION 3.18.                     Security Interest in Collateral.

(a)                               The provisions of this Agreement and the other Loan Documents create legal and valid Liens on all the Collateral in favor of the Applicable Collateral Agent for the benefit of the Secured Parties, and such Liens constitute perfected and continuing Liens on the Collateral, securing the Secured Obligations, enforceable against the applicable Loan Party and all third parties, and having priority over all other Liens on the Collateral except (w) in the case of Permitted Liens, to the extent any such Permitted Liens would have priority over the Liens in favor of the Applicable Collateral Agent pursuant to any applicable law or applicable contract, (x) Liens perfected only by possession to the extent the Applicable Collateral Agent has not obtained or does not maintain possession of such Collateral, (y) prior to the date when such control agreements are required to be established pursuant to the Collateral Documents (if any), Liens perfected by control in a securities account or a deposit account or (z) prior to the date when the actions set forth on Section 5.16 are required to be taken, Liens perfected by identifying the Collateral Trustee on the Certificate of Title.

(b)                              The Loan Parties have good and valid legal and beneficial title to the Collateral, free and clear of all Liens except for Permitted Liens.

SECTION 3.19.                     Titling Trust; SUBI Certificates. On the Effective Date and on each other date to the extent that the SUBI Certificates continue to be part of the Collateral:

(a)                               The Titling Trust has good and valid legal and beneficial title to, and is the lawful owner of, all SUBI Collateral, free and clear of all Liens, except for Permitted Liens;

(b)                              The Titling Trust is a statutory trust duly formed, validly existing and in good standing under the laws of the State of Delaware and has the power to own its assets and to transact the business in which it is currently engaged. The Titling Trust is duly qualified to transact business, and has obtained all applicable licenses and approvals and is in good standing in each jurisdiction in which the character of the business transacted by it or properties owned or leased by it requires such qualification or license;

(c)                               There are no proceedings or investigations pending or threatened, against the Titling Trust or over any of the Titling Trust’s property before any Governmental Authority or arbitrator: (A) asserting the invalidity of any Loan Document, (B) seeking to prevent the consummation of any of the Transactions, or (C) seeking any determination or ruling that might materially and adversely affect the performance by the Titling Trust of its obligations under, or the validity or enforceability of, any Loan Document;

(d)                              The Titling Trust has good and marketable title to its properties and assets, including the Rental Fleet Assets owned by the Titling Trust, free and clear of all Liens other than Permitted Liens and Liens contemplated being released on the Effective Date; and

(e)                               The SUBI Certificates have been issued in certificated form and have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by the Borrower.

SECTION 3.20.                     Employment Matters.  As of the Effective Date, there are no strikes, lockouts or slowdowns against any Loan Party or any Restricted Subsidiary pending or, to the knowledge of the Borrower, threatened that individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  The hours worked by and payments made to employees of the Loan Parties and the Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  All payments due from any Loan Party or any Restricted Subsidiary, or for which any claim may be made against any Loan Party or any Restricted Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Loan Party or such Restricted Subsidiary except where the failure to do such, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.21.                     Anti-Terrorism Laws. Holdings and each of its Subsidiaries is: (i) not a “blocked” person listed in the Annex to Executive Order Nos. 12947, 13099 and 13224 and all modifications thereto or thereof (the “Annex”); (ii) in compliance in all material respects with the requirements of the USA PATRIOT Act Title III of 107 Public Law 56 (October 26, 2001) and in other statutes and all orders, rules and regulations of the United States government and its various executive departments, agencies and 150 offices, related to the subject matter of the Act, including Executive Order 13224 effective September 24, 2001 (the “Patriot Act”) and all other requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury (“OFAC”); (iii) not in receipt of any notice from the Secretary of State of the Attorney General of the United States or any other department, agency or office of the United States claiming a violation or possible violation of the Patriot Act; (iv) not listed as a Specially Designated Terrorist (as defined in the Patriot Act) or as a “blocked” person on any publicly available lists maintained by the OFAC pursuant to the Patriot Act or any other publicly available list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of the OFAC issued pursuant to the Patriot Act or on any other publicly available list of terrorists or terrorist organizations maintained pursuant to the Patriot Act; (v) not a Person who has been determined by competent authority to be subject to any of the prohibitions contained in the Patriot Act; and (vi) not owned or controlled by any Person named in the Annex.

ARTICLE IV

CONDITIONS

SECTION 4.01.                     Effective Date.  The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a)                               Credit Agreement and Loan Documents.  The Administrative Agent (or its counsel) shall have received (i) from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent (which may include facsimile, e-mail or other electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement, (ii) duly executed copies of the Loan Documents and (iii) any promissory notes requested by a Lender pursuant to Section 2.09 payable to the order of each such requesting Lender;

(b)                              Legal Opinions. The Administrative Agent shall have received (x) written opinion of the Loan Parties’ counsel, addressed to the Administrative Agent, the Collateral Trustee, the Issuing Bank and the Lenders with respect to the Loan Parties, the Loan Documents and such other matters as the Administrative Agent shall reasonably request and (y) written opinion of the Titling Trust’s counsel, addressed to the Administrative Agent, the Issuing Bank and the Lenders with respect to the Titling Trust, the SUBI Certificates and such other matters as the Administrative Agent shall reasonably request;

(c)                               Financial Statements and Projections.  The Lenders shall have received (i) audited consolidated financial statements of the Borrower and its Restricted Subsidiaries for the 2009, 2010 and 2011 fiscal years, (ii) unaudited interim consolidated financial statements of the Borrower and its Restricted Subsidiaries for each fiscal quarter ended after the date of the latest applicable financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are available, and (iii) projections through 2016 (with such projections to be prepared on a quarterly basis with respect to the first four fiscal quarters ending immediately after the Effective Date, and thereafter on an annual basis), which were prepared in good faith based upon assumptions believed to be reasonable at the time made (it being understood that (A) such projections are subject to uncertainties and contingencies and (B) no assurances can be made that the projections will be realized and that actual results may be materially different from the projections).

(d)                              Closing Certificates; Certified Certificate of Incorporation; Good Standing Certificates.  The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Effective Date, substantially in the form of Exhibit I, which shall (A) certify the resolutions of its Board of Directors, members or other body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of the Responsible Officers and any other officers of such Loan Party authorized to sign the Loan Documents to which it is a party, (C) in the case of the Borrower, state that no Default has occurred and is continuing, (D) state that the representations and warranties of the applicable Loan Party set forth in the Loan Documents to which it is a party are true and correct as of such date in all material respects (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date, and that any representation or warranty which is subject to any materiality qualifier or “Material Adverse Effect” shall be required to be true and correct in all respects, subject to such qualifier), and (E) contain appropriate attachments, including the certificate or articles of incorporation or organization of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and a true and correct copy of its by-laws or operating, management or partnership agreement, and (ii) a long form good standing certificate for each Loan Party from its jurisdiction of organization.

(e)                               Fees.  The Lenders, the Administrative Agent and the Collateral Trustee shall have received all fees required to be paid, and all expenses required to be paid pursuant to this Agreement for which invoices have been presented (including the reasonable fees and expenses of legal counsel), at least one Business Day before the Effective Date.  All such amounts will be paid with proceeds of Loans made on the Effective Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Effective Date.

(f)                                Lien Searches.  The Administrative Agent shall have received the results of a recent lien search in the appropriate jurisdictions where the Loan Parties are formed or incorporated, and such search shall reveal no liens on any of the assets of the Loan Parties except for Permitted Liens, filings not evidencing a Lien or to be discharged on or about the Effective Date pursuant to a pay-off letter or other documentation satisfactory to the Administrative Agent.

(g)                               Pay-Off Letter.  The Administrative Agent shall have received satisfactory pay-off letters for the Existing Credit Agreements to be repaid from the proceeds of the initial Borrowing, confirming that all Liens upon any of the property of the Loan Parties constituting Collateral will be terminated concurrently with such payment and all letters of credit issued or guaranteed as part of such Indebtedness shall have been cash collateralized or supported by a Letter of Credit.

(h)                              Funding Account.  The Administrative Agent shall have received a notice setting forth the Deposit Account of the Borrower (the “Funding Account”) to which the Lenders are authorized by the Borrower to transfer the proceeds of any Borrowings requested or authorized pursuant to this Agreement.

(i)                                  Solvency.  The Administrative Agent shall have received a solvency certificate from a Responsible Officer of the Borrower, substantially in the form of Exhibit J.

(j)                                  Closing Date Borrowing Base Certificate.  The Administrative Agent shall have received a Borrowing Base Certificate that calculates the Borrowing Base as of June 30, 2012 and which demonstrates satisfaction with paragraph (k) below.

(k)                              Closing Availability.  After giving effect to all Borrowings to be made on the Effective Date and the issuance of any Letters of Credit on the Effective Date and payment of all fees and expenses due hereunder, and with all of the Loan Parties’ indebtedness, liabilities, and obligations current, the Borrower’s Availability shall not be less than $200,000,000.

(l)                                  Trac 2019 Senior Notes.  The Borrower shall have issued notes with aggregate face value of at least $300,000,000 in consideration of the issuance of the Trac 2019 Senior Notes.

(m)                          Filings, Registrations and Recordings.  Each document (including any UCC and PPSA financing statement but excluding any Certificate of Title) required by the Collateral Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Applicable Collateral Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein shall be in proper form for filing, registration or recordation.

(n)                              Pledged Stock; Stock Powers; Pledged Notes.  The Administrative Agent shall have received (i) the certificates, if any, representing the shares of Equity Interests pledged pursuant to the Security Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Administrative Agent pursuant to the Security Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(o)                              Control Agreements.  The Administrative Agent shall have become a “joined party” to the US Bank Lockbox Intercreditor Agreement.

(p)                              SUBI Certificates. The Administrative Agent shall have received (i) a copy of the Titling Trust Agreement, certified as a true, complete and correct copy by a Finance Officer of the Borrower, (ii) the original Titling Trust Supplements and the SUBI Certificates, (iii) an appropriate instrument of transfer duly endorsed in blank and any other document that is necessary or reasonably desirable for the Administrative Agent to transfer the SUBI Certificates during the occurrence and continuation of an Event of Default, and (iv) a Notice of Registered Pledge, executed by the parties thereto.

(q)                              Insurance.  The Administrative Agent shall have received evidence of insurance coverage in form, scope, and substance reasonably satisfactory to the Administrative Agent and otherwise in compliance with the terms of Section 5.09.

(r)                                 Tax Withholding; “Know your Customer” Requirements.  The Administrative Agent shall have received a properly completed and signed IRS Form W-8 or W-9, as applicable, for each Loan Party. The Lenders shall have received all documentation and other information reasonably requested by the Administrative Agent within a reasonable period of time prior to the Effective Date and required under applicable “know your customer” and anti-money laundering rules and regulations.

(s)                                Field Examination. The Administrative Agent or its designee shall have conducted a field examination of the Loan Parties’ Accounts and related working capital matters and of the Loan Parties’ related data processing and other systems, the results of which shall be satisfactory to the Administrative Agent in its Permitted Discretion (and such field examination shall have been made available to the Lenders).

(t)                                  Appraisal.  The Administrative Agent shall have received an Appraisal of the Loan Parties’ Rental Fleet Assets from the Appraiser, which appraisal(s) shall be satisfactory to the Administrative Agent in its Permitted Discretion (and such appraisal shall have been made available to the Lenders).

SECTION 4.02.                     Each Credit Event.  The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a)                               The representations and warranties of the Loan Parties set forth in this Agreement shall be true and correct in all material respects with the same effect as though made on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date, and that any representation or warranty which is subject to any materiality qualifier or “Material Adverse Effect” shall be required to be true and correct in all respects, subject to such qualifiers).

(b)                              At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

(c)                               After giving effect to any Borrowing or the issuance, amendment, renewal or extension of any Letter of Credit, Availability is not less than zero.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a), (b) and (c) of this Section.

ARTICLE V

AFFIRMATIVE COVENANTS

Until the Revolving Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired, terminated or been cash collateralized and all LC Disbursements have been reimbursed, excluding all indemnities, expense reimbursement and contingent obligations not due and payable, each Loan Party executing this Agreement covenants and agrees, jointly and severally with all of the other Loan Parties, with the Lenders that:

SECTION 5.01.                     Financial Statements; Borrowing Base and Other Information.  The Borrower will furnish to the Administrative Agent and each Lender:

(a)                               within 90 days after the end of each fiscal year of Holdings, Holdings’ audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing acceptable to the Administrative Agent (without a “going concern” or like qualification, exception or disclosure and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Holdings and its consolidated Restricted Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b)                              within 45 days after the end of each of the first three fiscal quarters of each fiscal year of Holdings, Holdings’ consolidated balance sheet and related statements of income, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of such fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Responsible Officers as presenting fairly in all material respects the financial condition and results of operations of Holdings and its consolidated Restricted Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)                               concurrently with any delivery of financial statements under clause (a) or (b) above, (A) a certificate of a Responsible Officer of the Borrower in substantially the form of Exhibit C (i) certifying, in the case of the financial statements delivered under clause (b), as presenting fairly in all material respects the financial condition and results of operations of

Holdings and its consolidated Restricted Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, (ii) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (iii) setting forth reasonably detailed calculations of the Fixed Charge Coverage Ratio and the Senior Secured Leverage Ratio for the Test Period then in effect, regardless of whether then tested, and demonstrating compliance (to the extent applicable) with Section 6.12  and (iv) stating whether any change in GAAP or in the application thereof (including changes in depreciation methods, useful life and/or residual value of Rental Fleet Assets) has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate and (B) and to the extent not previously disclosed to the Administrative Agent, (1) a description of any change in the jurisdiction of organization of any Loan Party, (2) a list of any Deposit Accounts opened by any Loan Party and (3) if applicable, supplements in the form of Exhibit G to the Security Agreement and supplements in the form of Exhibit E to the Collateral Trust Security Agreement reflecting any changes, additions and/or releases of Collateral to the extent the information thereon shall have changed since the date of the most recent supplements delivered pursuant to this clause (3) or, in the case of the first such supplement, the Effective Date;

(d)                              as soon as practicable and in any event no later than  60 days after the beginning of each fiscal year of Holdings, Holdings’ consolidated plan and financial forecast for such fiscal year (a “Financial Plan”), including (i) a forecasted consolidated balance sheet, income statements and cash flow statements for each such fiscal year, together with an explanation of the assumptions on which such forecasts are based and (ii) forecasted consolidated income statements and funds flow statements for each fiscal quarter of each such fiscal year, prepared in good faith based upon assumptions that the Borrower believes to be reasonable at the time made (it being understood that (A) the Financial Plan projections are subject to uncertainties and contingencies and (B) no assurances can be made that the Financial Plan will be realized and that actual results may be materially different from the projections;

(e)                               (i) On the Effective Date, (ii) not later than 5:00 P.M. (New York time) on or before the 25th day of each month thereafter or, if such day is not a Business Day, the next Business Day, (iii) at the time of the consummation of a Permitted Acquisition (if so required pursuant to the definition thereof), and (iv) not later than 5:00 P.M. (New York time) on or before each Monday or, if such day is not a Business Day, the next Business Day, on a weekly basis during a Compliance Period or after the occurrence and during the continuance of an Event of Default, a Borrowing Base Certificate setting forth the Borrowing Base, which shall be prepared as of the last Business Day of the preceding month (or, if any such Borrowing Base Certificate is delivered more frequently than monthly, as of the last Business Day of the week prior to the week most recently ended preceding such delivery) (but adjusted, in the case of a Borrowing Base Certificate delivered in connection with a Permitted Acquisition, to reflect any Eligible Accounts or Eligible Rental Fleet Asset acquired by a Loan Party pursuant to such Permitted Acquisition). Each such Borrowing Base Certificate shall include all such supporting information as may be reasonably requested from time to time by the Administrative Agent;

(f)                                promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by Holdings or any Restricted Subsidiary with the SEC, or with any national securities exchange, or distributed by Holdings to its shareholders generally or to the holders of any debt securities of any Loan Party (including the Senior Notes), as the case may be; and

(g)                               promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of Holdings or any Restricted Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

Documents required to be delivered pursuant to Section 5.01(a) or (b) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Holdings posts such documents, or provides a link thereto on Holdings’ or any Loan Party’s website on the internet or at www.sec.gov; (ii) on which such documents are posted on Holdings’ behalf on an internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); or (iii) on which such documents are filed with the SEC on EDGAR; provided, that: (A) Holdings shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its written request to Holdings to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (B) Holdings shall promptly notify the Administrative Agent (by facsimile or e-mail) of the posting or filing of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents, provided that failure to deliver the documents or notice in (A) or (B) shall not constitute a Default or Event of Default.  The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by Holdings with any such request for delivery by a Lender, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

SECTION 5.02.                     Notices of Material Events.  The Borrower will furnish to the Administrative Agent and each Lender prompt (but in any event within any time period that may be specified below) written notice of the following:

(a)                               Within five Business Days after a Responsible Officer of the Borrower has knowledge thereof, the occurrence of any Default;

(b)                              within five Business Days after a Responsible Officer of the Borrower has knowledge of receipt of any notice of any governmental investigation or any litigation or proceeding commenced or threatened against any Loan Party that (i) seeks damages in excess of $5,000,000, (ii) seeks injunctive relief that could reasonably be expected to result in a Material Adverse Effect, (iii) alleges criminal misconduct by any Loan Party, (iv) alleges the violation of any law regarding, or seeks remedies in connection with, any Environmental Laws that could reasonably be expected to result in a Material Adverse Effect, or (v) contests any tax, fee, assessment, or other governmental charge in excess of $5,000,000;

(c)                               within five Business Days after a Responsible Officer of the Borrower has knowledge thereof, any Lien (other than Permitted Liens) or claim made or asserted against any of the Rental Fleet Assets (other than any that are subject to a Long Term Lease) in an amount that could reasonably be expected to result in a Material Adverse Effect;

(d)                              within five Business Days after a Responsible Officer of the Borrower has knowledge thereof, any loss, damage, or destruction to the Rental Fleet Assets (other than any that are subject to a Long Term Lease) or any other Collateral in the amount of $5,000,000 or more, whether or not covered by insurance;

(e)                               within five Business Days after a Responsible Officer of the Borrower has knowledge thereof, the receipt of any and all default notices received under or with respect to any leased location or public warehouse where Collateral in amount of $5,000,000 or more is located;

(f)                                within a reasonable amount of time after the closing thereof, any amendment to any Senior Note Document together with a copy of such amendment;

(g)                               within five Business Days after a Responsible Officer of the Borrower has knowledge thereof, the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in actual liability to the Borrower or any of the Borrower’s direct subsidiaries and which liability could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; and

(h)                              within five Business Days after a Responsible Officer of the Borrower has knowledge thereof, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Responsible Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03.                     Existence; Conduct of Business.  Each Loan Party will, and will cause each Restricted Subsidiary to, (a) do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, qualifications, licenses, permits, franchises, governmental authorizations, intellectual property rights, licenses and permits material to the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except in each case (other than with respect to such Loan Party’s existence) to the extent failure to so comply could not reasonably be expected to result in a Material Adverse Effect, provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03 or a sale of assets permitted under Section 6.05 or the consummation of a Permitted Acquisition, and (b) carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted as of the Effective Date or as otherwise permitted by Section 6.03(b).

SECTION 5.04.                     Payment of Obligations.  Each Loan Party will, and will cause each Restricted Subsidiary to, pay or discharge all Material Indebtedness and all other material liabilities and obligations, including Taxes, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Loan Party or Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect; provided, however, each Loan Party will, and will cause each Restricted Subsidiary to, remit withholding taxes and other payroll taxes to appropriate Governmental Authorities as and when claimed to be due, notwithstanding the foregoing exceptions.

SECTION 5.05.                     Maintenance of Properties.  Except where the failure to comply, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, each Loan Party will, and will cause each Restricted Subsidiary to, keep and maintain all property material to the conduct of its business in good condition and working order, ordinary wear and tear excepted, excluding Rental Fleet Assets that (a) are subject to Long Term Leases and (b) such Loan Party determines in the ordinary course of its business to not repair or maintain.

SECTION 5.06.                     Books and Records; Inspection Rights.  Each Loan Party will, and will cause each of its Restricted Subsidiaries to, keep proper books of record and accounts, in conformity with GAAP, of all financial transactions in relation to its business and activities. Each Loan Party will, and will cause each of its Restricted Subsidiaries to, permit representatives of Administrative Agent (and, during the occurrence and continuance of an Event of Default, any Lender), from time to time, but not more frequently than the Administrative Agent is permitted to conduct field exams under Section 5.11 (except that no such limitation shall exists during the continuation of an Event of Default), during normal business hours after reasonable prior notice, (i) to visit and inspect the properties of Holdings and its Restricted Subsidiaries, inspect, audit and make extracts from their books and records, and discuss with their executive officers and their independent accountants, Holdings’ and each of its Restricted Subsidiaries’ business, assets, liabilities, financial condition, business prospects and results of operations and (ii) to verify Eligible Accounts and Eligible Rental Fleet Assets. Neither the Administrative Agent nor any Lender shall have any duty to make any such inspection and shall not incur any liability by reason of its failure to conduct or delay in conducting any such inspection.

SECTION 5.07.                     Compliance with Laws.  Each Loan Party will, and will cause each Restricted Subsidiary to, comply with all Requirements of Law applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08.                     Use of Proceeds. The proceeds of the Loans will be used, and Letters of Credit will be issued, to refinance certain existing Indebtedness of the Borrower (including the Existing Credit Agreements) and for other general corporate purposes (including acquisitions and investments not prohibited hereunder) and working capital needs of the Borrower and the Restricted Subsidiaries (including the payment of fees and expenses incurred in connection with the Transactions).  No part of the proceeds of any Loan and no Letter of Credit will be used, whether directly or indirectly, for any purpose that entails a violation of Regulations T, U and X as adopted by the Board and as in effect from time to time.

SECTION 5.09.                     Insurance. (a)  Each Loan Party shall (i) maintain with financially sound and reputable insurance companies insurance on all such property and against all such risks as is consistent and in accordance with industry practice for companies similarly situated owning similar properties and engaged in similar businesses as the Borrower, and (ii) furnish to the Administrative Agent or, with the respect to Certificate of Title Collateral, the Collateral Trustee, upon its reasonable request therefor, full information as to the insurance carried. Such insurance shall include physical damage insurance on all real and personal property (whether now owned or hereafter acquired) consistent with such Loan Party’s past practices, including casualty, commercial general liability insurance and business interruption insurance.

(b)                              Each Loan Party shall request its insurers to deliver, in favor of the Administrative Agent or with respect to Certificate of Title Collateral, the Collateral Trustee, certificates of such insurance naming the Administrative Agent or Collateral Trustee, as applicable, as loss payee and/or additional insured (with appropriate endorsements), which certificates (i) shall state that such insurance policies shall not be canceled without at least 30 days’ prior written notice thereof by the respective insurer to the Administrative Agent or the Collateral Trustee, as applicable and (ii) to the extent reasonably available from such insurer, shall provide that the respective insurers irrevocably waive rights of subrogation with respect to the Administrative Agent or the Collateral Trustee, as applicable.

(c)                               Each Loan Party shall require each lessee under each Customer Leasing Arrangement with respect to Collateral to maintain insurance on each Rental Fleet Asset or, to the extent permitted by the Loan Party in the ordinary course of its business and consistent with adopted credit policies, self insure, (i) as required in the related Customer Leasing Arrangement and (ii) unless self-insured as provided above, in such forms and in such amounts as are customary in the industry, and review each related insurance certificate to ensure that it comports with the terms of such Customer Leasing Arrangement, including, but not limited to, causing the lessee on each renewal date to name a Loan Party as a loss payee and an additional insured under such insurance policy and requiring that the insurer under such insurance policy endeavor to notify the Borrower of any renewal, cancellation, termination or material alteration thereunder.

SECTION 5.10.                     Appraisals.

(a)                               Once in each twelve month period, the Loan Parties will cooperate with an Appraiser to provide Rental Fleet Assets Appraisals or updates thereof, prepared on a basis reasonably satisfactory to the Administrative Agent, such appraisals and updates to include, without limitation, information required by applicable law and regulations; provided, however that (a) during a Compliance Period, the Administrative Agent may request one additional Appraisal during such twelve month period, and (b) if an Event of Default has occurred and is continuing, the Administrative Agent may request up to one such Appraisals per each fiscal quarter of Holdings (including and not in addition to other Appraisals).  For purposes of this Section 5.10, it is understood and agreed that a single Appraisal may consist of appraisals conducted at multiple relevant sites and involve one or more relevant Loan Parties and their assets.  All such Appraisals shall be at the sole expense of the Loan Parties.

(b)                              At least one Appraisal in each twelve month period shall consist of a physical appraisal of a sampling of approximately 10,000 Rental Fleet Assets. Any additional Appraisals conducted during each twelve month period may alternate between desktop and physical appraisals of samplings of approximately 10,000 Rental Fleet Assets, at the Permitted Discretion of the Administrative Agent. Additionally, upon the request of the Borrower and at Borrower’s expense, the Administrative Agent shall request an Appraisal with respect to Rental Fleet Assets added pursuant to clause (h) of the definition of “Eligible Owned Rental Fleet Assets” and clause (g) of the definition of “Eligible Direct Lease Assets” since the date of the latest Appraisal delivered to the Administrative Agent to reset the amount permitted thereunder to be added as Eligible Rental Fleet Assets. Such Appraisal may be a desktop or physical appraisal, at the Permitted Discretion of the Administrative Agent, if the net depreciated GAAP value of such added Rental Fleet Assets exceeds $50,000,000, and shall consist of a desktop appraisal if the net depreciated GAAP value of such added Rental Fleet Assets does not exceed $50,000,000. For the avoidance of doubt, Rental Fleet Assets that are remanufactured or refurbished shall not count toward the $50,000,000 amount of Rental Fleet Assets that have been added and may be added to the Borrowing Base, to the extent they constitute Eligible Rental Fleet Assets.

SECTION 5.11.                     Field Examinations.  Once in each twelve month period, the Loan Parties will permit, upon reasonable notice, the Administrative Agent to conduct a field examination to ensure the adequacy of Collateral included in any Borrowing Base and related reporting and control systems; provided, however that (a) during a Compliance Period, the Administrative Agent may conduct one additional field examination during such twelve month period, and (b) if an Event of Default has occurred and is continuing, the Administrative Agent may conduct up to one such field examination per each fiscal quarter of Holdings (including and not in addition to other field examinations).  For purposes of this Section 5.11, it is understood and agreed that a single field examination may be conducted at multiple relevant sites and involve one or more relevant Loan Parties and their assets.  All such field examinations shall be at the sole expense of the Loan Parties.

SECTION 5.12.                     Accounts. (a)  Each Loan Party shall keep materially accurate and complete records, except for clerical errors, of its Accounts and all payments and collections thereon and shall submit to the Administrative Agent on such periodic basis as the Administrative Agent shall request a sales and collections report for the preceding period, in form consistent with the reports currently prepared by the Borrower with respect to such information. When requested by the Administrative Agent with reasonable prior notice, from and after the date hereof, the Borrower shall deliver to the Administrative Agent a detailed aging of all of Accounts of the Loan Parties, and upon the Administrative Agent’s request therefore, copies of proof of delivery and the original copy of all documents, including, without limitation, repayment histories and present status reports relating to the Accounts so scheduled and such other matters and information relating to the status of then existing Accounts as the Administrative Agent shall reasonably request.

(b)                              Each Loan Party shall maintain computerized systems capable of tracking the Accounts, Customer Leasing Agreements and Rental Fleet Assets on a per unit basis, as applicable, enabling the Borrower at all times to identify the same by owner and lender/lienholder, and shall submit to the Administrative Agent on such periodic basis as the Administrative Agent shall request such information.

SECTION 5.13.                     Rental Fleet Assets. Each Loan Party shall (i) enforce the terms of any Customer Leasing Arrangement and, if so required, repossess and remarket any Rental Fleet Asset that is part of the Collateral, in each case, in accordance with the diligence, prudence, skill and care which are customary and usual for other servicers of comparable contracts and equipment, (ii) collect or arrange for payment from the appropriate lessee or third party and process all payment requests under the insurance policies with respect to such Rental Fleet Assets and (iii) institute and prosecute claims against the manufacturers of the Rental Fleet Assets as the Borrower may consider advisable for breach of warranty, any defect in condition, design, operation or fitness or other non-conformity with the terms of manufacture.

SECTION 5.14.                     Depository Banks.

(a)                               After the date that is 180 days after the Effective Date (or such other later date approved by the Administrative Agent in its reasonable discretion), the Borrower and each other Loan Party will maintain the Administrative Agent as its principal depository bank, including for the maintenance of operating, administrative, cash management, collection activity, and other deposit accounts for the conduct of its business (other than the US Bank Lockbox Account and the Excluded Deposit Accounts).

(b)                              Each Loan Party will maintain such cash management systems and banking arrangements, including the establishment of Deposit Account Control Agreements, as provided in the Security Agreement.

(c)                               No later than the date that is 180 days after the Effective Date (or such other later date approved by the Administrative Agent in its reasonable discretion), each Loan Party shall maintain systems capable of tracking cash and proceeds deposited in the Deposit Accounts (including the US Bank Lockbox Account), enabling the Borrower at all times to allocate such cash and cash proceeds that are part of the Collateral during a Cash Dominion Period.

SECTION 5.15.                     Additional Collateral; Further Assurances. (a)  Subject to applicable law, each Loan Party will cause each of its wholly-owned Domestic Subsidiaries (other than an Unrestricted Subsidiary, Non-Guarantor Subsidiary, a Domestic Subsidiary that is not a Material Subsidiary or any Domestic Subsidiary that is prohibited by a Requirement of Law from becoming a Guarantor) formed or acquired after the date of this Agreement in accordance with the terms of this Agreement to become a Loan Party by executing a Joinder Agreement. Upon execution and delivery thereof, each such Person (i) shall automatically become a Loan Guarantor hereunder and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Loan Documents and (ii) will grant Liens to the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, in any property of such Loan Party which constitutes Collateral.

(b)                              Each Loan Party will cause (i) 100% of the issued and outstanding Equity Interests of each of its Domestic Subsidiaries and (ii) 65% (or such greater percentage that will not cause any material adverse tax consequences) of the issued and outstanding Equity Interests entitled to vote and 100% of the issued and outstanding Equity Interests not entitled to vote in each Foreign Subsidiary directly owned by Holdings or any Domestic Subsidiary to be subject at all times to a perfected Lien in favor of the Administrative Agent pursuant to the terms and conditions of the Loan Documents or other security documents as the Administrative Agent shall reasonably request.

(c)                               Without limiting the foregoing, each Loan Party will, and will cause each wholly-owned Domestic Subsidiary (other than an Unrestricted Subsidiary, Non-Guarantor Subsidiary, a Domestic Subsidiary that is not a Material Subsidiary or any Domestic Subsidiary that is prohibited by a Requirement of Law from doing so) to, execute and deliver, or cause to be executed and delivered, to the Applicable Collateral Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements and other documents and such other actions or deliveries of the type required by Section 4.01, as applicable), which may be required by law or which the Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, all at the expense of the Loan Parties.

(d)                              If any Loan Party acquires any additional Rental Fleet Assets after the Effective Date, prior to including such Rental Fleet Assets in the calculation of the Borrowing Base, the Borrower will (i) notify the Administrative Agent (and, with respect to Certificate of Title Collateral, the Collateral Trustee) and provide supplements to the Security Agreement and the Collateral Trust Security Agreement describing such additional Rental Fleet Assets, (ii) cause such assets to be subjected to a Lien securing the Secured Obligations and (iii) take, and cause each Restricted Subsidiary that is a Loan Party to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (c) of this Section, all at the expense of the Loan Parties.

SECTION 5.16.                     Certificates of Title.

(a)                               With respect to each item of Certificate of Title Collateral (other than Untitled Chassis or any Rental Fleet Asset designated to a Permitted Warehousing Transaction) that is (x) SUBI Collateral, (y) owned as of the Effective Date by any Loan Party and that is subject to the Collateral Trust Security Agreement or (z) acquired by a Loan Party after the Effective Date and that is subject to the Collateral Trust Security Agreement, prior to the date that is the applicable Required Perfection Date (as such period may be extended by the Administrative Agent): (i) the applicable Loan Party shall have delivered the related Certificate of Title (or, if such Rental Fleet Asset was purchased directly from the manufacturer or another seller, the necessary purchase documentation) and all other necessary documentation required by the applicable Governmental Authority to cause such Certificate of Title, upon issuance, to reflect the applicable Loan Party as the sole owner of such Rental Fleet Asset and the Collateral Trustee as the sole secured party with respect to such Rental Fleet Asset to the Filing Agent and shall have taken all other steps in the applicable Loan Party’s control necessary for the Filing Agent to process an application for title with such Governmental Authority; (ii) the Filing Agent shall have filed (or, if the Filing Agent is the applicable Governmental Authority, shall have received) such application and shall have notified the applicable Loan Party in writing (which notice may be made electronically and shall, in any case, specifically identify the related Rental Fleet Assets) that it has done so (and a copy of such notice has been delivered to the Collateral Trustee and the Administrative Agent); (iii) such application shall not have been rejected or returned, subject to clause (c) below; and (iv) other than with respect to Pledged Chassis subject to the Collateral Trust Security Agreement on the Effective Date, an updated supplement schedule to the applicable Collateral Documents shall have been received by the Administrative Agent and the Collateral Trustee reflecting such Rental Fleet Assets as part of the Collateral.

(b)                              Promptly after the return of the Certificates of Titles to the applicable Loan Party showing the applicable Loan Party as owner and the Collateral Trustee as sole secured party and lien holder with respect to such Rental Fleet Assets, the applicable Loan Party shall deliver evidence of such Certificate of Title to the Collateral Trustee and the Administrative Agent, and the Borrower shall hold the original Certificate of Title.

(c)                               In the event application for title submitted in accordance with clause (a) above is rejected or returned, the applicable Loan Party will take reasonable steps to determine and cure the issue and resubmit, or cause to be resubmitted, such application and other items necessary for filing.  Any such Rental Fleet Asset for which the application is rejected or returned shall remain eligible for inclusion in the Borrowing Base for a period not to exceed the Titling Defect Grace Period after the date of such return or rejection (as such period may be extended by the Administrative Agent); provided, in the case of Rental Fleet Assets included in the Collateral on the Effective Date, in an amount not to exceed 5,500 Rental Fleet Assets and, in the case of Rental Fleet Assets that become Collateral after the Effective Date, in an amount not to exceed 3% of the number of Rental Fleet Assets that become Collateral in the related calendar month.

SECTION 5.17.                     Designation of Subsidiaries.

(a)                               Holdings may at any time designate any Restricted Subsidiary that has been formed or acquired after the Effective Date as an Unrestricted Subsidiary, or any Unrestricted Subsidiary as a Restricted Subsidiary, provided that (i) immediately after giving effect to such designation, Holdings and the Restricted Subsidiaries shall be in compliance with the covenants set forth in Section 6.12 (calculated on a Pro Forma Basis in respect of the Test Period in effect at such time), and (ii) immediately before and immediately after such designation, no Default shall have occurred and be continuing.  The designation of any Restricted Subsidiary as an Unrestricted Subsidiary pursuant to the terms hereof shall constitute an Investment by the applicable Loan Party therein at the date of such designation.  The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of such designation of any Indebtedness or Liens of such Subsidiary existing at the time of such designation. Each designation or redesignation must be evidenced by a resolution of the member(s), board of directors or equivalent thereof of the Borrower, a certified copy of which shall be delivered to Administrative Agent together with a certificate of a Responsible Officer of the Borrower certifying that such designation or redesignation, as applicable, complies with the foregoing conditions and setting forth in reasonable detail the calculations demonstrating compliance with the covenants set forth in Section 6.12.

(b)                              Holdings may designate any Restricted Subsidiary that has been formed or acquired after the Effective Date and that is a Domestic Subsidiary as a Non-Guarantor Subsidiary, provided that (i) such designation shall occur on or promptly after such Restricted Subsidiary has been formed or acquired and in any event before such Restricted Subsidiary becomes a Loan Party, (ii) immediately after giving effect to such designation, Holdings and the Restricted Subsidiaries shall be in compliance with the covenants set forth in Section 6.12 (calculated on a Pro Forma Basis in respect of the Test Period in effect at such time), and (iii) immediately before and immediately after such designation, no Default shall have occurred and be continuing. Each designation must be evidenced by a resolution of the member(s), board of directors or equivalent thereof of the Borrower, a certified copy of which shall be delivered to Administrative Agent together with a certificate of a Responsible Officer of the Borrower certifying that such designation complies with the foregoing conditions and setting forth in reasonable detail the calculations demonstrating compliance with the covenants set forth in Section 6.12. No Collateral (other than cash and Cash Equivalents in accordance with this Agreement) shall be transferred, assigned or disposed from a Loan Party to a Non-Guarantor Subsidiary.

SECTION 5.18.                     “Know Your Customer” Information.  Upon either (a) a change in Requirements of Law (or in the interpretation, administration or application thereof) related to “Know Your Customer” provisions, including without limitation Section 326 (including amendments and successor provisions thereto), of the USA PATRIOT Act, (b) any change in the status of the Borrower or the composition of the direct shareholders of the Borrower after the date of this Agreement or (c) a proposed assignment by a Lender permitted by Section 9.04 and within a reasonable amount of time after receipt of written request from the Administrative Agent or any Lender, the Borrower shall use its commercially reasonable efforts to provide information necessary for the Administrative Agent or such Lender, as applicable, to comply with the “Know Your Customer” provisions, including without limitation Section 326 (including amendments and successor provisions thereto) of the USA PATRIOT Act, where the information is not already available to the Administrative Agent or such Lender.

ARTICLE VI

NEGATIVE COVENANTS

Until the Revolving Commitments have expired or terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document have been paid in full and all Letters of Credit have expired, terminated or been cash collateralized and all LC Disbursements have been reimbursed, excluding all indemnities, expense reimbursement and contingent obligations not due and payable, each Loan Party executing this Agreement covenants and agrees, jointly and severally with all of the other Loan Parties, with the Lenders that:

SECTION 6.01.                     Indebtedness.  No Loan Party will, nor will it permit any Restricted Subsidiary to, create, incur or suffer to exist any Indebtedness, except:

(a)                               the Secured Obligations;

(b)                              Indebtedness existing on the date hereof and set forth in Schedule 6.01;

(c)                               Indebtedness of Holdings to any Restricted Subsidiary and of any Restricted Subsidiary to Holdings or any other Restricted Subsidiary, provided that other than in the case of (x) intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of Holdings and the Restricted Subsidiaries to finance working capital needs of the Restricted Subsidiaries and (y) intercompany lease obligations, (i) Indebtedness of any Restricted Subsidiary that is not a Loan Party to Holdings or to any Restricted Subsidiary that is a Loan Party shall be subject to Section 6.04 and (ii) Indebtedness of Holdings to any Restricted Subsidiary that is not a Loan Party and Indebtedness of any Restricted Subsidiary that is a Loan Party to any Restricted Subsidiary that is not a Loan Party shall be subordinated to the Secured Obligations on terms reasonably satisfactory to the Administrative Agent;

(d)                              Guarantees by Holdings of Indebtedness of any Subsidiary and by any Restricted Subsidiary of Indebtedness of Holdings or any other Subsidiary, provided that (i) the Indebtedness so Guaranteed is permitted by this Section 6.01, (ii) Guarantees by Holdings or any Restricted Subsidiary that is a Loan Party of Indebtedness of any Subsidiary that is not a Loan Party shall be subject to Section 6.04 and (iii) Guarantees permitted under this clause (d) shall be subordinated to the Secured Obligations of the applicable Restricted Subsidiary on the same terms as the Indebtedness so Guaranteed is subordinated to the Secured Obligations;

(e)                               Subject to the proviso at the end of this Section 6.01, Indebtedness of Holdings or any Restricted Subsidiary (other than any such Indebtedness consisting of Capital Lease Obligations) incurred to finance the acquisition, construction or improvement of any fixed or capital assets (whether or not constituting purchase money Indebtedness), including any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, provided that (i) such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (e) shall not exceed at any time outstanding $25,000,000;

(f)                                Indebtedness which represents an extension, refinancing or renewal (such Indebtedness being referred to herein as the “Refinancing Indebtedness”) of any of the Indebtedness described in clauses (b), (c), (d), (e), (i), (l), (n), (q), (r), (s) and (u) hereof (such Indebtedness being so extended, refinanced or renewed being referred to herein as the “Refinanced Indebtedness”); provided that, (i) such Refinancing Indebtedness does not increase the principal amount of the Refinanced Indebtedness except by reasonable amounts related to reasonable finance and transaction costs, (ii) any Liens securing such Refinanced Indebtedness are not extended to any additional property of any Loan Party, (iii) no Loan Party that is not originally obligated with respect to repayment of such Refinanced Indebtedness is required to become obligated with respect to such Refinancing Indebtedness, (iv) such  Refinancing Indebtedness does not result in a shortening of the average weighted maturity of such Refinanced Indebtedness, and (v) if such Refinanced Indebtedness was subordinated in right of payment to the Secured Obligations, then the terms and conditions of such Refinancing Indebtedness must include subordination terms and conditions that are at least as favorable to the Administrative Agent and the Lenders as those that were applicable to such Refinanced Indebtedness;

(g)                               Indebtedness owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

(h)                              Indebtedness of Holdings or any Restricted Subsidiary in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business;

(i)                                  Indebtedness of any Person that becomes a Restricted Subsidiary after the date hereof; provided that (i) such Indebtedness exists at the time such Person becomes a Restricted Subsidiary and is not created in contemplation of or in connection with such Person becoming a Restricted Subsidiary and (ii) the aggregate principal amount of Indebtedness permitted by this clause (i) shall not exceed $50,000,000 at any time outstanding.

(j)                                  Indebtedness of Holdings or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit and bank guarantees issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation claims, health, disability or other benefits to employees or former employees or their families or property, casualty or liability insurance or self-insurance, and letters of credit in connection with the maintenance of, or pursuant to the requirements of, environmental or other permits or licenses from governmental authorities, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(k)                              Indebtedness arising from agreements of Holdings or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, earnouts or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary of Holdings or the acquisition of any business, assets or Equity Interests, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary of Holdings for the purpose of financing such acquisition;

(l)                                  Swap Obligations permitted by Section 6.07;

(m)                          Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of its incurrence;

(n)                              Subject to the proviso at the end of this Section 6.01, Indebtedness of Foreign Subsidiaries in an aggregate amount not to exceed $25,000,000 at any time outstanding;

(o)                              Indebtedness of Holdings or any Restricted Subsidiary consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(p)                              Indebtedness consisting of Indebtedness from the repurchase, retirement or other acquisition or retirement for value by Holdings of Equity Interests of Holdings (or payments to any direct or indirect parent entity of Holdings to permit distributions to repurchase common equity (or options, warrants or other rights to acquire common equity) thereof of such parent entity) from any future, current or former officer, director, manager or employee (or any spouses, successors, executors, administrators, heirs or legatees of any of the foregoing) of Holdings, any direct or indirect parent entity of Holdings, or any of its Subsidiaries or their authorized representatives to the extent permitted in Section 6.08(a)(iii);

(q)                              Subject to the proviso at the end of this Section 6.01, Indebtedness of Holdings or any Restricted Subsidiary incurred in connection with any Capital Lease Obligation entered into after the Effective Date, or Indebtedness assumed in connection with any Capital Lease Obligation entered into after the Effective Date secured by a Lien on any fixed or capital assets; provided that the aggregate principal amount of Indebtedness permitted by this clause (q) shall not exceed $25,000,000 at any time outstanding;

(r)                                 Subject to the proviso at the end of this Section 6.01, other additional Indebtedness not included in any other provision of 6.01 of Holdings or a Restricted Subsidiary in an aggregate principal amount not exceeding $50,000,000 at any time outstanding;

(s)                                Indebtedness related to a Permitted Warehousing Transaction, provided that such Indebtedness shall not be outstanding for more than 180 days after the incurrence of such Indebtedness;

(t)                                  Indebtedness under (i) the Trac 2019 Senior Notes and (ii) any Permitted Senior Notes Refinancing in respect thereof; and

(u)                              all premiums (if any), interest (including, but not limited to, post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (t) above;

provided, that any Indebtedness incurred pursuant to Section 6.01(e), (n), (q) and (r) to finance the acquisition of Rental Fleet Assets shall not exceed, together with any sale leaseback transaction with respect to Rental Fleet Assets permitted pursuant to the proviso set forth in Section 6.06, $25,000,000 in the aggregate at any time outstanding.

For the avoidance of doubt, any Indebtedness permitted by a particular exception or divided among exceptions in this Section 6.01 may be changed to be permitted by a different exception at a later date so long as such Indebtedness would be permitted by such section.

SECTION 6.02.                     Liens.  No Loan Party will, nor will it permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except (“Permitted Liens”):

(a)                               Liens created pursuant to any Loan Document;

(b)                              Permitted Encumbrances;

(c)                               any Lien on any property or asset of Holdings or any Restricted Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that such Lien shall secure only those obligations which it secures on the date hereof, and extensions, renewals and replacements thereof that comply with Section 6.01(f);

(d)                              Subject to the proviso at the end of this Section 6.02, Liens on fixed or capital assets acquired, constructed or improved by Holdings or any Restricted Subsidiary; provided that (i) such security interests secure Indebtedness permitted by clause (e) or clause (q) of Section 6.01 and extensions, renewals and replacements thereof that comply with Section 6.01(f), (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and related finance costs and (iv) such security interests shall not apply to any other property or assets of Holdings or such Restricted Subsidiary;

(e)                               any Lien existing on any property or asset prior to the acquisition thereof by Holdings or any Restricted Subsidiary or existing on any property or asset of any Person that becomes a Restricted Subsidiary after the date hereof prior to the time such Person becomes a Restricted Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Restricted Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary, as the case may be, and extensions, renewals and replacements thereof that comply with Section 6.01(f);

(f)                                Liens (i) of a collection bank arising under Section 4-208 of the Uniform Commercial Code, or any comparable or successor provision, on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(g)                               Liens arising out of sale and leaseback transactions permitted by Section 6.06;

(h)                              Liens granted (i) by a Loan Party to another Loan Party in respect of Indebtedness owed by such granting Loan Party or (ii) by a Restricted Subsidiary that is not a Loan Party in favor of Holdings or another Loan Party in respect of Indebtedness owed by such Restricted Subsidiary, and, in each case, extensions, renewals and replacements thereof that comply with Section 6.01(f);

(i)                                  Liens on the Collateral securing Indebtedness incurred pursuant to Section 6.01(t), to the extent subject to the Intercreditor Agreement or the Collateral Trust Agreement, as applicable;

(j)                                  deposits made in the ordinary course of business to secure liability to insurance carriers;

(k)                              leases and subleases of Rental Fleet Assets or real property granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of Holdings or any of the Restricted subsidiaries;

(l)                                  Liens securing Swap Obligations so long as the related Indebtedness is, and is permitted to be under Section 6.07, secured by a Lien on the same property securing such Swap Obligations, and extensions, renewals and replacements thereof that comply with Section 6.01(f);

(m)                          Liens arising out of conditional sale, title retention, consignment, Direct Finance Leases, operating leases or similar arrangements for the sale, purchase or lease of goods entered into by Holdings or any Restricted Subsidiary in the ordinary course of business;

(n)                              any encumbrance or restriction (including put and call arrangements) with respect to capital stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(o)                              Liens solely on any cash earnest money deposits made by Holdings or any Restricted Subsidiary in connection with any letter of intent or purchase agreement or in connection with the rental of real or personal property;

(p)                              Liens to secure Indebtedness of any Foreign Subsidiary permitted by Section 6.01(n) covering only the assets of such Foreign Subsidiary and extensions, renewals and replacements thereof that comply with Section 6.01(f);

(q)                              Grants of licenses or sub-licenses of intellectual property and software or other general intangibles in the ordinary course of business;

(r)                                 Liens arising in connection with Capital Lease Obligations existing as of the Effective Date permitted under Section 6.01(b) and extensions, renewals and replacements thereof that comply with Section 6.01(f); provided that no such Lien shall extend to or cover any Collateral or assets other than the assets subject to such Capital Lease Obligations and the proceeds thereof;

(s)                                Liens created pursuant to applications or reimbursement agreements pertaining to documentary letters of credit which encumber the assets covered by the applicable letter of credit and the products and proceeds thereof;

(t)                                  Liens in favor of the counterparty to a repurchase agreement entered into in the ordinary course of business on the Cash Equivalents that are the subject of such repurchase agreement;

(u)                              Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of Holdings or any of the Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Holdings and the Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of Holdings or any of the Restricted Subsidiaries in the ordinary course of business;

(v)                              Liens in connection with a Permitted Warehousing Transaction so long as such assets have not been in a Permitted Warehouse Transaction for over 180 days and provided that such Liens shall not extend to or cover any Collateral or any assets other than the assets subject to such Permitted Warehouse Transaction; and

(w)                           Subject to the proviso at the end of this Section 6.02, additional Liens securing Indebtedness permitted to be incurred pursuant to Section 6.01(r) and extensions, renewals and replacements thereof that comply with Section 6.01(f);

provided, that any Lien created or incurred pursuant to Section 6.02(d) and (w) on Rental Fleet Assets shall not secure Indebtedness in excess of $25,000,000 in the aggregate at any time outstanding.

For the avoidance of doubt, any Liens permitted by a particular exception or divided among exceptions in this Section 6.02 may be changed to be permitted by a different exception at a later date so long as such Liens would be permitted by such section.

SECTION 6.03.                     Fundamental Changes.  (a)  No Loan Party will, nor will it permit any Restricted Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing (i) any Person may merge into the Borrower in a transaction in which the surviving entity is the Borrower or another Person organized or existing under the laws of the United States of America, any State thereof or the District of Columbia and such Person expressly assumes, in writing, all the obligations the Borrower under the Loan Documents, (ii) any Person may merge into any Restricted Subsidiary in a transaction in which the surviving entity is a Restricted Subsidiary and, if any party to such merger is a Restricted Subsidiary that is a Loan Party, is or becomes a Restricted Subsidiary that is Loan Party concurrently with such merger, (iii) any Restricted Subsidiary that is not a Loan Party may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; provided that any such merger involving a Person that is not a wholly owned Restricted Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04 and (iv) any Loan Party or a Restricted Subsidiary may merge or consolidate into another Person, or dissolve or liquidate by transferring all of its assets to another Person for the purposes of effecting dispositions permitted under Section 6.05 (other than dispositions permitted by Section 6.05(g)); provided that any such merger or consolidation involving a Person that is not a wholly owned Restricted Subsidiary immediately prior to such merger, amalgamation or consolidation shall not be permitted unless also permitted by Section 6.04.

(b)                              The Borrower and each Restricted Subsidiary of the Borrower that is a Loan Party will not, nor will it permit any Restricted Subsidiary to, engage to any business other than businesses of the type conducted by the Borrower and its Restricted Subsidiaries on the date hereof, the drayage business and businesses reasonably related, incidental, ancillary or complimentary thereto, including without limitation a drayage business.

(c)                               Holdings will not engage in any business or activity other than the ownership of all the outstanding Equity Interests of the Borrower, the incurrence of Indebtedness permitted under Section 6.01, any other activities expressly permitted in this Agreement including, without limitation, activities permitted by the exceptions in Article VI, engage in activities related to the ownership of Equity Interests, acting as a guarantor and pledging assets (to the extent not prohibited by this Agreement) and issuing the Senior Notes and performing its obligations under the Senior Note Documents or any documents related to a Permitted Senior Note Refinancing and, in each case, activities incidental thereto.

SECTION 6.04.                     Investments, Loans, Advances, Guarantees and Acquisitions.  No Loan Party will, nor will it permit any Restricted Subsidiary to make or hold any Investment, except:

(a)                               Cash and Cash Equivalents, subject to, if required by the Loan Documents, control agreements in favor of the Administrative Agent for the benefit of the Secured Parties or otherwise subject to a perfected security interest in favor of the Administrative Agent for the benefit of the Lenders;

(b)                              Investments in existence on the date hereof and described in Schedule 6.04, and any modifications, amendments, renewals, extensions or refinancing of such Investments (so long as not constituting additions to such Investments existing on the date hereof);

(c)                               Investments by Holdings in the Borrower, by any Loan Party in any other Loan Party, by any Restricted Subsidiary in any Loan Party and by the Borrower and the Restricted Subsidiaries in Equity Interests in their respective Subsidiaries, provided that (A) any such Equity Interests held by a Loan Party shall be pledged pursuant to the Security Agreement (subject to the limitations applicable to common stock of a Foreign Subsidiary referred to in Section 5.15) and (B) the aggregate amount of investments by Loan Parties in Subsidiaries that are not Loan Parties (together with outstanding intercompany loans permitted under the proviso to Section 6.04(d) and outstanding Guarantees permitted under the proviso to Section 6.04(e)) shall not exceed $50,000,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs);

(d)                              loans or advances made by Holdings to any Restricted Subsidiary and made by any Restricted Subsidiary to Holdings or any other Restricted Subsidiary, provided that the amount of such loans and advances made by Loan Parties to Subsidiaries that are not Loan Parties (together with outstanding investments permitted under clause (B) to the proviso to Section 6.04(c) and outstanding Guarantees permitted under the proviso to Section 6.04(e)) shall not exceed $50,000,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs);

(e)                               Guarantees constituting Indebtedness permitted by Section 6.01, provided that the aggregate principal amount of Indebtedness of Subsidiaries that are not Loan Parties that is Guaranteed by any Loan Party shall (together with outstanding investments permitted under clause (B) to the proviso to Section 6.04(c) and outstanding intercompany loans permitted under the proviso to Section 6.04(d)) shall not exceed $50,000,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs);

(f)                                loans or advances made by a Loan Party to its employees on an arms-length basis in the ordinary course of business consistent with past practices for travel and entertainment expenses, relocation costs and similar purposes up to a maximum of $5,000,000 in the aggregate at any one time outstanding;

(g)                               subject to the Security Agreement, notes payable, or stock or other securities issued by Account Debtors to a Loan Party pursuant to negotiated agreements with respect to settlement of such Account Debtor’s Accounts in the ordinary course of business, consistent with past practices;

(h)                              Investments in the form of Swap Agreements permitted by Section 6.07;

(i)                                  Investments of any Person existing at the time such Person becomes a Restricted Subsidiary of Holdings or consolidates or merges with Holdings or any of the Restricted Subsidiaries (including in connection with a Permitted Acquisition) so long as such Investments were not made in contemplation of such Person becoming a Restricted Subsidiary or of such merger;

(j)                                  Investments received in connection with the dispositions of assets permitted by Section 6.05;

(k)                              Investments constituting deposits described in clauses (c) and (d) of the definition of the term “Permitted Encumbrances”;

(l)                                  Permitted Acquisitions;

(m)                          any Investment acquired by Holdings or any Restricted Subsidiary in exchange for any other Investment or accounts receivable held by the in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of such other Investment or accounts receivable (including any trade creditor or customer), or in satisfaction of judgments against other Persons, or as a result of a foreclosure by Holdings or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(n)                              any Investment in any Subsidiary of Holdings or any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business;

(o)                              Investments consisting of the contribution of assets in a joint venture in connection with chassis remanufacturing; provided that substantially all such contributed assets are transferred to a Loan Party upon remanufacture;

(p)                              Investments by Holdings or any Restricted Subsidiary in the form of extensions of credit to customers or direct or indirect suppliers of Holdings or any Restricted Subsidiary in the ordinary course of business, including, but not limited to, Customer Leasing Arrangements;

(q)                              Investments consisting of purchases, acquisitions and the remanufacturing of Rental Fleet Assets, inventory, supplies, material or equipment or the licensing or contribution of intellectual property, including Poolstat®, in the ordinary course of business pursuant to joint marketing arrangements with other Persons;

(r)                                 endorsements for collection or deposit in the ordinary course of business;

(s)                                Investments made in the ordinary course of business in accordance with past practice in connection with obtaining, maintaining or renewing customer contracts including, but not limited to, Customer Leasing Arrangements;

(t)                                  so long as immediately before and immediately after giving effect thereto on a Pro Forma Basis no Default or Event of Default shall have occurred and be continuing, other Investments (not constituting an Acquisition) not otherwise permitted by this Section 6.04 in an amount not to exceed, together with all prior Permitted Acquisitions made pursuant to clause (d) of the definition of “Permitted Acquisition”, $100,000,000 in the aggregate at any time outstanding (determined without regard to any write-downs or write-offs);

(u)                              Investments made in Rental Fleet Assets that are subject to a Permitted Warehouse Transaction;

(v)                              Investments in any Equity Interests, stock appreciation or similar rights in SCT Chassis, Inc. consistent with past practice, provided that the cash payments for such Investments are contributed on a substantially concurrent basis to a Loan Party; and

(w)                           other Investments not constituting an Acquisition, provided that, at the time such Investments are made and after giving effect thereto, the Payment Conditions are satisfied.

For the avoidance of doubt, any Investments permitted by a particular exception or divided among exceptions in this Section 6.04 may be changed to be permitted by a different exception at a later date so long as such Investments would be permitted by such section.

SECTION 6.05.                     Asset Sales.  No Loan Party will, nor will it permit any Restricted Subsidiary to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will Holdings permit any Restricted Subsidiary to issue any additional Equity Interest in such Restricted Subsidiary (other than to Holdings or another Restricted Subsidiary in compliance with Section 6.04) (each, an “Asset Sale”), except:

(a)                               sales, transfers and dispositions of (i) inventory in the ordinary course of business and (ii) used, obsolete, worn out or surplus equipment or property (including scrap resulting from the remanufacturing process of Chassis) in the ordinary course of business;

(b)                              sales, transfers and other dispositions by a Loan Party or any Restricted Subsidiary to Holdings or to another Restricted Subsidiary (other than sales, transfers and dispositions of Collateral to a Non-Guarantor Subsidiary except as permitted by Section 5.17(b)), provided that any such sales, transfers, dispositions or issuances by a Loan Party to a Restricted Subsidiary that is not a Loan Party shall be made in compliance with Section 6.09;

(c)                               sales, transfers and dispositions of accounts receivable in connection with the compromise, settlement or collection thereof or in a bankruptcy or similar proceeding;

(d)                              sales, transfers and dispositions of cash and Cash Equivalents and other investments permitted by clauses (i) and (k) of Section 6.04;

(e)                               sale and leaseback transactions permitted by Section 6.06;

(f)                                dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of Holdings or any Restricted Subsidiary;

(g)                               asset sales permitted under Section 6.03 (excluding dispositions permitted under Section 6.03(a)(iv));

(h)                              the lease (including, without limitation, pursuant to finance lease or an operating lease), assignment, sub-lease or license of any real or personal property in the ordinary course of business;

(i)                                  the licensing or sub-licensing of intellectual property and software or other general intangibles in the ordinary course of business (in the case of PoolStat®, subject to Section 6.15);

(j)                                  any sale of Equity Interests in an Unrestricted Subsidiary;

(k)                              the transfer of assets pursuant to a Customer Leasing Arrangement in the ordinary course of business, including the sale of assets to lease customers upon the termination of a Customer Leasing Arrangement pursuant to the terms thereof;

(l)                                  any surrender or waiver of contract rights or the settlement, release or surrender of contract rights or other litigation claims in the ordinary course of business;

(m)                          the unwinding of any Swap Obligations;

(n)                              sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(o)                              the abandonment of intellectual property rights in the ordinary course of business, which in the reasonable good faith determination of the Borrower are not material to the conduct of the business of Holdings and the Restricted Subsidiaries taken as a whole;

(p)                              the transfer of the end of term rights with respect to Capital Lease Obligations;

(q)                              the sale of Containers not to exceed $7,500,000 in book value in the aggregate;

(r)                                 the making of any Lien, Investment or Restricted Payment that is permitted to be made, and is made, under Sections 6.02, 6.04 or 6.08;

(s)                                any issuance or sale of Equity Interests of Holdings;

(t)                                  any transfer, dividend or other distribution of Equity Interests in Ipool S.a.r.l. or Equity Interests of any direct or indirect parent company of Holdings;

(u)                              additional Asset Sales, provided that the aggregate fair market value of all Asset Sales in reliance upon this paragraph (u) shall not exceed $75,000,000 in the aggregate;

(v)                              Asset Sales in connection with a Permitted Warehousing Transaction; and

(w)                           additional Asset Sales that are not permitted by any other paragraph of this Section, provided that (i) the aggregate fair market value of all such additional Asset Sales in reliance upon this paragraph (w) shall not exceed $75,000,000 and (ii) at the time such Asset Sales are made and immediately after giving effect thereto, the Payment Conditions are satisfied.

provided that all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by clauses  (f), (l), (m) and (n) above and the proviso of (b) above) shall be made for fair value and for at least 75% cash consideration.

For the avoidance of doubt, any Asset Sales permitted by a particular exception or divided among exceptions in this Section 6.05 may be changed to be permitted by a different exception at a later date so long as such Asset Sales would be permitted by such section.

SECTION 6.06.                     Sale and Leaseback Transactions.  No Loan Party will, nor will it permit any Restricted Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for (a) any such sale of any fixed or capital assets permitted by Section 6.05 (other than clause (e)) by Holdings or any Restricted Subsidiary that is made for cash consideration in an amount not less than the fair value of such fixed or capital asset and is consummated within 180 days after Holdings or such Restricted Subsidiary acquires or completes the construction of such fixed or capital asset, (b) extensions, renewals and replacements thereof that comply with Section 6.01(f) and any extension, refinancing or renewal thereof that would otherwise comply with the restrictions herein and (c) in connection with any Permitted Warehouse Transaction, provided that, other than with respect to a Permitted Warehouse Transaction, the aggregate amount of sale and leaseback transactions permitted by this Section 6.06 with respect to Rental Fleet Assets shall not exceed, together with any Indebtedness incurred pursuant to Section 6.01(e), (n), (q) and (r), $25,000,000 in the aggregate at any time outstanding.

SECTION 6.07.                     Swap Agreements.  No Loan Party will, nor will it permit any  Restricted Subsidiary to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which Holdings or any Restricted Subsidiary has actual exposure (other than those in respect of Equity Interests of Holdings or any of its Restricted Subsidiaries), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of Holdings or any Restricted Subsidiary.

SECTION 6.08.                     Restricted Payments; Certain Payments of Indebtedness.  (a)  No Loan Party will, nor will it permit any Restricted Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except:

(i)                                  each of Holdings and the Borrower may declare and pay dividends with respect to its common stock payable solely in additional shares of its common stock, and, with respect to its preferred stock, payable solely in additional shares of such preferred stock or in shares of its common stock;

(ii)                              Restricted Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests;

(iii)                          Holdings and the Borrower may make a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of common Equity Interests (other than Disqualified Stock) of Holdings, the Borrower or any direct or indirect parent entity of Holdings held by any future, present or former employee, director or consultant (or any spouses, successors, executors, administrators, heirs or legatees of any of the foregoing) of Holdings, any of its Subsidiaries or any direct or indirect parent entity of Holdings pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement or any stock subscription or shareholder agreement; provided that the aggregate Restricted Payments made under this clause (a)(iii) do not exceed in any calendar year (1) $5,000,000 (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum of $10,000,000 in any calendar year) or (2) $10,000,000 after an underwritten public offering of the Equity Interests of any direct or indirect parent company of Holdings;

(iv)                          Holdings of management, consulting, monitoring and advisory fees and related expenses to the Sponsor and its Affiliates in an aggregate amount in any fiscal year not to exceed $2,000,000;

(v)                              Holdings may make a Restricted Payment to any direct parent entity of Holdings in amounts required for either of their respective direct or indirect parent entities to pay (a) franchise and excise taxes and other fees, taxes and expenses required to maintain their corporate existence; (b) in respect of any taxable period (or portion thereof) in which Holdings and/or any of its Subsidiaries is a member of a consolidated, combined or similar income tax group of which a direct or indirect parent of Holdings is the common parent (a “Tax Group”), distributions to pay foreign, federal, state and local income taxes of such Tax Group, (i) to the extent such income taxes are attributable to the income of Holdings and the Restricted Subsidiaries and not directly payable by Holdings or the Restricted Subsidiaries and (ii) to the extent of the amount actually received from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries, provided that in no event will such dividends or distributions exceed the amounts that Holdings and its Restricted Subsidiaries and/or Unrestricted Subsidiaries (as applicable) would have paid as a stand-alone group; (c) customary salary, bonus and other benefits payable to officers and employees of any direct or indirect parent entity of Holdings to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of Holdings and the Restricted Subsidiaries; and (d) general corporate and operating overhead costs and expenses related to audits, tax, legal and other professional services of any direct or indirect parent entity of Holdings to the extent such costs and expenses are attributable to the ownership or operation of Holdings and the Restricted Subsidiaries;

(vi)                          Holdings and the Restricted Subsidiaries may make Restricted Payments with proceeds received from any Unrestricted Subsidiary;

(vii)                      Restricted Payments consisting of any distribution, grant or transfer of any Equity Interests, stock appreciation or similar rights in SCT Chassis, Inc. to any employee, officer or director, in each case whether current or former, of Holdings or any of its Subsidiaries consistent with past practice;

(viii)                  so long as immediately before and immediately after giving effect thereto on a Pro Forma Basis no Default or Event of Default shall have occurred and be continuing, other Restricted Payments not otherwise permitted by this Section 6.08(a) in an amount not to exceed $25,000,000 in the aggregate;

(ix)                          Holdings may make Restricted Payments from the net proceeds of a substantially contemporaneous issuance by Holdings of Qualified Equity Interests or a substantially contemporaneous capital contribution in respect of Qualified Equity Interests of Holdings;

(x)                              Holdings may make Restricted Payments on its Common Stock after the Effective Date from the net proceeds received by or contributed to Holdings in any public offering, other than public offerings registered on Form S-8, in an amount not to exceed $20,000,000 in the aggregate;

(xi)                          Restricted Payments consisting of any distribution, grant or transfer of Equity Interests, stock appreciation or similar rights in Ipool S.a.r.l. or other Equity Interests of any direct or indirect parent company of Holdings; and

(xii)                      any other Restricted Payments, provided that, at the time such Restricted Payments are made and immediately after giving effect thereto, the Payment Conditions are satisfied.

For the avoidance of doubt, any Restricted Payments permitted by a particular exception or divided among exceptions in this Section 6.08(a) may be changed to be permitted by a different exception at a later date so long as such Restricted Payments would be permitted by such section.

(b)                              No Loan Party will, nor will it permit any Restricted Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness, except:

(i)                                  payment of Indebtedness created under the Loan Documents;

(ii)                              (A) payment of regularly scheduled interest and principal payments as and when due in respect of any Indebtedness and (B) any prepayment of any Indebtedness permitted by this Agreement that consists of Capital Lease Obligations, any lease or other arrangement conveying use or Indebtedness permitted by Section 6.01(e) or (s) so long as at the time such payment is made and immediately after giving effect thereto, no Default or Event of Default would result therefrom, other than payments in respect of the Subordinated Indebtedness prohibited by the subordination provisions thereof;

(iii)                          refinancings of Indebtedness to the extent permitted by Section 6.01;

(iv)                          payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(v)                              so long as immediately before and immediately after giving effect thereto on a Pro Forma Basis no Default or Event of Default shall have occurred and be continuing, payments of Indebtedness not otherwise permitted by this Section 6.08(b) in an amount not to exceed $25,000,000 in the aggregate;

(vi)                          payment of or prepayment of any Indebtedness of Holdings or any Restricted Subsidiary to any Restricted Subsidiary that is a Loan Party or, with respect to a payment or prepayment by a Restricted Subsidiary that is not a Loan Party, to Holdings or any Restricted Subsidiary;

(vii)                      Holdings may pay or prepay Indebtedness from the net proceeds of a substantially contemporaneous issuance by Holdings of Qualified Equity Interests or a substantially contemporaneous capital contribution in respect of Qualified Equity Interests of Holdings;

(viii)                  payment of Indebtedness occurring in connection with a conversion or partial conversion of Indebtedness into Equity Interests;

(ix)                          payment of Indebtedness by any Foreign Subsidiary or Non-Guarantor Subsidiary;

(x)                              payment of Swap Obligations permitted by Section 6.07; and

(xi)                          any other payments of Indebtedness, provided that, at the time such payments are made and after giving effect thereto, the Payment Conditions are satisfied.

For the avoidance of doubt, any payment or prepayment of Indebtedness permitted by a particular exception or divided among exceptions in this Section 6.08(b) may be changed to be permitted by a different exception at a later date so long as such payment or prepayment of Indebtedness would be permitted by such section.

SECTION 6.09.                     Transactions with Affiliates.  No Loan Party will, nor will it permit any Restricted Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except:

(a)                               transactions that  are at prices and on terms and conditions not less favorable to such Loan Party or such Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties;

(b)                              transactions between or among Holdings and any Restricted Subsidiary that is a Loan Party not involving any other Affiliate;

(c)                               any Investment permitted by Sections 6.04(c), 6.04(d) or 6.04(v);

(d)                              any Indebtedness permitted under Section 6.01(c);

(e)                               any Restricted Payment permitted by Section 6.08;

(f)                                for the avoidance of doubt, notwithstanding that employees, officers and directors of Holdings and its Subsidiaries shall not constitute Affiliates, loans or advances to employees permitted under Section 6.04(f);

(g)                               the payment of fees to directors of the Borrower or any Restricted Subsidiary who are not employees of Holdings or any Restricted Subsidiary, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of Seacastle Inc., Holdings or its Restricted Subsidiaries in the ordinary course of business;

(h)                              any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by Holdings’ or the Borrower’s board of directors;

(i)                                  transactions in existence on the Effective Date set forth on Schedule 6.09;

(j)                                  any Asset Sale permitted under Section 6.05(t); and

(k)                              the existence of, or the performance by Holdings or any of the Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) and any similar agreements; provided, however, that the existence of, or the performance by Holdings or any Restricted Subsidiary of obligations under any such agreement shall only be permitted by this clause (m) to the extent that the terms of any such agreement, taken as a whole, are not disadvantageous to Lenders in any material respect.

SECTION 6.10.                     Restrictive Agreements.  No Loan Party will, nor will it permit any Restricted Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of such Loan Party or any of its Restricted Subsidiaries to create, incur or permit to exist any Lien upon any of its property or assets to secure the Secured Obligations or (b) the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to any Equity Interests or to make or repay loans or advances to Holdings or any other Restricted Subsidiary or to Guarantee Indebtedness of Holdings or any other Restricted Subsidiary; provided that

(i)                                  the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document;

(ii)                              the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.10;

(iii)                          the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of assets or a Restricted Subsidiary pending such sale, provided such restrictions and conditions apply only to such assets or the Restricted Subsidiary that is to be sold and such sale is permitted hereunder;

(iv)                          clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness;

(v)                              clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof;

(vi)                          the foregoing shall not apply to restrictions and conditions imposed by customary provisions in joint venture agreements and other similar agreements relating solely to such joint venture;

(vii)                      the foregoing shall not apply to restrictions and conditions imposed by customary provisions contained in leases (whether operating or capital) licenses or sub-licenses of intellectual property and software or other general intangibles in the ordinary course of business;

(viii)                  clause (a) of the foregoing shall not apply to restrictions and conditions imposed by any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which Holdings or any Restricted Subsidiary is a party entered into in the ordinary course of business, provided that such agreement prohibits the encumbrance solely of the property or assets of Holdings or such Restricted Subsidiary that are the subject to such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of Holdings or such Restricted Subsidiary or the assets or property of another Restricted Subsidiary;

(ix)                          the foregoing shall not apply to restrictions and conditions pursuant to the Senior Note Documents and Permitted Senior Note Refinancing;

(x)                              clauses (a) and (b) of the foregoing shall not apply to restrictions and conditions on any Foreign Subsidiary or any Non-Guarantor Restricted Subsidiary by the terms of any Indebtedness of such Non-Guarantor Restricted Subsidiary or Foreign Subsidiary permitted to be incurred by this Agreement;

(xi)                          the foregoing shall not apply to contractual obligations binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary, so long as such contractual obligations were not entered into solely in contemplation of such Person becoming a Restricted Subsidiary;

(xii)                      clause (a) of the foregoing shall not apply to restrictions and conditions imposed by the terms of the documentation governing Indebtedness of a Restricted Subsidiary that is not a Loan Party, which Indebtedness is permitted by Section 6.01;

(xiii)                  the foregoing shall not apply to negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 6.01, but only if such negative pledge or restriction expressly permits Liens for the benefit of the Administrative Agent and the Lenders with respect to this Agreement on a senior basis and without a requirement that such holder of such Indebtedness be secured be secured by such Liens equally and ratably or on a junior basis;

(xiv)                  clause (a) of the foregoing shall not apply to restrictions on cash, other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(xv)                      the foregoing shall not apply to secured Indebtedness otherwise permitted to be incurred under Section 6.01 that limits the rights of the obligor to dispose of the assets securing such Indebtedness; and

(xvi)                  the foregoing shall not apply to any encumbrances or restrictions of the type referred to in clauses (a) and (b) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (xv) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

No such clause in this Section 6.10 shall prohibit or restrict any Loan Party’s or any Restricted Subsidiary’s right to execute a subordination, non-disturbance and attornment agreement, other attornment agreements or other similar agreements in the ordinary course of business in a form customary and reasonably acceptable to Holdings or such Restricted Subsidiary.

SECTION 6.11.                     Amendment of Material Documents.  No Loan Party will, nor will it permit any Restricted Subsidiary to, amend, modify or waive any of its rights under (a) any agreement relating to any Subordinated Indebtedness, (b) its certificate of incorporation, by-laws, operating, management or partnership agreement or other organizational documents or (c) the Senior Note Documents, to the extent any such amendment or modification or waiver would be materially adverse to the Lenders, excluding making representations or covenants thereunder less restrictive or eliminating  representations or covenants thereunder.

SECTION 6.12.                     Financial Covenants.

(a)                               Fixed Charge Coverage Ratio. On any day (each a “FCCR Commencement Date”) on which (A) Availability is less than the greater of (i) 20% of the Total Revolving Commitment and (ii) $140,000,000 (on a day when that the aggregate outstanding Indebtedness for Capital Lease Obligations for Holdings and its Restricted Subsidiaries equals or exceeds $75,000,000 on such date) or (B) Availability is less than the greater of (i) 15% of the Total Revolving Commitment and (ii) $105,000,000 (on a day when that the aggregate outstanding Indebtedness for Capital Lease Obligations for Holdings and its Restricted Subsidiaries is less than $75,000,000 on such date), and continuing until the date on which Availability shall have exceeded such thresholds for at least 30 consecutive days, the Loan Parties will not permit the Fixed Charge Coverage Ratio for the Test Period in effect at any time (including, for the avoidance of doubt, the Test Period in effect on the applicable FCCR Commencement Date) to be less than 1.00 to 1.00 at the end of each such fiscal quarter when tested.

(b)                              Senior Secured Leverage Ratio. On any day (each a “Leverage Ratio Commencement Date”) on which (A) Availability is less than the greater of (i) 20% of the Total Revolving Commitment and (ii) $140,000,000 (on a day when that the aggregate outstanding Indebtedness for Capital Lease Obligations for Holdings and its Restricted Subsidiaries equals or exceeds $75,000,000 on such date) or (B) Availability is less than the greater of (i) 15% of the Total Revolving Commitment and (ii) $105,000,000 (on a day when that the aggregate outstanding Indebtedness for Capital Lease Obligations for Holdings and its Restricted Subsidiaries is less than $75,000,000 on such date), and continuing until the date on which Availability shall have exceeded such thresholds for at least 30 consecutive days, the Loan Parties will not at any time permit the Senior Secured Leverage Ratio for the Test Period in effect at any time (including, for the avoidance of doubt, the Test Period in effect on the applicable Leverage Ratio Commencement Date) to exceed the ratio set forth below opposite the applicable Test Period ending:

Test Period ending	Senior Secured Leverage Ratio

Effective Date to June 30, 2013	6.50 to 1.00.

September 30, 2013 to June 30, 2014	6.00 to 1.00.

September 30, 2014 to June 30, 2015	5.50 to 1.00

September 30, 2015 to June 30, 2016	5.00 to 1.00

September 30, 2016 to Maturity Date	4.50 to 1.00

(c)                               Quarterly Certificate. The Borrower will not fail to deliver to the Administrative at the time any financial statements are delivered pursuant to Section 5.01(a) or Section 5.01(b), a certificate in the form of Exhibit C signed by a Responsible Officer of the Borrower setting forth reasonably detailed calculations of the Fixed Charge Coverage Ratio and the Senior Secured Leverage Ratio for the Test Period ending on the last day of the fiscal period covered by such financial statements.

SECTION 6.13.                     Changes in Fiscal Year. Holdings shall not change, or permit any Restricted Subsidiary to change, its fiscal year end without the consent of the Administrative Agent.

SECTION 6.14.                     Designation of First Priority Additional Debt. The Borrower (a) shall not designate any Indebtedness as “First Priority Additional Debt” under and as defined in the Collateral Trust Agreement, (b) shall not permit any Indebtedness or other obligations (other than the Loans and the Obligations) to be designated as “First Priority Secured Obligations” under and as defined in the Collateral Trust Agreement and (c) shall not designate any obligations under banking, cash management, custody and other similar services or any Swap Obligations as “Permitted First Lien Non-Loan Exposure” or “Other Secured Non-Loan Exposure” under and as defined in the Collateral Trust Agreement, in each case of (a), (b) and (c) without the prior consent of the Required Lenders.

SECTION 6.15.                     PoolStat®. No Loan Party shall enter into any arrangement, directly or indirectly, whereby Holdings or any Restricted Subsidiary shall sell, transfer or create or incur any Lien (other than a Permitted Lien) with respect to PoolStat® (excluding granting any non-exclusive license thereon, which is permitted) unless in conjunction with such sale, transfer or encumbrance, such Loan Party shall simultaneously obtain (A) a non-exclusive license for PoolStat® for a term that will extend beyond the Maturity Date, and (B) a contractual agreement from the owner/licensor or lien holder of PoolStat® to grant the Administrative Agent and the Collateral Trustee a royalty-free license for PoolStat® to be exercised during the occurrence and continuation of an Event of Default as provided in Section 5.3 of the Security Agreement.

ARTICLE VII

EVENTS OF DEFAULT

If any of the following events (“Events of Default”) shall occur:

(a)                               the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable;

(b)                              the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five days;

(c)                               any representation or warranty made or deemed made by any Loan Party or any Restricted Subsidiary in, or in connection with, this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been materially incorrect when made or deemed made (or with respect to any such representation, warranty or other statement qualified by “materiality” or “Material Adverse Effect”, in any respect), except for clerical errors that do not adversely affect the Lenders and except for curable breaches of any representation or warranty that is not material to the interests of the Lenders so long as such breach of representation or warranty is cured within thirty days after the applicable Loan Party’s or a Restricted Subsidiary’s knowledge of such breach;

(d)                              any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.03 (with respect to a Loan Party’s existence) or 5.08 or, at any time the weekly reporting requirement under clause (iv) of Section 5.01(e)(iv) is in effect, 5.01(e)(iv) (provided that with respect to a failure under Section 5.01(e)(iv), such failure shall continue unremedied for a period of five days after the earlier of knowledge of such breach or written notice thereof from the Administrative Agent), or Article VI, or Section 7.1(c) of the Security Agreement;

(e)                               any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those which constitute a default under another Section of this Article), and such failure shall continue unremedied for a period of (i) 5 days after the earlier of knowledge of such breach or receipt of written notice thereof from the Administrative Agent (which notice will be given at the request of any Lender) if such breach relates to terms or provisions of Section 5.01(a), (b), (c) and (e) (other than Section 5.01(e)(iv)) or 5.02 (other than Section 5.02(a)) or 5.16 of this Agreement or (ii) 30 days after the earlier of knowledge of such breach or written notice thereof from the Administrative Agent (which written notice will be given at the request of any Lender) if such breach relates to terms or provisions of any other Section of this Agreement or any other Loan Document;

(f)                                any Loan Party or any Restricted Subsidiary shall fail to make any payment beyond the applicable grace period (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable, only so long as such failure has not been waived, cured or forborne.

(g)                               any event or condition occurs that results in any Material Indebtedness (i) becoming due prior to its scheduled maturity or (ii) that enables or permits (with the giving of notice, if required) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness; provided, further, that an Event of Default shall only exist pursuant to this clause (g)(ii) so long as such event or condition continues to exist;

(h)                              an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of a Loan Party or any Restricted Subsidiary of any Loan Party (to the extent such Restricted Subsidiary is a Material Subsidiary) or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or any Restricted Subsidiary of any Loan Party (to the extent such Restricted Subsidiary is a Material Subsidiary) or for a substantial part of its assets, and in case of clause (i) or (ii), such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)                                  any Loan Party or any Restricted Subsidiary of any Loan Party (to the extent such Restricted Subsidiary is a Material Subsidiary)  shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Loan Party or Restricted Subsidiary of any Loan Party (to the extent such Restricted Subsidiary is a Material Subsidiary) or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)                                  any Loan Party or any Restricted Subsidiary (to the extent such Restricted Subsidiary is a Material Subsidiary) of any Loan Party shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)                              (i) one or more judgments for the payment of money in an aggregate amount in excess of $50,000,000 (beyond the amount paid or covered by insurance) shall be rendered against any Loan Party, any Restricted Subsidiary of any Loan Party or any combination thereof and the same shall remain undischarged for a period of 75 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party or any Restricted Subsidiary of any Loan Party to enforce any such judgment; or (ii) any Loan Party or any Restricted Subsidiary of any Loan Party shall fail within 75 days to discharge one or more non-monetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgments or orders, in any such case, are not stayed on appeal or otherwise being appropriately contested in good faith by proper proceedings diligently pursued;

(l)                                  an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m)                          a Change in Control shall occur;

(n)                              the Loan Guaranty shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of the Loan Guaranty, or any Loan Guarantor shall fail to comply with any of the terms or provisions of the Loan Guaranty to which it is a party, or any Loan Guarantor shall deny that it has any further liability under the Loan Guaranty to which it is a party, or shall give notice to such effect;

(o)                              except as permitted by the terms of any Collateral Document, any Collateral Document shall for any reason fail to create a valid security interest in any Collateral purported to be covered thereby, and with the same priority purported to be created thereby, with a fair market value in excess of $10,000,000 or any action shall be taken by any Loan Party to discontinue or to assert the invalidity or unenforceability of any Collateral Document; or

(p)                              any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Loan Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any material provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms);

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times:  (i) terminate the Revolving Commitments, whereupon the Revolving Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Revolving Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.  Upon the occurrence and the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC.

ARTICLE VIII

THE ADMINISTRATIVE AGENT AND THE COLLATERAL TRUSTEE

SECTION 8.01.                     The Administrative Agent.

Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Loan Parties or any Restricted Subsidiary of a Loan Party or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Restricted Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.  The Administrative Agent shall make available to the Lenders all Appraisals performed in connection with Section 5.10 and the results of all field examinations conducted pursuant to Section 5.11.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower.  Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a commercial bank or an Affiliate of any such commercial bank.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the Administrative Agent’s resignation hereunder, the provisions of this Article, Section 2.17(d) and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

Each Lender hereby agrees that (a) the Administrative Agent (i) makes no representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to a Report and (ii) shall not be liable for any information contained in any Report; (b) the Reports are not comprehensive audits or examinations, and that any Person performing any field examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel and that the Administrative Agent undertakes no obligation to update, correct or supplement the Reports; (c) it will keep all Reports confidential and strictly for its internal use, not share the Report with any other Person except as otherwise permitted pursuant to this Agreement; and (d) without limiting the generality of any other indemnification provision contained in this Agreement, it will pay and protect, and indemnify, defend, and hold the Administrative Agent and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorney fees) incurred by the Administrative Agent or such other Person as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

The Agent titles given to other Lenders (including the titles of joint bookrunner, joint lead arranger, co-documentation agent and co-syndication agent) shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such.

SECTION 8.02.                     The Collateral Trustee.

Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Collateral Trustee as its agent and authorizes the Collateral Trustee to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Collateral Trustee by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

The Collateral Trustee shall not have any duties or obligations except those expressly set forth in the Loan Documents.  Without limiting the generality of the foregoing, (a) the Collateral Trustee shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Collateral Trustee shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Collateral Trustee is required to exercise in writing as directed by the Administrative Agent or the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, the Collateral Trustee shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Restricted Subsidiaries that is communicated to or obtained by the bank serving as Collateral Trustee or any of its Affiliates in any capacity.  The Collateral Trustee shall not be liable for any action taken or not taken by it with the consent or at the request of the Administrative Agent or the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct.  Collateral Trustee shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Collateral Trustee by the Borrower, the Administrative Agent or a Lender, and the Collateral Trustee shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Collateral Trustee.

The Collateral Trustee shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  The Collateral Trustee also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  The Collateral Trustee may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Collateral Trustee may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Collateral Trustee.  The Collateral Trustee and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Collateral Trustee and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Collateral Trustee.

The Collateral Trustee may resign or may be replaced at any time as provided in the Collateral Trust Documents.

SECTION 8.03.                     Quebec Security.  For the purposes of the grant of security which may now or in the future be required to be provided by any Loan Party pursuant to the laws of the Province of Quebec in respect of the Secured Obligations, the Administrative Agent is hereby irrevocably appointed and authorized to act as the person holding the power of attorney (i.e., “fondé de pouvoir”) as contemplated under Article 2692 of the Civil Code of Quebec (in such capacity, for the purposes of this Section 8.03, the “Attorney”) in order to hold any hypothec to secure payment of any bond, debenture or other title of indebtedness issued by any Loan Party pursuant to a deed of hypothec, and to exercise such powers and duties that are conferred upon the Attorney under any related deed of hypothec and applicable laws.  Moreover, without prejudice to such appointment and authorization to act as the Attorney as aforesaid, in respect of any pledge by any such Loan Party of any such bond, debenture or other title of indebtedness as security for its Secured Obligations, the Administrative Agent shall also be authorized to hold such bond, debenture or other title of indebtedness as the sole registered holder thereof for its own account and as agent, pledgee and custodian (in such capacities, for the purpose of this Section 8.03, the “Custodian”) for and on behalf of itself, the Lenders and any Affiliate of any Lender to which Secured Obligations are owed, the Issuing Bank and any holder of Secured Obligations (collectively, for the purposes of this Section 8.03, the “Secured Parties”), the whole notwithstanding Section 32 of An Act Respecting the Special Powers of Legal Persons (Quebec) or any other applicable law.  Any person who is now, or in the future becomes a Secured Party shall be deemed to have consented to and ratified the foregoing appointments of the Attorney and Custodian.  The execution prior to the date hereof by the Administrative Agent, as Attorney, of any deed of hypothec intended to form part of the Quebec Security Documents is hereby ratified and confirmed.  Each of the Attorney and the Custodian shall: (a) have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted by the terms hereof, all rights and remedies given to the Attorney and the Custodian (as applicable) pursuant to any Quebec Security Document, applicable laws or otherwise, (b) benefit from and be subject to all provisions hereof with respect to the Administrative Agent mutatis mutandis, including, without limitation, all such provisions with respect to the rights, powers, indemnities and exclusions from liability as are prescribed in favor of the Administrative Agent herein, and (c) be entitled to delegate from time to time any of its powers or duties under any Quebec Security Document on such terms and conditions as it may determine from time to time.  In the event of the resignation and appointment of a successor Administrative Agent, such successor Administrative Agent shall also be appointed to act as Attorney and Custodian.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01.                     Notices.  (a)  Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or transmitted by e-mail, as follows:

(i)                                  if to any Loan Party, to the Borrower at:

211 College Road East

Princeton, New Jersey 08540

Attention: Keith Lovetro, President

email: klovetro@tracintermodal.com

Facsimile No: (609) 452-8211

with copies to:

211 College Road East

Princeton, New Jersey 08540

Attention: Chris Annese, Chief Financial Officer

email: cannese@tracintermodal.com

Facsimile No: (609) 452-8211

211 College Road East

Princeton, New Jersey 08540

Attention: Gregg Carpene, Chief Legal Officer

email: gcarpene@tracintermodal.com

Facsimile No: (609) 452-8211

(ii)                              if to the Administrative Agent, the Issuing Bank or the Swingline Lender, to JPMorgan Chase Bank, N.A. at:

1111 Fannin Street

Houston, Texas 77002

Attention: Shaji Easo

email: 12012443630@tls.ldsprod.com and ib.cbc@jpmorgan.com

Facsimile No: (713) 427-6307

with copies to:

383 Madison Avenue, 24th Floor

New York, New York 10179

Attention: Andrew Witkowski

email: Andrew.witkowski@jpmorgan.com

Facsimile No: (212) 270-5100

(iii)                          if to any other Lender, to it at its address, facsimile number or e-mail set forth in its Administrative Questionnaire.

All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received or (ii) sent by facsimile or e-mail shall be deemed to have been given when sent, provided that if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient.

(b)                              Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent.  The Administrative Agent or the Borrower (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if not given during the normal business hours of the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor.

(c)                               Any party hereto may change its address, e-mail address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

SECTION 9.02.                     Waivers; Amendments.  (a)  No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b)                              Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or (ii) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent, the Collateral Trustee (only with respect to the Collateral Trust Documents) and the Loan Party or Loan Parties that are parties thereto, with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Revolving Commitment of any Lender without the written consent of such Lender (including any such Lender that is a Defaulting Lender), (ii) reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder (excluding default interest and breakage fees), without the written consent of each Lender (including any such Lender that is a Defaulting Lender) directly affected thereby, (iii) postpone any scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Revolving Commitment, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) directly affected thereby, (iv) change Section 2.17(b) or (d) in a manner that would alter the manner in which payments are shared, without the written consent of each Lender (including any such Lender that is a Defaulting Lender), (v) add new categories of eligible assets or make changes affecting any Borrowing Base eligibility criteria that have the effect of increasing Availability, without the written consent of the Supermajority Revolving Lenders, (vi) increase the advance rates set forth in the definition of Borrowing Base, without the written consent of each Lender, (vii) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) directly affected thereby, (viii) change Section 2.19, without the consent of each Lender (other than any

Defaulting Lender), (ix) release any Loan Guarantor from its obligation under its Loan Guaranty (except as otherwise permitted herein or in the other Loan Documents), without the written consent of each Lender (other than any Defaulting Lender), or (x) except as provided in clause (c) of this Section or in any Collateral Document, release all or substantially all of the Collateral, without the written consent of each Lender (other than any Defaulting Lender); provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be (it being understood that any change to Section 2.19 shall require the consent of the Administrative Agent, the Issuing Bank and the Swingline Lender).  Notwithstanding anything to the contrary in this Section, the Administrative Agent may, with the consent of the Borrower only, amend, modify or supplement this Agreement to cure any ambiguity, omission, defect or inconsistency and, in each case, such amendments shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five Business Days following receipt of notice thereof. The Administrative Agent may also amend the Commitment Schedule to reflect assignments entered into pursuant to Section 9.04.

(c)                               The Lenders hereby irrevocably authorize the Administrative Agent, at its option and in its sole discretion, to release or instruct to be released any Liens granted to the Applicable Collateral Agent by the Loan Parties on any Collateral (i) upon the termination of the Revolving Commitments, payment and satisfaction in full in cash of all Secured Obligations (other than Unliquidated  Obligations), and the cash collateralization of all Unliquidated Obligations in a manner satisfactory to each affected Lender, (ii) constituting property being sold or disposed of if the Loan Party disposing of such property certifies to the Administrative Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), and to the extent that the property being sold or disposed of constitutes 100% of the Equity Interest of a Restricted Subsidiary, the Administrative Agent is authorized to release any Loan Guaranty provided by such Restricted Subsidiary, (iii) constituting property leased to a Loan Party under a lease which has expired or been terminated in a transaction permitted under this Agreement, or (iv) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Article VII.  Except as provided in the preceding sentence, the Administrative Agent will not release, or instruct to be released, any Liens on Collateral without the prior written authorization of the Required Lenders; provided that, the Administrative Agent may in its discretion, release or instruct to be released the Liens on Collateral valued in the aggregate not in excess of $5,000,000 during any calendar year without the prior written authorization of the Required Lenders.  Any such release shall not in any manner discharge, affect or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

(d)                              If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Borrower may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrower and the Administrative Agent shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-

Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, and (ii) the Borrower shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.14 and 2.16, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.15 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.

SECTION 9.03.                     Expenses; Indemnity; Damage Waiver.  (a)  The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and the Collateral Trustee, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and Collateral Trustee, in connection with the syndication and distribution (including, without limitation, via the internet or through a service such as Intralinks) of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Collateral Trustee, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Collateral Trustee, the Issuing Bank or any Lender, in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during  any workout, restructuring or negotiations in respect of such Loans or Letters of Credit. Expenses being reimbursed by the Borrower under this Section include, without limiting the generality of the foregoing, costs and expenses incurred in connection with:

(i)                                  Appraisals and insurance reviews;

(ii)                              field examinations and the preparation of Reports based on the fees charged by a third party retained by the Administrative Agent or the internally allocated fees for each Person employed by the Administrative Agent with respect to each field examination, together with the reasonable fees and expenses associated with collateral monitoring services performed by the Administrative Agent;

(iii)                          taxes, fees and other charges for (A) lien and title searches and title insurance to the extent that real property is included as Collateral and (B) filing financing statements and continuations, and other actions to perfect, protect, and continue the Administrative Agent’s and the Collateral Trustee’s Liens;

(iv)                          sums paid or incurred to take any action required of any Loan Party under the Loan Documents that such Loan Party fails to pay or take; and

(v)                              forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining the accounts and lock boxes, and costs and expenses of preserving and protecting the Collateral.

All of the foregoing costs and expenses may be charged to the Borrower as Revolving Loans or to another deposit account, all as described in Section 2.17(c).

(b)                              The Borrower shall indemnify the Administrative Agent, the Collateral Trustee, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, incremental taxes, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries and (iv) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto and whether or not such claim, litigation, investigation or proceeding is brought by the Borrower, any of its Affiliates or any other Person; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.

(c)                               To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Collateral Trustee, the Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Collateral Trustee, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, penalty, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, Collateral Trustee, the Issuing Bank or the Swingline Lender in its capacity as such.

(d)                              To the extent permitted by applicable law, no Loan Party shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e)                               All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 9.04.                     Successors and Assigns.  (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder (other than, for the avoidance of doubt, appointing agents or representatives to act for the Borrower and similar arrangements that shall not transfer the Borrower’s liabilities or obligations under the Loan Documents) without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                              (i)                                  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees other than a Disqualified Institution all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)                           the Borrower, provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received notice thereof, and provided further that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;

(B)                            the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund; and

(C)                            the Issuing Bank.

(ii)                              Assignments shall be subject to the following additional conditions:

(A)                           except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Revolving Commitment or Loans of any Class, the amount of the Revolving Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B)                            each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C)                            the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D)                           the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more Credit Contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the other Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

For the purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii)                          Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 9.03).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)                          The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, absent demonstrable error, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)                              Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.04, 2.05(d) or (e), 2.06(b), 2.17(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)                               Any Lender may, without the consent of the Borrower, the Administrative Agent, the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities other than a Disqualified Institution (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Revolving Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged; (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (C) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that affects such Participant with respect to (i) reductions in the principal amount or extensions of the maturity date of any Loan, (ii) decreases in applicable interest rate (excluding waiver of default rates) and fees (excluding breakage costs) paid to such Participant or any due date thereof, and (iii) releases of all or substantially all of the Collateral taken as a whole or release of Guarantors, in each case, only to the extent the affirmative vote of the Lender from which it purchased its participation would be required.  The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 (subject to the requirements and limitations therein, including the requirements under Section 2.16(f) (it being understood that the documentation required under Section 2.16(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.14 and 2.16 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.14 or 2.16, with respect to any participation, than its participating Lender would have been entitled to receive, and in no event shall duplicate payments owed to the participating Lender and the Participant. Each Participant shall be bound by Sections 2.18, 9.09, 9.10 and 9.12 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.

To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.17(c) as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Revolving Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Revolving Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury

Regulations.  Each Lender shall, if requested by a Participant, provide to such Participant the most recent list of Disqualified Institutions identified in writing to the Administrative Agent as of such date, provided that the Administrative Agent shall have no responsibility to monitor compliance in connection therewith. The entries in the Participant Register shall be conclusive absent demonstrable error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d)                              Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, any European Central Bank or any other applicable central bank for such Lender, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05.                     Survival.  All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments  delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Revolving Commitments have not expired or terminated.  The provisions of Sections 2.14, 2.15, 2.16 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Revolving Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06.                     Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile, e-mail or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07.                     Severability.  Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08.                     Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower or such Loan Guarantor against any of and all the Secured Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured.  The applicable Lender shall notify the Borrower and the Administrative Agent of such set-off or application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09.                     Governing Law; Jurisdiction; Consent to Service of Process.  (a)  THE LOAN DOCUMENTS AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO OR IN CONNECTION WITH THE LOAN DOCUMENTS, THE RELATIONSHIP OF THE PARTIES AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES WILL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY CONFLICTS OF LAW PRINCIPLES OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(b)                              Each Loan Party hereby irrevocably and unconditionally submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof; provided, that nothing contained herein or in any other Loan Document will prevent any Lender or the Administrative Agent from bringing any action to enforce any award or judgment or exercise any right under the Security Documents or against any Collateral or any other property of any Loan Party in any other forum in which jurisdiction can be established.

(c)                               Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)                              Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01.  Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(e)                               Each Loan Party waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any indirect, special, exemplary, punitive or consequential damages.

SECTION 9.10.                     WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11.                     Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12.                     Confidentiality.  Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates’ directors, officers, employees, accountants, legal counsel and advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information, instructed to keep such Information confidential and shall be required to expressly agree in writing to the terms herein regarding confidential information), (b) to the extent required by any regulatory authority, (c) to the extent required by Requirement of Law or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, so long as such prospective assignee of or Participant agrees to be bound by the provisions of this Section 9.12 or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties and their obligations, so long as such counterparty (or its advisors) agrees to be bound by the provisions of this Section 9.12, (g) with the consent of the Borrower, (h) to holders of Equity Interests in the Borrower, or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis from a source other than the Borrower.  For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER, THE OTHER LOAN PARTIES AND  THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES,

AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES.  ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

SECTION 9.13.                     Several Obligations; Nonreliance; Violation of Law.  The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. Each Lender hereby represents that it is not relying on or looking to any margin stock for the repayment of the Borrowings provided for herein.  Anything contained in this Agreement to the contrary notwithstanding, neither the Issuing Bank nor any Lender shall be obligated to extend credit to the Borrower in violation of any Requirement of Law.

SECTION 9.14.                     USA PATRIOT Act.  Each Lender that is subject to the requirements of the Patriot Act hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of the Loan Parties and other information that will allow such Lender to identify the Loan Parties in accordance with the Patriot Act.

SECTION 9.15.                     Disclosure.  Each Loan Party and each Lender hereby acknowledges and agrees that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates.

SECTION 9.16.                     Appointment for Perfection.  Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent, the Collateral Trustee and the Lenders, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession.  Should any Lender (other than the Administrative Agent) obtain possession of any such Collateral, such Lender shall notify the Administrative Agent thereof and, promptly upon the Administrative Agent’s request therefor, shall deliver such Collateral to the Administrative Agent or the Collateral Trustee, as applicable, or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

SECTION 9.17.                     Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

ARTICLE X

LOAN GUARANTY.

SECTION 10.01.             Guaranty.  Each Loan Guarantor (other than those that have delivered a separate Guaranty) hereby agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to the Lenders, the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Secured Obligations and all costs and expenses, including, without limitation, all court costs and attorneys’ and paralegals’ fees and expenses paid or incurred by the Administrative Agent, the Collateral Trustee, the Issuing Bank and the Lenders in endeavoring to collect all or any part of the Secured Obligations from, or in prosecuting any action against, the Borrower, any Loan Guarantor or any other guarantor of all or any part of the Secured Obligations (such costs and expenses, together with the Secured Obligations, collectively the “Guaranteed Obligations”). Each Loan Guarantor further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. All terms of this Loan Guaranty apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of any Lender that extended any portion of the Guaranteed Obligations.

SECTION 10.02.             Guaranty of Payment.  This Loan Guaranty is a guaranty of payment and not of collection. Each Loan Guarantor waives any right to require the Administrative Agent, the Collateral Trustee, the Issuing Bank or any Lender to sue the Borrower, any Loan Guarantor, any other guarantor, or any other Person obligated for all or any part of the Guaranteed Obligations (each, an “Obligated Party”), or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.

SECTION 10.03.             No Discharge or Diminishment of Loan Guaranty.  (a)  Except as otherwise provided for herein, the obligations of each Loan Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Guaranteed Obligations), including:  (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of the Borrower or any other Obligated Party liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party or their assets or any resulting release or discharge of any obligation of any Obligated Party; or (iv) the existence of any claim, setoff or other rights which any Loan Guarantor may have at any time against any Obligated Party, the Administrative Agent, the Collateral Trustee, the Issuing Bank, any Lender or any other person, whether in connection herewith or in any unrelated transactions.

(b)        The obligations of each Loan Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.

(c)        Further, the obligations of any Loan Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of the Administrative Agent, the Collateral Trustee, the Issuing Bank or any Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection or invalidity of any indirect or direct security for the obligations of the Borrower for all or any part of the Guaranteed Obligations or any obligations of any other Obligated Party of or other Person liable for any of the Guaranteed Obligations; (iv) any action or failure to act by the Administrative Agent, the Collateral Trustee, the Issuing Bank or any Lender with respect to any collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Loan Guarantor or that would otherwise operate as a discharge of any Loan Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of the Guaranteed Obligations).

SECTION 10.04.   Defenses Waived.  To the fullest extent permitted by applicable law, each Loan Guarantor hereby waives any defense based on or arising out of any defense of the Borrower or any Loan Guarantor or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of the Borrower or any Loan Guarantor, other than the indefeasible payment in full in cash of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Loan Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Obligated Party, or any other Person.  Each Loan Guarantor confirms that it is not a surety under any state law and shall not raise any such law as a defense to its obligations hereunder.  The Administrative Agent or, with respect to any Collateral constituting Certificates of Title, the Collateral Trustee, may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such Loan Guarantor under this Loan Guaranty except to the extent the Guaranteed Obligations have been fully and indefeasibly paid in cash.  To the fullest extent permitted by applicable law, each Loan Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Loan Guarantor against any Obligated Party or any security.

SECTION 10.05.   Rights of Subrogation.  No Loan Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification, that it has against any Obligated Party, or any collateral, until the Loan Parties and the Loan Guarantors have fully performed all their obligations to the Administrative Agent, the Issuing Bank and the Lenders.

SECTION 10.06.   Reinstatement; Stay of Acceleration.  If at any time any payment of any portion of the Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, each Loan Guarantor’s obligations under this Loan Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Administrative Agent, the Collateral Trustee, the Issuing Bank and the Lenders are in possession of this Loan Guaranty. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of the Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Loan Guarantors forthwith on demand by the Administrative Agent.

SECTION 10.07.   Information.  Each Loan Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Loan Guarantor assumes and incurs under this Loan Guaranty, and agrees that neither the Administrative Agent, the Collateral Trustee, the Issuing Bank nor any Lender shall have any duty to advise any Loan Guarantor of information known to it regarding those circumstances or risks.

SECTION 10.08.   Termination.  Each of the Lenders and the Issuing Bank may continue to make loans or extend credit to the Borrower based on this Loan Guaranty until five days after it receives written notice of termination from any Loan Guarantor.  Notwithstanding receipt of any such notice, each Loan Guarantor will continue to be liable to the Lenders for any Guaranteed Obligations created, assumed or committed to prior to the fifth day after receipt of the notice, and all subsequent renewals, extensions, modifications and amendments with respect to, or substitutions for, all or any part of such Guaranteed Obligations.

SECTION 10.09.   Maximum Liability.  The provisions of this Loan Guaranty are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Loan Guarantor under this Loan Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Loan Guarantor’s liability under this Loan Guaranty, then, notwithstanding any other provision of this Loan Guaranty to the contrary, the amount of such liability shall, without any further action by the Loan Guarantors or the Administrative Agent, the Collateral Trustee, the Issuing Bank or any Lender, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Loan Guarantor’s “Maximum Liability”.  This Section with respect to the Maximum Liability of each Loan Guarantor is intended solely to preserve the rights of the Administrative Agent, the Collateral Trustee, the Issuing Bank and the Lenders to the maximum extent not subject to avoidance under applicable law, and no Loan Guarantor nor any other Person shall have any right or claim under this Section with respect to such Maximum Liability, except to the extent necessary so that the obligations of any Loan Guarantor hereunder shall not be rendered voidable under applicable law.  Each Loan Guarantor agrees that the Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of each Loan Guarantor without impairing this Loan Guaranty or affecting the rights and remedies of the Administrative Agent, the Issuing Bank or the Lenders hereunder, provided that, nothing in this sentence shall be construed to increase any Loan Guarantor’s obligations hereunder beyond its Maximum Liability.

SECTION 10.10.   Contribution.  In the event any Loan Guarantor (a “Paying Guarantor”) shall make any payment or payments under this Loan Guaranty or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations under this Loan Guaranty, each other Loan Guarantor (each a “Non-Paying Guarantor”) shall contribute to such Paying Guarantor an amount equal to such Non-Paying Guarantor’s “Applicable Percentage” of such payment or payments made, or losses suffered, by such Paying Guarantor.  For purposes of this Article X, each Non-Paying Guarantor’s “Applicable Percentage” with respect to any such payment or loss by a Paying Guarantor shall be determined as of the date on which such payment or loss was made by reference to the ratio of (i) such Non-Paying Guarantor’s Maximum Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying Guarantor’s Maximum Liability has not been determined, the aggregate amount of all monies received by such Non-Paying Guarantor from the Borrower after the date hereof (whether by loan, capital infusion or by other means) to (ii) the aggregate Maximum Liability of all Loan Guarantors hereunder (including such Paying Guarantor) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum Liability has not been determined for any Loan Guarantor, the aggregate amount of all monies received by such Loan Guarantors from the Borrower after the date hereof (whether by loan, capital infusion or by other means).  Nothing in this provision shall affect any Loan Guarantor’s several liability for the entire amount of the Guaranteed Obligations (up to such Loan Guarantor’s Maximum Liability).  Each of the Loan Guarantors covenants and agrees that its right to receive any contribution under this Loan Guaranty from a Non-Paying Guarantor shall be subordinate and junior in right of payment to the payment in full in cash of the Guaranteed Obligations.  This provision is for the benefit of all of the Administrative Agent, the Collateral Trustee, the Issuing Bank, the Lenders and the Loan Guarantors and may be enforced by any one, or more, or all of them in accordance with the terms hereof.

SECTION 10.11.   Liability Cumulative.  The liability of each Loan Party as a Loan Guarantor under this Article X is in addition to and shall be cumulative with all liabilities of each Loan Party to the Administrative Agent, the Issuing Bank and the Lenders under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

INTERPOOL, INC.

By /s/ Christopher Annese
Name: Christopher Annese
Title: Chief Financial Officer

OTHER LOAN PARTIES:

TRAC INTERMODAL LLC

By /s/ Christopher Annese
Name: Christopher Annese
Title: Chief Financial Officer

TRAC INTERMODAL CORP.

By /s/ Christopher Annese
Name: Christopher Annese
Title: Chief Financial Officer

TRAC LEASE, INC.

By /s/ Christopher Annese
Name: Christopher Annese
Title: Chief Financial Officer

JPMORGAN CHASE BANK, N.A., as Administrative Agent, Issuing Bank, Swingline Lender and Lender

By /s/ Matthew H. Massie
Name: Matthew H. Massie
Title: Managing Director

J.P. MORGAN SECURITIES LLC, as Joint Lead Arranger and Joint Bookrunner

By /s/Meghann N. Dotson
Name: Meghann N. Dotson
Title: Vice President

DVB BANK SE, as Joint Lead Arranger, Joint Bookrunner, and as Lender

By /s/ Martin Netz
Name: Martin Netz
Title: MD

By /s/ Markus Neuland
Name: Markus Neuland
Title: SVP

BANK OF AMERICA, N.A., as Lender

By /s/ Bailey E. Falls
Name: Bailey E. Falls
Title: Senior Vice President

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, as Joint Lead Arranger and Joint Bookrunner

By /s/ Jan A. Schipper
Name: Jan A. Schipper
Title: Managing Director

Deutsche Bank Trust Company Americas, as Lender

By /s/ Marguerite Sutton
Name: Marguerite Sutton
Title: Director

By /s/ Courtney E. Meehan
Name: Courtney E. Meehan
Title: Vice President

DEUTSCHE BANK SECURITIES INC., as Joint Lead Arranger and Joint Bookrunner

By /s/ Stephen R. Lapidus
Name: Stephen R. Lapidus
Title: Director

By /s/ Christopher Blum
Name: Christopher Blum
Title: Managing Director

WELLS FARGO BANK, N.A. as Joint Lead Arranger, Joint Bookrunner, Co-Syndication Agent and Lender

By /s/ Kevin Cox
Name: Kevin Cox
Title: Director

ROYAL BANK OF CANADA, as a Lender and Co-Documentation Agent

By /s/ Philippe Pepin
Name: Philippe Pepin
Title: Authorized Signatory

Union Bank, N.A., as a Lender

By /s/ Roger P. Tauchman
Name: Roger P. Tauchman
Title: Vice President

RBS CITIZENS BUSINESS CAPITAL, a division of RBS Asset Finance, Inc., a subsidiary of RBS Citizens, N.A., as a Lender

By /s/ James H. Herzog, Jr.
Name: James H. Herzog, Jr.
Title: Senior Vice President

Regions Bank, as a Lender

By /s/ Bruce Kasper
Name: Bruce Kasper
Title: Attorney in Fact

Compass Bank, as a Lender

By /s/ Michael Adler
Name: Michael Adler
Title: Managing Director

PNC Bank, National Association, as a Lender

By /s/ Basem Pharaon
Name: Basem Pharaon
Title: Vice President

CIT Finance LLC, as a Lender

By /s/ Charles F. Soutar
Name: Charles F. Soutar
Title: Managing Director

FirstMerit Bank, N.A., as a Lender

By /s/ Julie Kline
Name: Julie Kline
Title: Vice President

Capital One Leverage Finance Corp., as a Lender

By /s/ Michael S. Burns
Name: Michael S. Burns
Title: SVP, Regional Manager

CATHAY BANK, as a Lender

By /s/ Sandra Kenyon
Name: Sandra Kenyon
Title: First Vice President

First Niagara Commercial Finance, Inc., as a Lender

By /s/ Edward Dridge
Name: Edward Dridge
Title: First Vice President

Webster Business Credit Corporation, as a Lender

By /s/ Harvey Winter
Name: Harvey Winter
Title: Vice President

COMMITMENT SCHEDULE

Lender	Revolving Commitment

JPMorgan Chase Bank, N.A.	$70,000,000
DVB Bank SE	$125,000,000
Bank of America, N.A.	$70,000,000
Deutsche Bank Trust Company Americas	$70,000,000
Wells Fargo Bank, N.A.	$70,000,000
Royal Bank of Canada	$50,000,000
Union Bank, N.A.	$45,000,000
RBS Citizens Business Capital	$40,000,000
Regions Bank	$35,000,000
PNC Bank, National Association	$30,000,000
Compass Bank	$30,000,000
CIT Finance LLC	$25,000,000
FirstMerit Bank, N.A.	$20,000,000
Capital One Leverage Finance Corp.	$15,000,000
First Niagara Commercial Finance, Inc.	$10,000,000
Webster Business Credit Corporation	$10,000,000
Cathay Bank	$10,000,000
Total	$725,000,000

Commitment Schedule

EXHIBIT A

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below  (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and other rights of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	_________________________

2.	Assignee:	_____________________________ [and is an Affiliate/Approved Fund of [identify Lender]1]
3.	Borrower:	INTERPOOL, INC.
4.	Administrative Agent:	JPMORGAN CHASE BANK, N.A., as the administrative agent under the Credit Agreement
5.	Credit Agreement:	The Credit Agreement dated as of _______, 2012 among INTERPOOL, INC., the Lenders parties thereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent, and the other agents parties thereto

1 Select as applicable.

Exhibit A

6.                                    Assigned Interest:

Facility Assigned	Aggregate Amount of Revolving Commitment/Loans for all Lenders	Amount of Revolving Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[3]
Revolving Commitments	$	$	%
	$	$	%
	$	$	%

Effective Date:   _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more Credit Contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

3 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

Exhibit A

[Consented to and][4] Accepted:

JPMORGAN CHASE BANK, N.A., as
Administrative Agent

By

Title:

[Consented to:][5]

[NAME OF RELEVANT PARTY]

By
Title:

4 To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

5 To be added only if the consent of the Borrower and/or other parties (e.g. Swingline Lender, Issuing Bank) is required by the terms of the Credit Agreement.

Exhibit A

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.  Representations and Warranties.

1.1  Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Restricted Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Restricted Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.  Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Non-U.S. Lender attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.  Payments.    From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.  General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.

Exhibit A

Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile, e-mail or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit A

EXHIBIT B

Interpool, Inc. d/b/a TRAC

Borrowing Base Certificate

For the period ended mm/dd/yyyy

(in 000’s)

Gross A/R per aging		$0
Less: Total A/R Ineligibles	0
Eligible A/R		0

Advance Rate	85.00%
Total Available A/R		$0

Value of Rental Fleet Assets and Direct Finance Leases at current month-end		$0
Less: Total Rental Fleet Asset Ineligibles	0
Eligible Rental Fleet Assets		$0

Advance Rate - Lower of:
(i) Maximum Advance Rate	85.0%

(ii) Most recent NOLVIP % per most recent appraisal	94.6%
x 80%	80.0%
	75.6%
		75.6%
Available Rental Fleet Assets		$0

Borrowing Base Calculation- Lower of:
(i) Available Total Assets	$0
(ii) Commitment	725,000
Maximum Availability		$0

Less:
Revolving Credit Outstandings	0
Letter of Credit Outstandings	0
Swing Line Loans	0
Total Outstandings		$0

Excess Availability		$0

Officer’s Certification:

Pursuant to the Credit Agreement dated as of August 9, 2012, the undersigned Responsible Officer of Interpool, Inc. certifies that the information provided in this Borrowing Base Certificate to JPMorgan Chase Bank, N.A., as Administrative Agent, is true and correct based on the accounting records of Interpool, Inc.

Interpool, Inc.

Name	Date
Title

Exhibit B

Interpool, Inc. d/b/a TRAC

Borrowing Base Certificate

For the period ended mm/dd/yyyy

(in 000’s)

Gross A/R Per aging			$0
Less: Ineligibles
Intercompany	a.	$0
Payment terms greater than 60 days past invoice date	b.	0
Unpaid more than 90 days past invoice date	c.	0
> 15% Concentration limit	d.	0
Breach of material covenant, reps and warrants	e.	0
Contra[29]	f.	0
Bankruptcy, insolvency, liquidation etc	g.	0
Foreign except Canada (not supported by L/C’s)	h.	0
Bill-and-hold, consignment, etc	l.	0
US Government entity (a) not in satisfaction of Assignment of Claims Act or applicable state law or (b) in excess of $1,000,000	j.	0
Canadian Government	k.	0

Not subject to First Priority security interest or subject to Lien other than Permitted Encumbrance	l.	0
Accounts where goods haven’t been delivered, deposits	m.	0
Loan Party is not in possession of the original copy of the chattel paper or Chattel Paper that has been reduced to judgment	n.	0
Deductions from A/R	o.	0
Cross age at 50%	p.	0
Progress payment etc	q.	0
Not yet billed	r.	0
Non-standard perfection	s.	0
Not payable in Dollars or Canadian Dollars	t.	0
Non standard Customer Leasing Arrangement	u.	0
Amount of Customer Deposit	v.	0
Duplication	w.	0
A/R related to non-pledged/secured Rental Fleet Assets	x.	0
Other:		0
Reserves
Total A/R Ineligibles		0

Total Eligible A/R			0

29 (a) Account Debtor is creditor/supplier, (b) Account Debtor has disputed the Account, (c) the Account is subject to set-off, in case of (b) and (c), up to the amount of the dispute or set-off, or (d) the amount of any late fees.

Exhibit B

Interpool, Inc. d/b/a TRAC

Borrowing Base Certificate

For the period ended mm/dd/yyyy

(in 000’s)

Value of Rental Fleet Assets and Direct Finance Leases at previous month-end		$0
Purchases		0
Liquidations		0
Write-offs		0
Monthly depreciation		0
Other		0
Value of Eligible Rental Fleet Assets at current month-end			$0

Less: Direct Lease Asset Ineligibles
Defaulted Direct Finance Lease	a.	$0
Not owned by a Loan Party or Titling Trust	b.	0
Foreign- Outside US or Canada (Assets Located in Mexico- in excess of $15MM cap)	c.	0
Not subject to First Priority security interest or subject to Lien other than Permitted Encumbrance	d.	0
Assets with no Certificate of Title (in excess of $12.5MM cap & in excess of 2,500 chassis)	e.	0
Non-standard Rental Fleet Asset	f.	0
Assets (other than remanufactured assets) not included in latest appraisal (in excess of $50MM cap)	g.	0
Assets from non-standard Customer Leasing Arrangement	h.	0
Reserves	i.	0
Other		0
		0
Total Direct Lease Asset Ineligibles		0

Less: Owned Rental Fleet Asset Ineligibles
Not owned by a Loan Party or Titling Trust	a.	$0
Foreign- Outside US or Canada (Assets Located in Mexico- in excess of $15MM cap)	b.	0
Not subject to First Priority security interest or subject to Lien other than Permitted Encumbrance	c.	0

Assets with no Certificate of Title (in excess of $12.5MM cap & in excess of 2,500 chassis)	d.	0
Non-standard Rental Fleet Assets	e.	0
Assets that cannot be located (other than Rental Fleet Assets on lease)	f.	0
Suffered an Event of Loss to knowledge of Loan Party	g.	0
Assets not included in latest appraisal (in excess of $50MM cap)	h.	0
Assets subject to a Direct Finance Lease	i.	0
Assets from non-standard Customer Leasing Arrangement	j.	0
Reserves	k.	0
Other		0
Total Owned Rental Fleet Asset Ineligibles		0

Total Rental Fleet Ineligibles			$0

Exhibit B

EXHIBIT C

INTERCREDITOR AGREEMENT

Exhibit C

EXHIBIT D

COMPLIANCE CERTIFICATE

To:                           The Lenders parties to the

Credit Agreement Described Below

This Compliance Certificate is furnished pursuant to that certain Credit Agreement dated as of                                 , 2012 (as amended, modified, renewed or extended from time to time, the “Agreement”) among INTERPOOL, INC. (the “Borrower”), the other Loan Parties, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders and as the Issuing Bank.  Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1.         I am the duly elected                       of the Borrower;

2.  I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of Holdings and its Restricted Subsidiaries during the accounting period covered by the attached financial statements [for quarterly financial statements add: and such financial statements present fairly in all material respects the financial condition and results of operations of Holdings and its consolidated Restricted Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes];

3.         The examinations described in paragraph 2 did not disclose, except as set forth below, and I have no knowledge of (i) the existence of any condition or event which constitutes a Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate or (ii) any change in GAAP or in the application thereof that has occurred since the date of the audited financial statements referred to in Section 3.04 of the Agreement;

4.         I hereby certify that no Loan Party has changed (i) its legal name, (ii) its chief executive office, (iii) principal place of business, (iv) the type of entity it is or (v) its state of incorporation or organization, as applicable without having given the Administrative Agent the notice required by the Collateral Documents;

5.         Schedule I attached hereto sets forth financial data and computations of the Fixed Charge Coverage Ratio and the Senior Secured Leverage Ratio and demonstrating compliance (to the extent applicable) with Section 6.12, all of which data and computations are true, complete and correct; and

6.         [Schedule II hereto sets forth a description of any Deposit Accounts not constituting “Excluded Accounts” under the Security Agreement opened by any Loan Party since the date of the last Compliance Certificate delivered to the Administrative Agent.]

Exhibit D

7.         [Schedule III hereto attaches the supplement in the form of Exhibit G to the Security Agreement and the supplement to Exhibit C to the Collateral Trust Security Agreement with a description of the Rental Fleet Assets that have been added or released from the Collateral since the date of the last Compliance Certificate delivered to the Administrative Agent.]

Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the (i) nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event or (i) the change in GAAP or the application thereof and the effect of such change on the attached financial statements:

Exhibit D

The foregoing certifications, together with the computations set forth in Schedule I and Schedule II hereto, the information provided in Schedule III hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this      day of               ,        .

By:
Name:
Title:

Exhibit D

SCHEDULE I

Compliance as of _________, ____ with
Provisions of Section 6.12 of the Agreement

Exhibit D

SCHEDULE II

Exhibit D

SCHEDULE III

Exhibit D

EXHIBIT E

JOINDER AGREEMENT

THIS JOINDER AGREEMENT (this “Agreement”), dated as of __________, ____, 20__, is entered into between ________________________________, a _________________ (the “New Subsidiary”) and JPMORGAN CHASE BANK, N.A., in its capacity as administrative agent (the “Administrative Agent”) under that certain Credit Agreement dated as of ___________, __, 20__ (as the same may be amended, modified, extended or restated from time to time, the “Credit Agreement”) among INTERPOOL, INC. (the “Borrower”), the other Loan Parties party thereto, the Lenders party thereto and the Administrative Agent for the Lenders.  All capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Credit Agreement.

The New Subsidiary and the Administrative Agent, for the benefit of the Lenders, hereby agree as follows:

1.         The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Subsidiary will be deemed to be a Loan Party under the Credit Agreement and a “Loan Guarantor” for all purposes of the Credit Agreement and shall have all of the obligations of a Loan Party and a Loan Guarantor thereunder as if it had executed the Credit Agreement.  The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Credit Agreement, including without limitation (a) all of the representations and warranties of the Loan Parties set forth in Article III of the Credit Agreement, (b) all of the covenants set forth in Articles V and VI of the Credit Agreement and (c) all of the guaranty obligations set forth in Article X of the Credit Agreement.  Without limiting the generality of the foregoing terms of this paragraph 1, the New Subsidiary, subject to the limitations set forth in Section 10.09 of the Credit Agreement, hereby guarantees, jointly and severally with the other Loan Guarantors, to the Administrative Agent and the Lenders, as provided in Article X of the Credit Agreement, the prompt payment and performance of the Guaranteed Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) in accordance with the terms thereof and agrees that if any of the Guaranteed Obligations are not paid or performed in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise), the New Subsidiary will, jointly and severally together with the other Loan Guarantors, promptly pay and perform the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

2.         If required, the New Subsidiary is, simultaneously with the execution of this Agreement, executing and delivering such Collateral Documents (and such other documents and instruments) as requested by the Administrative Agent in accordance with the Credit Agreement.

3.         The address of the New Subsidiary for purposes of Section 9.01 of the Credit Agreement is as follows:

Exhibit E

4.         The New Subsidiary hereby waives acceptance by the Administrative Agent and the Lenders of the guaranty by the New Subsidiary upon the execution of this Agreement by the New Subsidiary.

5.         This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument.

6.         THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the New Subsidiary has caused this Agreement to be duly executed by its authorized officer, and the Administrative Agent, for the benefit of the Lenders, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

[NEW SUBSIDIARY]

By:
Name:
Title:

Acknowledged and accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

Exhibit E

EXHIBIT F

PLEDGE AND SECURITY AGREEMENT

Exhibit F

EXHIBIT G-1

COLLATERAL TRUST AGREEMENT

Exhibit G-1

EXHIBIT G-2

COLLATERAL TRUST SECURITY AGREEMENT

Exhibit G-2

EXHIBIT H-1

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE
(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of August 9, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Interpool, Inc., as Borrower, the other Loan Parties party thereto, each lender from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 2.16 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: ________ __, 20[  ]

Exhibit H-1

EXHIBIT H-2

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of August 9, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Interpool, Inc., as Borrower, the other Loan Parties party thereto, each lender from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 2.16 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 20[  ]

Exhibit H-2

EXHIBIT H-3

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of August 9, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Interpool, Inc., as Borrower, the other Loan Parties party thereto, each lender from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 2.16 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:

Title:

Date: ________ __, 20[  ]

Exhibit H-3

EXHIBIT H-4

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of August 9, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Interpool, Inc., as Borrower, the other Loan Parties party thereto, each lender from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 2.16 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:

Title:

Date:                   ________                   __,                   20[                                                      ]

Exhibit H-4

EXHIBIT I

[FORM OF]

CLOSING CERTIFICATE

Pursuant to Section 4.01(d) of the Credit Agreement, dated as of August 9, 2012 (the “Credit Agreement”; terms defined therein being used herein as therein defined), among INTERPOOL, INC., a corporation organized under the laws of the state of Delaware (the “Borrower”), the other Loan Parties thereto, the Lenders party thereto  and JPMORGAN CHASE BANK, N.A., as administrative agent (the “Administrative Agent”), the undersigned [INSERT TITLE OF OFFICER] of [INSERT NAME OF LOAN PARTY] (the “Certifying Loan Party”) hereby certifies as follows:

1.            The representations and warranties of the Certifying Loan Party set forth in each of the Loan Documents to which it is a party are true and correct on and as of the date hereof in all material respects (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date is true and correct in all material respects only as of such specified date, and that any representation or warranty which is subject to any materiality qualifier or “Material Adverse Effect” is true and correct in all respects, subject to such qualifier).

2.            ___________________ is the duly elected and qualified Corporate Secretary of the Certifying Loan Party and the signature set forth for such officer below is such officer’s true and genuine signature.

3.            No Default has occurred and is continuing as of the date hereof or after giving effect to the Loans to be made on the date hereof and the use of proceeds thereof.  [BORROWER ONLY]

4.            The conditions precedent set forth in Section 4.01 of the Credit Agreement were satisfied as of the Effective Date (except those otherwise waived). [BORROWER ONLY]

The undersigned Corporate Secretary of the Certifying Loan Party certifies as follows:

5.            There are no liquidation or dissolution proceedings pending or to my knowledge threatened against the Certifying Loan Party.

6.            The Certifying Loan Party is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization.

7.            Attached hereto as Annex 1 is a true and complete copy of resolutions duly adopted by the Board of Directors or such similar governing body of the Certifying Loan Party on _________________; such resolutions have not in any way been amended, modified, revoked or rescinded, have been in full force and effect since their adoption to and including the date hereof and are now in full force and effect and are the only corporate proceedings of the Certifying Loan Party now in force relating to or affecting the matters referred to therein.

8.            Attached hereto as Annex 2 is a true and complete copy of the By-Laws of the Certifying Loan Party as in effect on the date hereof.

9.            Attached hereto as Annex 3 is a true and complete copy of the Certificate of Incorporation of the Certifying Loan Party as in effect on the date hereof.

Exhibit I

10.    Attached hereto as Annex 4 is a true, complete and correct copy of the Titling Trust Agreement. [BORROWER ONLY]

11.    Below is the information regarding the Funding Account to which the Lenders are authorized by the Certifying Loan Party to transfer the proceeds of any Borrowings requested or authorized pursuant to the Credit Agreement: [BORROWER ONLY]

Account Number: [__________]

Bank: [______________]

Account Name: [____________]

12.    The following persons are now duly elected and qualified officers of the Certifying Loan Party holding the offices indicated next to their respective names below, and the signatures appearing opposite their respective names below are the true and genuine signatures of such officers, and each of such officers is duly authorized to execute and deliver on behalf of the Certifying Loan Party each of the Loan Documents to which it is a party and any certificate or other document to be delivered by the Certifying Loan Party pursuant to the Loan Documents to which it is a party:

Name	Office	Signature

IN WITNESS WHEREOF, the undersigned have hereunto set our names as of the date set forth below.

Name:	Name:
Title:	Title: Corporate Secretary

Date: _______________, 20__

Exhibit I

EXHIBIT J

[FORM OF]

SOLVENCY CERTIFICATE

August 9, 2012

This solvency certificate is being executed and delivered pursuant to Section 4.01(i) of the Credit Agreement, dated as of August 9, 2012 (the “Credit Agreement”; terms defined therein being used herein as therein defined), among INTERPOOL, INC., a corporation organized under the laws of the state of Delaware (the “Borrower”), the other Loan Parties thereto, the Lenders party thereto and JPMORGAN CHASE BANK, N.A., as administrative agent (the “Administrative Agent”).

I, [INSERT NAME], certify that I am the duly appointed, qualified and acting [INSERT TITLE] of the Borrower, and in such capacity, further certify as of the date hereof that:

(a)                               Immediately after the consummation of the Transactions on the Effective Date, (i) the amount of the “present fair saleable value” of the assets of Holdings and its Restricted Subsidiaries on a consolidated basis will, as of such date, exceed the amount of all “liabilities of Holdings and its Restricted Subsidiaries on a consolidated basis, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (ii) the present fair saleable value of the assets of Holdings and its Restricted Subsidiaries on a consolidated basis will, as of such date, be greater than the amount that will be required to pay the liabilities of Holdings and its Restricted Subsidiaries on a consolidated basis on their debts as such debts become absolute and matured, (iii) Holdings and its Restricted Subsidiaries on a consolidated basis will not have, as of such date, an unreasonable small amount of capital with which to conduct their business, and (iv) Holdings and its Restricted Subsidiaries on a consolidated basis will be able to pay their debts as they mature.

(b)                              Holdings and its Restricted Subsidiaries on a consolidated basis will not, incur any debts beyond their ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by Holdings and its Restricted Subsidiaries on a consolidated basis, the timing of the amounts of cash to be payable on or in respect of the Indebtedness of Holdings and its Restricted Subsidiaries on a consolidated basis and the rights of contribution.

(c)                               For purposes of this certificate, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

[Remainder of page intentionally left blank]

Exhibit J

The foregoing certifications are made and delivered as of the date first set forth above.

By:
Name:
Title:

Exhibit J

EXHIBIT K

[FORM OF]
BORROWING REQUEST

JPMorgan Chase Bank, N.A., as Administrative Agent

1111 Fannin Street

Houston, Texas 77002

Attention: Shaji Easo

email: 12012443630@tls.ldsprod.com and ib.cbc@jpmorgan.com

Facsimile No: (713) 427-6307

[__________], 20[__]

Ladies and Gentlemen:

Reference is made to the Credit Agreement, dated as of August 9, 2012 (the “Credit Agreement”; terms defined therein being used herein as therein defined), among INTERPOOL, INC., a corporation organized under the laws of the state of Delaware (the “Borrower”), the other Loan Parties thereto, the Lenders party thereto and JPMORGAN CHASE BANK, N.A., as administrative agent (the “Administrative Agent”).  The Borrower hereby gives you notice pursuant to Section 2.03 of the Credit Agreement that it requests a Borrowing under the Credit Agreement, and in that connection sets forth below the terms on which such Borrowing is requested to be made:

•                 Aggregate amount of Borrowing:  ______________________________________

•                 Date of Borrowing (which shall be a Business Day):  _______________________

•                 Type of Borrowing (ABR or Eurodollar):  _______________________

•                 For Eurodollar Borrowing, the initial Interest Period applicable thereto (as contemplated by the definition of “Interest Period” in the Credit Agreement):

Upon acceptance of the Loans made by the Lenders in response to this request, the Borrower requesting this borrowing shall be deemed to have represented and warranted that the conditions to lending specified in Section 4.02(a), (b), and (c) of the Credit Agreement have been satisfied.

INTERPOOL, INC.

by:

Name:
Title:

Exhibit K

EXHIBIT L

[FORM OF]

INTEREST ELECTION REQUEST

Pursuant to that certain Credit Agreement, dated as of August 9, 2012 (the “Credit Agreement”; terms defined therein being used herein as therein defined), among INTERPOOL, INC., a corporation organized under the laws of the state of Delaware (the “Borrower”), the other Loan Parties thereto, the Lenders party thereto and JPMORGAN CHASE BANK, N.A., as administrative agent (the “Administrative Agent”), this the Borrower request to convert or continue Loans originally dated as of _________ __, ____ with an aggregate principal amount of $_____________ (the “Original Borrowing”) as follows:

1.                                    Effective Date of conversion/continuation (which shall be a Business Day):  ____________________________

2.                                    Amount of Borrowing being converted/continued:  $______________

3.                                    Class of Borrowing being converted/continued:  ___________________

4.                                    Nature of conversion/continuation:

[  ] a.               Conversion of ABR Borrowing to Eurodollar Borrowing

Specify portion of Original Borrowing to be allocated to such resulting Eurodollar Borrowing, if applicable:

$_______________

[  ] b.              Conversion of Eurodollar Borrowing to ABR Borrowing

Specify portion of Original Borrowing to be allocated to such resulting ABR Borrowing, if applicable: $_______________

[  ] c.               Continuation of Eurodollar Borrowing as such

Specify portion of Original Borrowing to be allocated to such continuation of Eurodollar Borrowing, if applicable: $_______________

5.                                    If Borrowings are being continued as or converted to Eurodollar Borrowings, the duration of the new Interest Period (as contemplated by the definition of “Interest Period” in the Credit Agreement) that commences on the conversion/ continuation date:

_______________  month(s)

DATED:	INTERPOOL, INC.

By:

Title:

Exhibit L